UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Proxy Statement

Notice of Annual Meeting of Shareholders

2021

CardinalHealth

TABLE OF CONTENTS

LETTER TO CARDINAL HEALTH SHAREHOLDERS	3
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	5
PROXY SUMMARY	6
ABOUT US	6
FISCAL 2021 PERFORMANCE	6
RESPONSE TO COVID-19	7
GOVERNANCE AND BOARD HIGHLIGHTS	8
OUR 2021 BOARD NOMINEES	9
SHAREHOLDER ENGAGEMENT: COMPENSATION AND GOVERNANCE ACTIONS	10
ADDRESSING THE OPIOID EPIDEMIC	11
ESG HIGHLIGHTS	13
VIRTUAL ANNUAL MEETING	14
ROADMAP TO VOTING MATTERS	14
HOW TO VOTE IN ADVANCE OF THE ANNUAL MEETING	14
CORPORATE GOVERNANCE	15
PROPOSAL 1 — ELECTION OF DIRECTORS	15
BOARD MEMBERSHIP CRITERIA: WHAT WE LOOK FOR	15
OUR DIRECTOR NOMINEES	16
OUR BOARD’S COMPOSITION AND STRUCTURE	23
OUR BOARD’S PRIMARY ROLE AND RESPONSIBILITIES AND PROCESSES	27
STANDARDS OF BUSINESS CONDUCT	32
RELATED PERSON TRANSACTIONS POLICY AND PROCESS	32
SHAREHOLDER ENGAGEMENT	33
DIRECTOR COMPENSATION	35
AUDIT COMMITTEE MATTERS	37
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR	37
AUDIT COMMITTEE REPORT	37
FEES PAID TO ERNST & YOUNG LLP	38
POLICY ON PRE-APPROVAL OF SERVICES PROVIDED BY ERNST & YOUNG LLP	38
EXECUTIVE COMPENSATION	39
PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	40
LETTER FROM THE HUMAN RESOURCES AND COMPENSATION COMMITTEE	41
COMPENSATION DISCUSSION AND ANALYSIS	43
HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT	59
EXECUTIVE COMPENSATION TABLES	59
PAY RATIO DISCLOSURE	70
EQUITY COMPENSATION PLAN INFORMATION	71
LONG-TERM INCENTIVE PLAN	72
PROPOSAL 4 — APPROVAL OF CARDINAL HEALTH, INC. 2021 LONG-TERM INCENTIVE PLAN	72
AMENDMENT TO RESTATED CODE OF REGULATIONS	80
PROPOSAL 5 — PROPOSAL TO APPROVE AN AMENDMENT TO OUR RESTATED CODE OF REGULATIONS TO REDUCE THE SHARE OWNERSHIP THRESHOLD FOR CALLING A SPECIAL MEETING OF SHAREHOLDERS	80
SHAREHOLDER PROPOSAL	81
PROPOSAL 6 — SHAREHOLDER PROPOSAL TO ADOPT A POLICY THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR	81
SHARE OWNERSHIP INFORMATION	83
BENEFICIAL OWNERSHIP	83
DELINQUENT SECTION 16(a) REPORTS	84
OTHER MATTERS	85
GENERAL INFORMATION ABOUT THE ANNUAL MEETING	85
COMMUNICATING WITH THE BOARD	87
SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES	87
SUBMITTING PROXY PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING	88
CORPORATE GOVERNANCE DOCUMENTS	89
TRANSFER AGENT	89
ANNEX A: USE OF NON-GAAP FINANCIAL MEASURES	A-1
EXCLUSIONS FROM NON-GAAP FINANCIAL MEASURES	A-1
FISCAL 2021 GAAP TO NON-GAAP RECONCILIATIONS	A-2
DEFINITIONS	A-3
FISCAL 2021 OPIOID LITIGATION ACCRUAL IMPACT ON INCENTIVE PLAN METRIC RESULTS	A-3
ANNEX B: CARDINAL HEALTH, INC. 2021 LONG-TERM INCENTIVE PLAN	B-1

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GREGORY B. KENNY Chairman of the Board

LETTER TO CARDINAL HEALTH SHAREHOLDERS

In the past extraordinary year, we focused on protecting our employees and serving our healthcare provider customers, while continuing to execute on our strategic priorities. The Board has been active during these challenging times, and below are our insights into key focus areas for the company.

September 23 , 2021

FISCAL 2021 PERFORMANCE

In fiscal 2021, the company grew revenue and non-GAAP earnings per share, divested the Cordis business, identified $250 million of additional cost savings opportunities, strengthened our balance sheet with strong operating cash flow and debt reduction, and extended our Red Oak Sourcing venture with CVS Health. Despite these achievements, performance in our business segments fell below expectations in the latter part of the year. As we start fiscal 2022, we remain confident in our strategy and are encouraged by the tailwinds behind our growth areas, such as Specialty and Nuclear, and strong cash flow generation.

RESPONDING TO THE 2020 SAY-ON-PAY VOTE

In response to the disappointing 2020 say-on-pay vote, our Human Resources and Compensation Committee Chair and I undertook a broad-based and multi-faceted effort to meet with investors and understand and address their concerns. In these meetings, shareholders expressed support for the fundamentals of our executive compensation program and its alignment of pay and performance but thought that we should have disclosed how the Committee considered opioid litigation accruals in our compensation determinations last year.

Based on what we heard from shareholders as well as on progress on the opioid litigation settlement, the Human Resources and Compensation Committee took a set of actions. We provide detailed disclosure in this proxy statement about how the impact of the opioid litigation on the company and its shareholders was considered in fiscal 2021 compensation decisions.

+6%
REVENUE GROWTH IN FY 2021 VS FY 2020
+24%
OPERATING CASH FLOW GROWTH FY 2021 VS FY 2020

CardinalHealth / 2021 PROXY STATEMENT	3

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OUR ONGOING RESPONSE TO THE OPIOID EPIDEMIC

The Board’s Ad Hoc Committee on opioids continues to oversee the company’s controlled substance anti-diversion program as well as the company’s efforts to defend and resolve governmental opioid litigation. In July, we announced that we and two other national distributors have negotiated a proposed settlement agreement which, if all conditions are satisfied, would result in the settlement of a substantial majority of opioid lawsuits filed by state and local governmental entities. We believe the proposed settlement agreement and the process it establishes are important steps toward achieving broad resolution of governmental opioid claims and delivering meaningful relief to communities across the United States.

THE COMPOSITION OF OUR BOARD AND UPDATES TO OUR COMMITTEES

My fellow directors and I seek to create a culture of open, direct, and respectful dialogue among our members, who bring an array of skills, backgrounds, and expertise. This year, we reaffirmed our commitment to diversity when we amended our Corporate Governance Guidelines to reflect our practice of including women and racially and ethnically diverse candidates in the initial pool of candidates for new director searches.

As a result of our director retirement age limit, Mike Losh is stepping down from the Board at the Annual Meeting of Shareholders. On behalf of the Board, we thank him for his valuable service to the Board and as Audit Committee Chair. In addition, Cal Darden retired from the Board earlier this year, and we thank him for his many contributions over the span of his 15 years of service on the Board.

This past May, the Board formed a new standing Risk Oversight Committee to oversee compliance, legal, regulatory, and quality matters. The Committee is chaired by John Weiland and is composed entirely of independent directors. This new committee oversees some of the areas previously under the purview of the Audit Committee.

The Ad Hoc Committee remains in place to oversee opioid matters. To ensure there is strong communication and effective coordination between committees, John Weiland is sitting on both the Risk Oversight and Audit Committees and Sheri Edison and I are sitting on both the Risk Oversight and Ad Hoc Committees.

A CONTINUED COMMITMENT TO OPERATING RESPONSIBLY AND SUSTAINABLY

During the past year, we continued to advance our environmental, social, and governance, or ESG, agenda. With respect to diversity, equity, and inclusion, we established specific goals to significantly increase the representation in management of women, African American and Black, and other ethnically diverse employees. Addressing environmental sustainability, we established a significant enterprise-wide greenhouse gas reduction goal for Scope 1 and Scope 2 emissions.

NAVIGATING THE GLOBAL COVID-19 PANDEMIC

As the global pandemic has entered a new phase with the advent of effective vaccines and new virus variants, we have continued to prioritize the health and safety of our employees so we can fulfill our mission of delivering critical products and solutions to frontline healthcare workers around the world. In addition to expanded sick leave, paid-time-off, and child and elder care resources available to employees, we have taken steps to ensure that we are addressing workplace wellness and self-care. Although our operating environment remains dynamic, the pandemic has reinforced our critical role in the supply chain and highlighted opportunities for us to enhance our operations and evolve for future growth.

LOOKING FORWARD

The Board thanks our dedicated employees for their efforts during this past year. They have come together during the pandemic to truly deliver for our customers. We all continue to navigate this challenging time with resolve and purpose. On behalf of our Board, I thank you for your share ownership and for your continued support of the company. Together, we will enable Cardinal Health to perform our essential role in healthcare now and into the future.

Sincerely,

Gregory B. Kenny
Chairman of the Board

CardinalHealth / 2021 PROXY STATEMENT	4

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS September 23 , 2021
FRIDAY, NOVEMBER 5, 2021 8:00 a.m. Eastern Time Virtual Meeting www.virtualshareholdermeeting.com/CAH2021

Due to the public health impact of the coronavirus (“COVID-19”) pandemic and to support the health and well-being of our employees and shareholders, this year’s Annual Meeting of Shareholders (“Annual Meeting”) will again be conducted exclusively online without an option for physical attendance. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2021.

VIRTUAL MEETING

This year’s meeting is a virtual shareholder meeting at
www.virtualshareholdermeeting.com/CAH2021.

RECORD DATE

September 7, 2021. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

PROXY VOTING

Make your vote count. Please vote your shares promptly to ensure the presence of a quorum during the Annual Meeting. Voting your shares now via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expense of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope with postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares during the Annual Meeting, as your proxy is revocable at your option. We are requesting your vote to:

ITEMS OF BUSINESS

VOTE IN ADVANCE OF THE MEETING IN ONE OF FOUR WAYS:
INTERNET Visit 24/7 www.proxyvote.com
BY TELEPHONE Call the toll-free number 1-800-690-6903 within the United States, U.S. territories, or Canada
BY MAIL Mark, sign, and date proxy card and return by mail in enclosed postage-paid envelope
Virtual Meeting See page 85 for instructions on how to attend
Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, or other holder of record to see which voting methods are available to you.

(1)

Elect the 11 director nominees named in the proxy statement;

(2)

Ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2022;

(3)

Approve, on a non-binding advisory basis, the compensation of our named executive officers;

(4)

Approve the Cardinal Health, Inc. 2021 Long-Term Incentive Plan;

(5)

Approve an amendment to our Restated Code of Regulations to reduce the share ownership threshold for calling a special meeting of shareholders;

(6)

Vote on a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and

(7)

Transact such other business as may properly come before the meeting or any adjournment or postponement.

MEETING DETAILS See “Proxy Summary” and “Other Matters” for details.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on November 5, 2021: The Notice of Annual Meeting of Shareholders, the accompanying proxy statement, and our 2021 Annual Report to Shareholders are available at www.proxyvote.com. These proxy materials are first being sent or made available to shareholders commencing on September 23 , 2021.

By Order of the Board of Directors.
John M. Adams, Jr. Senior Vice President, Associate General Counsel and Secretary

CardinalHealth / 2021 PROXY STATEMENT	5

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PROXY SUMMARY

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE IN OUR PROXY STATEMENT. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER, AND YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT AND OUR 2021 ANNUAL REPORT TO SHAREHOLDERS BEFORE VOTING. REFERENCES TO OUR FISCAL YEARS IN THE PROXY STATEMENT MEAN THE FISCAL YEAR ENDED OR ENDING ON JUNE 30 OF SUCH YEAR. FOR EXAMPLE, “FISCAL 2021” REFERS TO THE FISCAL YEAR ENDED JUNE 30, 2021.

About Us

Headquartered in Dublin, Ohio, we are a global integrated healthcare services and products company providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories, physician offices, and patients in the home. We distribute pharmaceuticals and medical products and provide cost-effective solutions that enhance supply chain efficiency. We connect patients, providers, payers, pharmacists, and manufacturers for integrated care coordination and better patient management. We manage our business and report our financial results in two segments: Pharmaceutical and Medical.

Fiscal 2021 Performance

Revenue was $162.5 billion, up 6% from the prior year.

GAAP diluted earnings per share (“EPS”) was $2.08 primarily due to opioid litigation accruals. Non-GAAP EPS was $5.57, a 2% increase over the prior year despite an estimated $200 million year-over-year operating earnings headwind related to COVID-19.

GAAP operating earnings were $472 million primarily due to opioid litigation accruals. Non-GAAP operating earnings were $2.3 billion, a 5% decrease over the prior year and below our expectations. This was largely due to a $197 million inventory reserve adjustment.

We continued to streamline our cost structure and surpassed our enterprise cost savings target for the third consecutive year.

We generated strong operating cash flow of $2.4 billion, returning nearly $800 million to shareholders in dividends ($573 million) and share repurchases ($200 million) and strengthening our balance sheet by repaying $542 million in long-term debt. In August 2021, we called for redemption another $572 million in long-term debt.

As part of our continued portfolio evaluation, we divested our Cordis business, closing the transaction in August 2021.

In August 2021, we amended our Red Oak Sourcing agreement with CVS Health to extend the term of the generic pharmaceutical sourcing venture through June 2029.

Extensive negotiations in the governmental opioid litigation culminated in a July 2021 announcement that we and two other national distributors have reached a proposed settlement agreement which, if all conditions are satisfied, would result in settlement of a substantial majority of opioid lawsuits filed by state and local governmental entities. We accrued an additional $1.2 billion in fiscal 2021 relating to opioid litigation.

Throughout the unprecedented events of the last year, we prioritized the health and safety of our employees and fulfilling our mission of delivering critical products and solutions to healthcare workers. We expand on these points below under “Response to COVID-19.”

See Annex A for reconciliations to the comparable financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the reasons why we use non-GAAP financial measures.

(1)

Includes pre-tax accruals of $1.17 billion ($945 million after tax or $3.21 per share) recorded in fiscal 2021 related to the opioid litigation.

(2)

Total shareholder return (“TSR”) over the period from July 1, 2020 through June 30, 2021 expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

CardinalHealth / 2021 PROXY STATEMENT	6

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Response to COVID-19

Throughout the COVID-19 pandemic, our mission of delivering products and solutions to improve the lives of people every day has become more important than ever.

Helping Our Customers and Partners

In response to the pandemic, we have worked across our entire network in a variety of ways, including increasing our manufacturing of needed products, leveraging our global footprint and relationships with suppliers to get products to our customers quickly, and collaborating with public and private sector partners to help deliver products and services where they are most needed.

Some efforts we are particularly proud of include partnering with the Centers for Disease Control and Prevention (“CDC”) as a network administrator to enable retail independent, small chain, and long-term care pharmacy customers to participate in the vaccination effort. Collectively, our network of community pharmacy customers has administered more than 3.4 million doses of COVID-19 vaccines. And nearly 2,000 of our participating pharmacies serve vulnerable populations.

We partnered with the Strategic National Stockpile, which supplements state and local medical supplies and equipment during public health emergencies, to store and distribute 80,000 pallets of personal protective equipment (“PPE”). We are also one of the companies supplying needles and syringes to the Strategic National Stockpile for inclusion in kits to accompany vaccine doses.

In our home state, our OptiFreight logistics business was selected by the Ohio Department of Health to support efforts to distribute vaccines within the state (allowing for same-day delivery to approximately 350 locations across 88 counties).

Protecting Our Employees

Our frontline employees have continued to work daily in distribution centers, manufacturing sites, pharmacies, and other clinical sites as part of a critical infrastructure industry. Protecting the health and safety of all our employees and their families has been our top priority throughout the COVID-19 pandemic. As we have navigated our way through the pandemic, we have had to make many decisions about our employees’ safety, which have been based on science and in consultation with our Chief Medical Officer.

With the onset of the pandemic, we implemented enhanced worksite hygiene practices and cleaning procedures in all our facilities to help keep our employees safe. We also transitioned our office-based employees to a remote work model and implemented new technologies and practices ensuring ongoing productivity. Our safety measures have helped us to avoid a wide spread of COVID-19 among our employees.

We have provided educational and mental health benefits for all our employees to support their total well-being. We also have provided additional compensation for our frontline teams who continue to demonstrate day in and day out why we are essential to care. We have partnered with health systems and state governments to facilitate onsite vaccine clinics and have conducted onsite vaccine clinics for our own employees as well as offering our hourly employees incentives to get vaccinated.

With the rebound in COVID-19 cases, we continue to monitor the situation and take the necessary precautions to protect our employees working in company facilities, such as requiring wearing masks. We also have developed a flexible work policy that will provide office- and field-based employees the opportunity to work remotely within established guidelines upon an eventual return to the office. But whether on the front lines or working from home, our employees have shown incredible commitment and dedication and have lived our Cardinal Health values every day.

CardinalHealth / 2021 PROXY STATEMENT	7

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Governance and Board Highlights

  11 of our 12 directors are independent

  Independent, non-executive Chairman of the Board

  Ongoing Board refreshment: four new directors added in the last three years

  Five of our director nominees are gender or racially/ethnically diverse

  Enhanced commitment to Board diversity by amending governance documents to reflect Board practice of including diverse candidates in initial pool for new director searches

  Director nominees with diverse business experiences, backgrounds, and expertise in a wide range of fields, including eight with healthcare experience

  Significant Board engagement on strategy and capital deployment

  Board oversight and engagement relating to the company’s work during the COVID-19 pandemic

  Strong Board oversight of ESG through designated Board committees

  Board monitors corporate culture through annual review of cross-functional culture scorecard

  Directors interact with key talent through Board discussions, informal events, and planned one-on-one sessions

  New Risk Oversight Committee formed in May 2021 to assist the Board in monitoring compliance, legal, regulatory, and quality risks (other than opioid-related risks)

  Ad Hoc Committee assists the Board in its oversight of opioid-related issues

  Long-standing, proactive shareholder engagement program

  Well-developed Board and individual director evaluation process

  In 2020, the company reduced the ownership threshold required to call a special meeting of shareholders to 15% from 25% and proposes to further reduce it to 10% this year

CardinalHealth / 2021 PROXY STATEMENT	8

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Our 2021 Board Nominees

11	10	5	6 5 years	5. 7 years
Nominees	Independent	Gender or racially/ethnically diverse	Average age	Average tenure
Nominee	Age	Occupation	Director since	Independent	Committees
					A*	AH	H	N	R
Carrie S. Cox	64	Retired EVP and President, Global Pharmaceuticals, Schering-Plough and retired Chairman and CEO, Humacyte, Inc.	2009			◆
Bruce L. Downey	73	Retired Chairman and CEO, Barr Pharmaceuticals and Partner, NewSpring Health Capital II, L.P.	2009					◆
Sheri H. Edison	64	Retired EVP and General Counsel, Amcor	2020			◆			◆
David C. Evans	58	Retired EVP and CFO, Scotts Miracle-Gro and Battelle Memorial Institute	2020		◆
Patricia A. Hemingway Hall	68	Retired President and CEO, Health Care Service Corp.	2013				◆
Akhil Johri	60	Retired EVP and CFO, United Technologies	2018					◆
Michael C. Kaufmann	58	CEO, Cardinal Health	2018
Gregory B. Kenny Chairman of the Board	68	Retired President and CEO, General Cable	2007			◆		◆	◆
Nancy Killefer	67	Retired Senior Partner, Public Sector Practice, McKinsey	2015				◆		◆
Dean A. Scarborough	65	Retired Chairman and CEO, Avery Dennison	2019				◆		◆
John H. Weiland	65	Retired President and COO, C. R. Bard	2019		◆

Key:
Chair	A: Audit	H: Human Resources and Compensation	R: Risk Oversight
◆ Member	AH: Ad Hoc	N: Nominating and Governance
* Current Audit Committee member J. Michael Losh was not nominated for re-election because he has reached the retirement age of 75.

CardinalHealth / 2021 PROXY STATEMENT	9

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Shareholder Engagement: Compensation and Governance Actions

Addressing the 2020 Say-on-Pay Vote

At the 2020 Annual Meeting, we received 61% shareholder support for our executive compensation program. In response, Board Chairman Greg Kenny and Human Resources and Compensation Committee (“Compensation Committee”) Chair Carrie Cox undertook a broad-based and multi-faceted effort to meet with investors and understand and address their concerns.

In these meetings, shareholders expressed support for the fundamentals of our executive compensation program and its alignment of pay and performance but thought that we should have disclosed in last year’s proxy statement how the Compensation Committee considered opioid litigation accruals in our compensation determinations last year. Based on what we heard from shareholders as well as on progress on the proposed settlement of governmental opioid litigation, the Compensation Committee took several actions:

reduced the Chief Executive Officer’s (“CEO’s”) fiscal 2021 annual cash incentive award by 65% by eliminating any payout for the earnings component of the award, resulting in a final award of 40% of his target;

reduced fiscal 2021 annual cash incentive awards for other named executive officers by 20%, resulting in final awards of 90% of their targets;

deferred 50% of the CEO’s fiscal 2022 performance share unit (“PSU”) grant to pay out over a two-year period after vesting;

deferred 33% of other executives’ fiscal 2022 PSU grants to pay out a year after vesting;

increased our CEO’s stock ownership guideline to 10 times base salary;

eliminated any upward benefit from the relative TSR modifier on future PSU grants if absolute TSR is negative; and

as anticipated, will return to setting three-year goals in the PSU program beginning with the fiscal 2023 grant.

The Compensation Committee also supported a bonus payment to all non-incentive eligible employees from a portion of the annual cash incentive funding reduction, recognizing their work during the pandemic to fulfill the company’s mission of delivering critical products and solutions to healthcare workers.

In addition to the actions outlined above, we expanded diversity, equity, and inclusion (“DE&I”) metrics in the fiscal 2022 annual incentive plan and PSU program.

These actions are described in greater detail on page 48 of the Compensation Discussion and Analysis (“CD&A”).

Shareholder Engagement

It has been our long-standing practice to meet with shareholders throughout the year so that the Board and management can discuss our governance, executive compensation, and sustainability practices.

Typically, our shareholder engagement process begins in the summer by soliciting feedback from large investors on governance practices and other topics, which we then communicate to Board. In the fall, we file our proxy statement and then discuss proxy topics with large investors before the Annual Meeting. In the winter, we review voting results from the Annual Meeting, including investor feedback.

This year, in response to last year’s say-on-pay vote, we reached out to investors representing 61% of our outstanding shares and ultimately met with investors representing 43% of our outstanding shares over two separate periods — immediately after the 2020 Annual Meeting and again in the summer of 2021. While the discussions in these meetings centered on our executive compensation program, they also covered topics such as Board oversight of our response to the opioid epidemic (including opioid litigation and settlement negotiations), Board composition and refreshment, the new Risk Oversight Committee, DE&I initiatives, our approach to environmental sustainability, and our response to the COVID-19 pandemic. We also have continued to hold constructive discussions with members of Investors for Opioid and Pharmaceutical Accountability (“IOPA”).

For more information on our shareholder engagement approach generally, see pages 33 and 34. For more information on our shareholder engagement efforts in response to last year’s say-on-pay vote, see pages 44 and 45 of CD&A.

Board Responsiveness to Shareholder Feedback

After considering feedback from shareholders and focusing on best practices, we took the following governance and environmental, social, and governance (“ESG”) actions in 2021:

We took the compensation-related actions that are outlined above under “Addressing the 2020 Say-on-Pay Vote” and in CD&A.

We established and publicly announced specific goals to significantly increase the representation in management of women, African American and Black, and other ethnically diverse employees and disclosed EEO-1 U.S. employee demographic data and pay equity data.

We established a significant greenhouse gas emissions reduction goal for the company.

We enhanced our commitment to Board diversity by amending our Corporate Governance Guidelines to reflect our practice of including women and racially and ethnically diverse candidates in the initial pool of candidates for new director searches.

CardinalHealth / 2021 PROXY STATEMENT	10

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We amended our Corporate Governance Guidelines to provide that, whenever possible, the Chairman of the Board be an independent director. We have had an independent, non-executive Chairman since 2018.

We agreed to enhance our lobbying disclosure in our next Political Contributions and Activities Report.

We leveraged the Sustainability Accounting Standards Board (“SASB”) reporting standards in our Corporate Citizenship Report and issued a Task Force on Climate-related Financial Disclosures (“TCFD”) report.

For more information on our shareholder engagement approach generally and other actions we have taken in response to shareholder feedback, see pages 33 and 34.

Addressing the Opioid Epidemic

We remain deeply concerned about the impact the opioid epidemic is having on individuals, families, and communities across the nation and are committed to being part of the solution.

As a distributor and an intermediary in the supply chain, we provide a secure channel to deliver all kinds of medications from the hundreds of manufacturers that make them to the thousands of our hospital and pharmacy customers licensed to dispense them to their patients, and we work diligently to identify, stop, and report to regulators any suspicious orders of controlled substances. As threats evolve, we constantly adapt our system to prevent the diversion and misuse of medications.

Board Oversight of Our Response to the Opioid Epidemic

The Board remains active in overseeing our response to the opioid epidemic. The Board’s Ad Hoc Committee, composed of independent directors Cox, Downey, Edison, and Kenny, assists the Board in its oversight of opioid-related issues. The Ad Hoc Committee, which was formed in 2018, continues to meet at least twice per quarter and engage with the other directors on opioid-related issues at every Board meeting.

The Ad Hoc Committee receives regular updates on progress toward a global settlement as well as updates on the status of litigation and government investigations, our controlled substance anti-diversion program, legislative and regulatory developments, and shareholder engagement.

Proposed Settlement of Governmental Opioid Litigation

After several years of negotiations, in July 2021, we announced that we and two other national distributors have reached a proposed settlement which, if all conditions are satisfied, would result in the settlement of a substantial majority of opioid lawsuits filed by state and local governmental entities.

We believe the proposed settlement agreement and the process it establishes are important steps toward achieving broad resolution of governmental opioid claims and delivering meaningful relief to thousands of communities across the United States.

If a final settlement is reached, it would collectively provide communities up to approximately $21 billion over 18 years. Subject to certain future milestones and the level of participation, we would be responsible for up to $6.4 billion in contributions under the proposed settlement agreement, the majority of which would be paid over 18 years. The proposed settlement agreement is subject to contingencies and will not become effective unless and until the boards of directors of the three distributors each make separate independent determinations that enough states and political subdivisions have agreed to the agreement to proceed. In early September 2021, we announced that we and the two other national distributors had determined that enough states have agreed to settle to proceed to the next phase of subdivisions sign-on.

The proposed settlement agreement includes injunctive relief terms governing settling distributors’ controlled substance anti-diversion programs, including with respect to governance, independence, and training of the personnel operating our anti-diversion program, due diligence for new and existing customers, ordering limits for certain products, and suspicious order monitoring. A monitor will be selected to oversee compliance with these provisions for a period of five years. The distributors will engage a third-party vendor to act as a clearinghouse for data aggregation and reporting and will fund the clearinghouse for 10 years.

If a settlement cannot be finalized and plaintiffs instead choose to pursue their claims in court, we will continue to assert our strong defenses in pending litigation.

CardinalHealth / 2021 PROXY STATEMENT	11

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Controlled Substance Anti-Diversion Program

We are vigilant in combating the diversion of controlled substances for improper use. We have continually upgraded our anti-diversion program to make sure it is robust and effective in a context of evolving risks. Our team includes investigators, data analysts, former law enforcement officers, pharmacists, and compliance officers.

We carefully evaluate pharmacies before they become customers, including taking steps to understand their business and historical prescription drug ordering patterns. We use this information, along with statistical models and other criteria, to establish pharmaceutical distribution thresholds specific to each customer. When a customer’s order exceeds an established threshold, the order is held, reviewed further, and typically canceled. Canceled orders are reported to the U.S. Drug Enforcement Administration (“DEA”) and any required state regulators. We also have a team of experienced investigators who conduct regular site visits to customers across the country to look for any visible signs of diversion.

We employ third-party experts to help assess and enhance our anti-diversion program. In addition, we also utilize internal resources to audit aspects of the program and suggest enhancements.

Our Efforts to Fight Prescription Opioid Misuse

For more than a decade, we have invested millions of dollars to educate people of all ages about medication safety and the dangers of misusing prescription medications. Since 2009, Generation Rx, an evidence-informed prevention education and awareness program founded at The Ohio State University College of Pharmacy, has been funded by investments from the Cardinal Health Foundation. Using Generation Rx resources, Cardinal Health employees, customers, and members of the community have provided medication safety lessons to millions of people.

We continue to look for innovative ways to expand the reach of Generation Rx, and, in 2019, we teamed up with The Ohio State University athletics department to develop public service announcements with university sports personalities. These announcements played at university sporting events, on the radio, and online through 2020 and into 2021. To date, they have reached more than 15 million Ohio State sports fans across the country.

In addition to the pivotal messages taught by Generation Rx, the Cardinal Health Foundation has provided grants to a wide range of nonprofit organizations to support their work in building awareness about the importance of using medications safely, expanding community drug takeback initiatives, and reducing the number opioids prescribed. Grants from the Cardinal Health Foundation have also supported critical partnerships between colleges of pharmacy, state pharmacy associations, and community pharmacists to deploy strategies to improve awareness and reduce unnecessary prescribing in five states.

We also have continued our long-standing national partnership with Kroger to host drug takeback events during the DEA’s National Prescription Drug Takeback Days at Kroger pharmacy locations across the country. And, in addition to our important community work, we continue our mandatory online training for all U.S. employees to help them better understand opioid misuse, our commitment to fighting it, and how they can support the work.

Where to Find More Information

More information about the topics discussed in this section can be found on our website at www.cardinalhealth.com under “About Us — Corporate Citizenship — Addressing the Opioid Crisis: Board Engagement and Governance” and “About Us — Corporate Citizenship — Combating Opioid Misuse.” The information on these web pages is not incorporated by reference into this proxy statement.

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ESG Highlights

As a global company, we know that the long-term health of our employees, our customers and partners, and our communities depends on a healthier, more sustainable world, where all people are treated fairly. We continually push ourselves to find ways to care for our people and our planet. Here are a few 2021 ESG highlights:

Creating a diverse, equitable, and inclusive future	Our enterprise environmental goals	Enhancing our political contribution and lobbying reporting

Having devoted years to building a strong foundation, we communicated a strategy to increase diverse representation in leadership.

We set the following goals to change our workforce representation by 2030:

globally, increase representation of women at the manager level and above to 48% (up from 40%);

in the United States, increase representation of African American and Black employees at the manager level and above to 11% (up from 5%); and

in the United States, increase representation of all other ethnically diverse groups at the manager level and above to 23% (up from 17%).

To achieve these goals, we have developed a comprehensive talent strategy for attracting, developing, and retaining diverse talent, from entry-level to senior leadership positions. As noted in the CD&A, these goals have been incorporated into our fiscal 2022 compensation programs. We also disclosed our EEO-1 U.S. employee demographic data and pay equity metrics for women and minority employees.

We set a new enterprise-wide greenhouse gas reduction goal.

After having reported on our Scope 1 and Scope 2 greenhouse gas emissions for many years now, we set a goal for a 50% reduction in Scope 1 and Scope 2 emissions by 2030 , as we do our part to reduce our environmental impact.

In addition, we expanded more broadly a total waste management initiative that simplifies and standardizes waste management, and we signed a power purchase agreement to use 100% renewable power for our corporate offices in Dublin, Ohio and our pharmaceutical National Logistics Center in Groveport, Ohio.

We agreed to enhance our political contribution reporting practices next year.

We have issued an annual Political Contributions and Activities Report since 2015 and have continued to discuss our political contribution reporting practices with investors to understand their perspectives. Following engagement with members of IOPA, we agreed to enhance our lobbying reporting next year, including more detail on state and trade association expenditures.

Sustainability reporting and transparency	Commitment to our communities	High priority on making communities stronger

We continued to advance our sustainability reporting and transparency.

We have issued an annual Corporate Citizenship Report since 2017 and began leveraging the SASB reporting standards for healthcare distributors in our 2020 report in addition to the Global Reporting Initiative (“GRI”) standards. We just issued our 2021 Corporate Citizenship Report, which was accompanied for the first time by a TCFD report addressing our climate-related risks and opportunities.

Celebrating 50 years by emphasizing our commitment to our communities.

We celebrated our 50th anniversary in January this year and kicked off of a year of service for our employees around the world. Our employees are passionate about giving back to our communities; during this year of service, we have a collective goal of giving 50,000 hours of volunteer service.

We continued to place a high priority on making communities stronger through the Cardinal Health Foundation’s philanthropic donations.

Through the Cardinal Health Foundation, we work to improve the health of our communities, particularly for marginalized populations. The Foundation focuses its investments on impacting social determinants of health, particularly hunger and homelessness, and by increasing both access to and the quality of physical and behavioral healthcare services.

More information about our ESG efforts can be found in our Corporate Citizenship Reports posted on our website at www.cardinalhealth.com under “About Us — Corporate Citizenship.” The information in these reports is not incorporated by reference into this proxy statement.

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Virtual Annual Meeting

TIME AND DATE	PLACE	RECORD DATE
Friday, November 5, 2021 8:00 a.m. Eastern Time	Virtual Meeting www.virtualshareholdermeeting.com/CAH2021	September 7, 2021

Due to COVID-19, this year’s Annual Meeting will again be conducted exclusively online without an option for physical attendance. You will be able to participate in the virtual Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2021 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card that was sent to you with this proxy statement.

If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/CAH2021 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

For further information on how to attend and participate in the virtual Annual Meeting, please see “Other Matters” beginning on page 85 in this proxy statement.

Roadmap to Voting Matters

Shareholders will be asked to vote on the following proposals at the Annual Meeting:

Proposal	Board Recommendation	Page Reference
Proposal 1: to elect the 11 director nominees named in this proxy statement	FOR each director nominee	15
Proposal 2: to ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2022	FOR	37
Proposal 3: to approve, on a non-binding advisory basis, the compensation of our named executive officers	FOR	40
Proposal 4: to approve the Cardinal Health, Inc. 2021 Long-Term Incentive Plan	FOR	72
Proposal 5: to approve an amendment to our Restated Code of Regulations to reduce the share ownership threshold for calling a special meeting of shareholders	FOR	80
Proposal 6: shareholder proposal to adopt a policy that the chairman of the board be an independent director	AGAINST	81

How to Vote in Advance of the Annual Meeting

You can return voting instructions in advance of the Annual Meeting by any of the means set forth below. Internet or telephone voting is available until Thursday, November 4, 2021 at 11:59 p.m. Eastern Time.

INTERNET	TELEPHONE	MAIL
Visit 24/7 www.proxyvote.com	Call the toll-free number 1-800-690-6903 within the United States, U.S. territories, or Canada and follow the instructions provided by the recorded message	Mark, sign, and date your proxy card and return it by mail in the enclosed postage-paid envelope

CardinalHealth / 2021 PROXY STATEMENT	14

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CORPORATE GOVERNANCE

Proposal 1 —

Election of Directors

Our Board currently has 12 members. Eleven of our directors are standing for election at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successor is elected and qualified or until their earlier resignation, removal from office, or death. J. Michael Losh, a director since 2018, was not nominated for re-election because he has reached the retirement age of 75. The size of the Board will be reduced to 11 at the time of the Annual Meeting. Calvin Darden, a director since 2005, retired from the Board in April 2021.

Each director nominee agreed to be named in this proxy statement and to serve if elected. If, due to death or other unexpected occurrence, one or more of the director nominees is not available for election, proxies will be voted for the election of any substitute nominee the Board selects.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON PAGES 16 THROUGH 21.

Board Membership Criteria: What We Look For

The Nominating and Governance Committee considers and reviews with the Board the appropriate skills and characteristics for Board members in the context of the Board’s current composition and objectives. Criteria for identifying and evaluating candidates for the Board include:

business experience, qualifications, attributes, and skills, such as relevant industry knowledge (including pharmaceutical, medical device, and other healthcare industry knowledge), accounting and finance, operations, technology, and international markets;

leadership experience as a chief executive officer, senior executive, or leader of a significant business operation or function;

financial and accounting experience as a chief financial officer;

independence (including independence from the interests of any single group of shareholders);

judgment and integrity;

ability to commit sufficient time and attention to the activities of the Board;

diversity of age, gender, and race and ethnicity; and

absence of conflicts with our interests.

In 2021, the Board reaffirmed its commitment to diversity when it amended the Corporate Governance Guidelines to reflect its practice that, as part of the search process for each new director, the Nominating and Governance Committee includes, and instructs any search firm to include, women and racially and ethnically diverse candidates in the initial pool from which candidates are selected.

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Our Director Nominees

The Board seeks members that possess the experience, skills, and diverse backgrounds to perform effectively in overseeing our current and evolving business and strategic direction and to properly perform the Board’s oversight responsibilities. All director nominees bring to the Board a wealth of executive leadership experience derived from their diverse professional backgrounds and areas of expertise. As a group, they have business acumen, healthcare and global business experience, and financial expertise, as well as public company board experience. In addition, five of the 11 director nominees are gender or racially or ethnically diverse. Each director nominee has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board. All director nominees (other than our CEO) are independent.

CARRIE S. COX
Age 64 Director since: 2009 INDEPENDENT DIRECTOR Board Committees: Human Resources and Compensation Ad Hoc	Executive Vice President and President of Global Pharmaceuticals, Schering-Plough Corporation (retired); Chairman and Chief Executive Officer of Humacyte, Inc. (retired)
Other public company boards:
	Current	Within last five years
	Organon & Co. Selecta Biosciences, Inc. Texas Instruments Incorporated	Array BioPharma Inc. Celgene Corporation electroCore, Inc.
Background

Ms. Cox served as Chairman and Chief Executive Officer of Humacyte, Inc., a privately held, development stage company focused on regenerative medicine, from 2010 to 2018 and as its Executive Chairman from 2018 to 2019. She was Executive Vice President and President of Global Pharmaceuticals at Schering-Plough Corporation, a multinational branded pharmaceutical manufacturer, from 2003 until its merger with Merck & Co. in 2009. She was Executive Vice President and President of the Global Prescription business of Pharmacia Corporation, a pharmaceutical and biotechnology company, from 1997 to 2003.

Qualifications

Through her roles as an executive of Schering-Plough, President of Pharmacia’s Global Prescription business, and Chief Executive Officer of Humacyte and as a licensed pharmacist, Ms. Cox brings to the Board substantial expertise in healthcare, particularly the branded pharmaceutical and international aspects. She draws on this experience in discussions relating to Pharmaceutical segment strategy, healthcare compliance, and the opioid epidemic, including in meetings of the Board’s Ad Hoc Committee. Ms. Cox worked in the global branded pharmaceutical industry for over 40 years, giving her relevant experience with large, multinational healthcare companies in the areas of regulatory compliance, global markets, and manufacturing operations. She also brings to the Board, and to her role chairing our Human Resources and Compensation Committee, valuable perspectives and insights from her service on the boards of directors of Organon, Selecta Biosciences, and Texas Instruments and prior service on the Array BioPharma, Celgene, and electroCore boards. She currently serves as Chairman of the Board at Organon and Selecta Biosciences and previously served as Chairman of the Board at Array BioPharma and Lead Director at Texas Instruments. Ms. Cox also currently chairs Organon’s Talent Committee and sits on Selecta Biosciences’ and Texas Instruments’ Compensation Committees and previously sat on Celgene’s Compensation and Development Committee.

BRUCE L. DOWNEY
Age 73 Director since: 2009 INDEPENDENT DIRECTOR Board Committees: Nominating and Governance Ad Hoc	Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc. (retired); Partner of NewSpring Health Capital II, L.P.
Other public company boards:
	Current	Within last five years
	C4 Therapeutics, Inc.	Melinta Therapeutics, Inc. Momenta Pharmaceuticals, Inc.
Background

Mr. Downey was Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc., a global generic pharmaceutical manufacturer, from 1994 until 2008 when the company was acquired by Teva Pharmaceutical Industries Ltd. Mr. Downey has served on a part-time basis as a Partner of NewSpring Health Capital II, L.P., a venture capital firm, since 2009. Before his career at Barr Pharmaceuticals, Mr. Downey was a practicing attorney for 20 years, having worked in both private practice and with the U.S. Department of Justice.

Qualifications

Having spent 14 years as Chairman and Chief Executive Officer of Barr Pharmaceuticals, Mr. Downey brings to the Board substantial global experience in the areas of healthcare, regulatory compliance, manufacturing operations, finance, human resources, and corporate governance. He offers valuable experience in the pharmaceutical and international aspects of our businesses, and he draws on his extensive legal and healthcare experience in chairing the Ad Hoc Committee and leading Board discussions related to opioid litigation and the opioid epidemic. Mr. Downey also brings to the Board valuable perspectives and insights from his service on the board of directors of C4 Therapeutics and former service on the boards of directors of Melinta Therapeutics and Momenta Pharmaceuticals, including service as Momenta’s independent chair.

CardinalHealth / 2021 PROXY STATEMENT	16

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SHERI H. EDISON
Age 64 Director since: 2020 INDEPENDENT DIRECTOR Board Committees: Risk Oversight Ad Hoc	Executive Vice President and General Counsel of Amcor plc (retired)
Other public company boards:
	Current	Within last five years
	None	AK Steel Holding Corporation
Background

Ms. Edison served as Executive Vice President and General Counsel of Amcor plc, a global packaging company, from 2019 through June 2021. Prior to that, she served as Senior Vice President, Chief Legal Officer, and Secretary of Bemis Company, Inc., also a global packaging company, from 2017 until Bemis was acquired by Amcor in 2019. Ms. Edison also served as Vice President, General Counsel, and Secretary of Bemis from 2010 to 2016. She came to Bemis from Hill-Rom Holdings Inc., a global medical device company, where she had served as Senior Vice President and Chief Administrative Officer from 2007 to 2010 and Vice President, General Counsel, and Secretary from 2004 to 2007. Ms. Edison began her career in private legal practice.

Qualifications

Having served in general counsel and other functional roles at publicly traded manufacturing companies in industries such as medical devices and packaging, Ms. Edison brings to the Board substantial experience in the areas of healthcare, legal, regulatory compliance, corporate governance, strategy, and international markets. She also brings prior private legal practice experience, which further bolsters her understanding of a dynamic legal and regulatory environment. Ms. Edison draws on her extensive legal experience in contributing to Risk Oversight Committee discussions as well as to Ad Hoc Committee and Board discussions related to opioid litigation and the opioid epidemic. She also brings to the Board valuable perspectives and insights from her many years of functional and operational leadership experience and her prior service on the board of directors of AK Steel.

DAVID C. EVANS
Age 58 Director since: 2020 INDEPENDENT DIRECTOR Board Committees: Audit	Executive Vice President and Chief Financial Officer of The Scotts Miracle-Gro Company and Battelle Memorial Institute (retired)
Other public company boards:
	Current	Within last five years
	The Scotts Miracle-Gro Company	None
Background

Mr. Evans was Executive Vice President and Chief Financial Officer of Battelle Memorial Institute, a private research and development organization, from 2013 to 2018. Prior to that, he was Chief Financial Officer of The Scotts Miracle-Gro Company, a consumer lawn and garden products company, from 2006 until 2013 and Executive Vice President, Strategy and Business Development of Scotts from 2011 until 2013. In all, he spent 20 years in various managerial roles at Scotts. Most recently, Mr. Evans was Cardinal Health’s interim Chief Financial Officer from September 2019 through May 2020.

Qualifications

We elected Mr. Evans to the Board based on his deep financial background as Chief Financial Officer at Scotts Miracle-Gro and Battelle. Having spent 25 years in financial leadership positions with these organizations, Mr. Evans brings to the Board substantial experience in the areas of finance and accounting, investor relations, capital markets, strategy, tax, and information technology. He also provides valuable insights in the areas of financial reporting and internal controls. Through his experience with Scotts Miracle-Gro, he provides a deep understanding of the financial aspects of, and capital deployment for, a publicly traded company. His service in an interim executive role at Cardinal Health brings company and industry knowledge to the Board. Mr. Evans also brings valuable perspectives and insights from his service on the board of directors of Scotts Miracle-Gro, including service on its Audit Committee.

CardinalHealth / 2021 PROXY STATEMENT	17

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PATRICIA A. HEMINGWAY HALL
Age 68 Director since: 2013 INDEPENDENT DIRECTOR Board Committees: Human Resources and Compensation Nominating and Governance	President and Chief Executive Officer of Health Care Service Corporation (retired)
Other public company boards:
	Current	Within last five years
	Halliburton Company ManpowerGroup Inc.	Celgene Corporation
Background

Ms. Hemingway Hall served as President and Chief Executive Officer of Health Care Service Corporation, a mutual health insurer (“HCSC”), from 2008 until 2016. Previously, she held several executive leadership positions at HCSC, including President and Chief Operating Officer from 2007 to 2008 and Executive Vice President of Internal Operations from 2006 to 2007.

Qualifications

As retired President and Chief Executive Officer of HCSC, the largest mutual health insurer in the United States operating through several state Blue Cross and Blue Shield Plans, Ms. Hemingway Hall brings to the Board valuable experience regarding evolving healthcare payment models and the industry’s regulatory environment. She worked in healthcare for over 30 years, first as a registered nurse and later in health insurance, and has relevant experience in the areas of healthcare reform, regulatory compliance, government relations, finance, information technology, and human resources. Ms. Hemingway Hall also brings to the Board and to her roles chairing our Nominating and Governance Committee and serving on our Human Resources and Compensation Committee, valuable perspectives and insights from her service on the boards of directors of Halliburton and ManpowerGroup and former service on Celgene’s board of directors. She chairs ManpowerGroup’s Nominating and Governance Committee and sits on its Audit Committee and sits on Halliburton’s Compensation and Nominating and Corporate Governance Committees.

AKHIL JOHRI
Age 60 Director since: 2018 INDEPENDENT DIRECTOR Board Committees: Audit Nominating and Governance	Executive Vice President and Chief Financial Officer of United Technologies Corporation (retired)
Other public company boards:
	Current	Within last five years
	The Boeing Company	None
Background

Mr. Johri served as Executive Vice President and Chief Financial Officer of United Technologies Corporation (“UTC”), a provider of high technology products and services to the building systems and aerospace industries, from 2015 to November 2019 and retired from UTC in April 2020. From 2013 to 2014, he served as Chief Financial Officer and Chief Accounting Officer of Pall Corporation, a global supplier of filtration, separations, and purifications products, and from 2011 to 2013, he was Vice President of Finance and Chief Financial Officer of UTC Propulsion & Aerospace Systems, which included Pratt & Whitney and UTC Aerospace Systems. Mr. Johri’s prior roles with UTC include leading investor relations, as well as holding senior financial roles with global business units, including 12 years in the Asia Pacific Region.

Qualifications

Having spent more than 25 years in financial leadership positions with UTC and Pall Corporation, Mr. Johri brings to the Board substantial experience in the areas of global finance and accounting, investor relations, capital markets, mergers and acquisitions, tax, information technology, and international markets. He also provides valuable insights in the areas of financial reporting and internal controls. Through his experience in senior leadership roles with UTC’s businesses, he provides a deep understanding of the financial aspects of, and capital deployment for, a publicly traded multinational company. Mr. Johri also brings to the Board valuable perspectives and insights from his service on Boeing’s board of directors, including chairing its Audit Committee.

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MICHAEL C. KAUFMANN
Age 58 Director since: 2018	Chief Executive Officer of Cardinal Health, Inc.
Other public company boards:
	Current	Within last five years
	MSC Industrial Direct Co., Inc.	None
Background

Mr. Kaufmann has served as Chief Executive Officer of Cardinal Health since January 2018. From November 2014 to December 2017, he served as our Chief Financial Officer and from August 2009 to November 2014, he served as our Chief Executive Officer — Pharmaceutical Segment. Prior to that, he held a range of other senior leadership roles here spanning operations, sales, and finance, including in both our Pharmaceutical and Medical segments.

Qualifications

As our Chief Executive Officer and having spent over 30 years at Cardinal Health, Mr. Kaufmann draws on his deep knowledge of our daily operations and our industry, customers, suppliers, employees, and shareholders to provide the Board with a unique and very important perspective on our business and a conduit for information from management. Prior leadership positions across the company provide him with expertise in the areas of healthcare, distribution operations, finance, international markets, mergers and acquisitions, and regulatory compliance. He also provides the Board with an understanding of the strategic and financial implications of business, regulatory, and economic factors impacting our company from having played an important role in key strategic initiatives. In addition, Mr. Kaufmann brings relevant experience and perspectives to the Board from his service on the board of directors of MSC Industrial Direct, including service on its Audit and Compensation Committees.

GREGORY B. KENNY
Age 68 Director since: 2007 INDEPENDENT CHAIRMAN OF THE BOARD Board Committees: Nominating and Governance Risk Oversight Ad Hoc	President and Chief Executive Officer of General Cable Corporation (retired)
Other public company boards:
	Current	Within last five years
	Ingredion Incorporated	AK Steel Holding Corporation
Background

Mr. Kenny served as President and Chief Executive Officer of General Cable Corporation, a global manufacturer of aluminum, copper, and fiber-optic wire and cable products, from 2001 until 2015. Prior to that, he was President and Chief Operating Officer of General Cable from 1999 to 2001 and Executive Vice President and Chief Operating Officer from 1997 to 1999. Mr. Kenny previously served in executive level positions at Penn Central Corporation, where he was responsible for corporate business strategy, and in diplomatic service as a Foreign Service Officer with the U.S. Department of State.

Qualifications

Mr. Kenny has been our Chairman of the Board since November 2018 and was independent Lead Director from 2014 to 2018. He brings to the Board significant experience in the areas of board leadership, corporate governance, manufacturing operations, international markets, finance, and human resources. He also draws upon his board governance and leadership experience previously chairing our Nominating and Governance and Human Resources and Compensation Committees and chairing Ingredion’s board of directors and its Corporate Governance and Nominating Committee. Both in his current role as Chairman of the Board and his prior role as independent Lead Director, Mr. Kenny has promoted strong independent Board leadership and a robust, deliberative decision-making process among independent directors. Mr. Kenny also brings to the Board valuable perspectives and insights from his former service on AK Steel’s board of directors.

CardinalHealth / 2021 PROXY STATEMENT	19

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NANCY KILLEFER
Age 67 Director since: 2015 INDEPENDENT DIRECTOR Board Committees: Human Resources and Compensation Risk Oversight	Senior Partner, Public Sector Practice of McKinsey & Company, Inc. (retired)
Other public company boards:
	Current	Within last five years
	Certara, Inc. Facebook, Inc. Natura &Co Holding S.A.	Avon Products, Inc. CSRA, Inc. Computer Sciences Corporation Taubman Centers, Inc. The Advisory Board Company
Background

Ms. Killefer served as Senior Partner of McKinsey & Company, Inc., a global management consulting firm, from 1992 until 2013. She joined McKinsey in 1979 and held a number of key leadership roles, including serving as a member of the firm’s governing board. Ms. Killefer founded McKinsey’s Public Sector Practice in 2007 and served as its managing partner until her retirement. She also served as Assistant Secretary for Management, Chief Financial Officer, and Chief Operating Officer for the U.S. Department of Treasury from 1997 to 2000.

Qualifications

Having served in key leadership positions in both the public and private sectors and provided strategic counsel to healthcare and consumer-based companies during her 30 years with McKinsey, Ms. Killefer brings to the Board substantial experience in the areas of strategic planning, including healthcare strategy, and marketing and brand-building. Her extensive experience as managing partner of McKinsey’s Public Sector Practice and as a chief financial officer of a government agency provides valuable insights in the areas of government relations, public policy, and finance. Ms. Killefer also brings to the Board valuable perspectives and insights from her service on the board of directors of Certara (including service on its Audit Committee), Facebook (including chairing its Privacy Committee and serving on its Audit and Risk Oversight Committee), and Natura (including service on its Organization and People Committee), and her prior service on the boards of directors of Avon Products, CSRA, Inc. (including service as its independent chair), Computer Sciences Corporation, Taubman Centers, and The Advisory Board.

DEAN A. SCARBOROUGH
Age 65 Director since: 2019 INDEPENDENT DIRECTOR Board Committees: Human Resources and Compensation Risk Oversight	Chairman and Chief Executive Officer of Avery Dennison Corporation (retired)
Other public company boards:
	Current	Within last five years
	Graphic Packaging Holding Company	Avery Dennison Corporation Mattel, Inc.
Background

Mr. Scarborough served as Chairman and Chief Executive Officer of Avery Dennison Corporation, a packaging and labeling solutions company, from 2014 to 2016. Prior to that, he served as Avery Dennison’s Chairman, President, and Chief Executive Officer from 2010 to 2014 and as its President and Chief Executive Officer from 2005 to 2010. After stepping down as Chief Executive Officer, Mr. Scarborough remained Chairman of the Board through April 2019. Having joined Avery Dennison in 1983, Mr. Scarborough served in a series of leadership roles both in the United States and abroad until he was appointed Chief Operating Officer in 2000 and later Chief Executive Officer.

Qualifications

Having served as Avery Dennison’s Chief Executive Officer for 11 years, Mr. Scarborough brings to the Board substantial experience in manufacturing and distribution operations. As a former public company chief executive officer, he has relevant experience in finance, human resources, and corporate governance. He also brings a global business and manufacturing perspective, having led Avery Dennison’s Label and Packaging Materials Europe business while he was based in the Netherlands. Mr. Scarborough also brings to the Board valuable perspectives and insights from his service on the board of directors of Graphic Packaging Holding Company, including service on its Compensation and Management Development Committee, and prior service on Mattel, Inc.’s board of directors, including its Compensation Committee.

CardinalHealth / 2021 PROXY STATEMENT	20

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JOHN H. WEILAND
Age 65 Director since: 2019 INDEPENDENT DIRECTOR Board Committees: Audit Risk Oversight	President and Chief Operating Officer of C. R. Bard, Inc. (retired)
Other public company boards:
	Current	Within last five years
	None	Celgene Corporation C. R. Bard, Inc. West Pharmaceutical Services, Inc.
Background

Mr. Weiland served as President and Chief Operating Officer of medical device company C. R. Bard, Inc. from 2003 until 2017, when Bard was acquired by Becton, Dickinson and Company. He also served on Bard’s board of directors from 2005 to 2017, becoming Vice Chairman of the Board in 2016. Mr. Weiland joined Bard in 1996 and held the position of Group President, with global responsibility for several Bard divisions and its worldwide manufacturing operations prior to becoming President and Chief Operating Officer. Prior to Bard, he held senior management positions at Dentsply International, American Hospital Supply, Baxter Healthcare, and Pharmacia AB.

Qualifications

Mr. Weiland brings over 40 years of healthcare industry experience to the Board, including executive leadership at a medical device company and significant international business experience. He has relevant experience in regulatory compliance, global markets, and manufacturing operations. Mr. Weiland draws on his extensive regulatory and medical device compliance experience in chairing the new Risk Oversight Committee. He also brings to the Board valuable perspectives and insights from his prior service on the boards of directors of Celgene Corporation, including service on its Audit Committee, and West Pharmaceutical Services’ board of directors, including chairing its Compensation and Finance Committees.

CardinalHealth / 2021 PROXY STATEMENT	21

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Director Skills Matrix

Our director nominees possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience	Cox	Downey	Edison	Evans	Hemingway Hall	Johri	Kaufmann	Kenny	Killefer	Scarborough	Weiland
Board leadership as a board chair, lead director, or committee chair equips directors to lead our Board and its committees
Financial expertise as a finance executive or CEO brings valuable experience to the Board and our management team
Healthcare expertise as a leader of a healthcare company or a consulting firm with a healthcare practice provides industry experience
Operations experience increases the Board’s understanding of our distribution and manufacturing operations
Regulatory/legal/public policy experience helps the Board assess and respond to an evolving business and healthcare regulatory environment
International experience brings critical insights into the opportunities and risks of our international businesses
Information technology experience contributes to the Board’s understanding of the information technology aspects of our business
Diversity of gender and race/ethnicity(1)
(1) Mses. Cox, Hemingway Hall, and Killefer have self-identified as women, Ms. Edison has self-identified as a woman and African American/Black, and Mr. Johri has self-identified as Asian.

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Our Board’s Composition and Structure

Our Board Leadership Structure

Mr. Kenny has served as the independent, non-executive Chairman of the Board since November 2018.

In addition to serving as a liaison between the Board and management, key responsibilities of the Chairman include:

■

calling meetings of the Board and independent directors;

■

setting the agenda for Board meetings in consultation with the other directors, the CEO, and the corporate secretary;

■

reviewing Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

■

reviewing and approving Board meeting materials before circulation and providing guidance to management on meeting presentations;

■

chairing Board meetings, including the executive sessions of the independent directors;

■

participating in the annual CEO performance evaluation;

■

conferring with the CEO on matters of importance that may require Board action or oversight;

■

as a member of the Nominating and Governance Committee, evaluating potential director candidates, assisting with director recruitment, recommending committee chairs and membership, and recommending updates to the company’s Corporate Governance Guidelines; and

■

holding governance discussions with large investors.

In 2021, the Board amended the Corporate Governance Guidelines to provide that, whenever possible, the Chairman of the Board shall be an independent director. The amended Guidelines further provide that in the event the Chairman is not independent, the independent directors will elect an independent director to serve as Lead Director.

Board Diversity

Our Corporate Governance Guidelines provide that the Board should be diverse, engaged, and independent. In identifying and evaluating candidates for the Board, the Nominating and Governance Committee considers the diversity of the Board, including diversity of skills, experience, and backgrounds, as well as gender and racial/ethnic diversity. We believe that our Board nominees reflect an appropriate mix of skills, experience, and backgrounds and strike the right balance of longer serving and newer directors.

In 2021, the Board reaffirmed its commitment to diversity by amending our Corporate Governance Guidelines to reflect the Board’s practice that, as part of the search process for each new director, the Nominating and Governance Committee includes, and instructs any search firm to include, women and racially and ethnically diverse candidates in the initial pool from which candidates are selected. See page 22 for the self-identified gender and race and ethnicity of our diverse director nominees.

Director Onboarding and Education

The Nominating and Governance Committee is responsible for identifying, reviewing, and recommending director candidates, and our Board is responsible for selecting candidates for election as directors based on the Nominating and Governance Committee’s recommendations.

Following the departures of Colleen Arnold and Cal Darden in the last year, and anticipating the upcoming departure of Mr. Losh following the Annual Meeting, the Nominating and Governance Committee has engaged a search firm to assist with identifying and evaluating potential Board candidates. The Committee is initially targeting candidates with technology or healthcare experience.

New directors typically participate in a comprehensive, full-day director orientation program, which includes meetings with senior management. This orientation program helps new directors become familiar with our business and strategy,

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significant financial matters, information technology and security matters, our legal, governance, quality, and compliance programs and practices, and our human resources function.

Prior to the first meeting of the Risk Oversight Committee, we conducted an orientation with management and internal and outside counsel for the prospective Committee members covering ethics and compliance, privacy, product quality and safety, and legal risks.

We encourage our directors to attend outside director and other continuing education programs and make available to directors information on director education programs that might be of interest on developments in our industry, corporate governance, regulatory requirements and expectations, the economic environment, or other matters relevant to their duties as a director. In the past year, our directors have attended programs sponsored by the National Association of Corporate Directors and Tapestry Networks, among others.

Director Attendance

The Board held 12 meetings during fiscal 2021. Each director attended 75% or more of the meetings of the Board and Board committees on which he or she served during the fiscal year. Average director attendance at all Board and Board committee meetings was 97%.

All of our directors at the time attended the 2020 Annual Meeting of Shareholders. Absent unusual circumstances, each director is expected to attend the Annual Meeting of Shareholders.

Board Committees

The Board has four standing committees: the Audit Committee; the Nominating and Governance Committee; the Human Resources and Compensation Committee; and, newly formed in May 2021, the Risk Oversight Committee. Each member of these committees is independent under our Corporate Governance Guidelines and under applicable committee independence rules.

The charter for each of these committees is available on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Board Committees and Charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

The Board also has an Ad Hoc Committee of independent directors formed in 2018 to assist the Board in its oversight of opioid-related issues. The Surgical Gown Recall Oversight Committee of independent directors formed in January 2020 to assist the Board in oversight of a surgical gown recall was terminated in May 2021 and its responsibilities were transitioned to the Risk Oversight Committee.

Audit Committee

Members:(1)	The Audit Committee’s primary duties are to:
Akhil Johri (Chair)(2) David C. Evans(3) J. Michael Losh(2) John H. Weiland Meetings in fiscal 2021: 7
■

oversee the integrity of our financial statements, including reviewing annual and quarterly financial statements and earnings releases and the effectiveness of our internal and disclosure controls;

■

appoint the independent auditor and oversee its qualifications, independence, and performance, including pre-approving all services by the independent auditor;

■

review our internal audit plan and oversee our internal audit department;

■

oversee our compliance with legal and regulatory requirements with respect to audit, accounting, and financial disclosure matters and related internal controls(4); and

■

oversee our major financial and information technology risk exposures and our process for assessing and managing risk through our enterprise risk management program.

The Board has determined that each of Messrs. Evans, Johri, and Losh is an “audit committee financial expert” for purposes of the U.S. Securities and Exchange Commission (“SEC”) rules.
(1)

Mr. Scarborough was a member of the Audit Committee until November 2020 and Ms. Edison was a member of the Audit Committee from November 2020 until May 2021. Colleen F. Arnold was a member of the Audit Committee until her term expired at the 2020 Annual Meeting of Shareholders.

(2)

Mr. Johri replaced Mr. Losh as Audit Committee Chair in November 2020. Mr. Losh was not nominated for re-election at the Annual Meeting because he has reached the retirement age of 75.

(3)

Mr. Evans became a member of the Audit Committee in November 2020.

(4)

When the Risk Oversight Committee was formed in May 2021, the Audit Committee Charter was amended to provide that the Audit Committee oversees compliance with legal and regulatory requirements in coordination with the Risk Oversight Committee, except that the Audit Committee is solely responsible for compliance with audit, accounting, and financial disclosure matters and related internal controls.

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Nominating and Governance Committee

Members:	The Nominating and Governance Committee’s primary duties are to:
Patricia A. Hemingway Hall (Chair) Bruce L. Downey Akhil Johri(1) Gregory B. Kenny Meetings in fiscal 2021: 4
■

identify, review, and recommend candidates for the Board, including recommending criteria to the Board for potential Board candidates and assessing the qualifications, attributes, skills, contributions, and independence of individual directors and director candidates;

■

oversee the Board’s succession planning;

■

make recommendations to the Board concerning the structure, composition, and functions of the Board and its committees, including Board leadership and leadership structure;

■

oversee our environmental sustainability and other corporate citizenship activities, including our policies and practices regarding political and lobbying activities and expenditures;

■

review our Corporate Governance Guidelines and governance practices and recommend changes; and

■

conduct the annual Board evaluation and oversee the process for the evaluation of each director.

(1) Mr. Johri joined the Nominating and Governance Committee in November 2020.

Human Resources and Compensation Committee

Members:(1)	The Compensation Committee’s primary duties are to:
Carrie S. Cox (Chair) Patricia A. Hemingway Hall Nancy Killefer Dean A. Scarborough(2) Meetings in fiscal 2021: 9
■

approve compensation for the CEO, establish relevant performance goals, and evaluate his performance;

■

approve compensation for our other executive officers and oversee their evaluations;

■

make recommendations to the Board with respect to the adoption of equity and incentive compensation plans and policies, administer such plans and policies, and determine whether to recoup compensation;

■

review our non-management directors’ compensation program and recommend changes to the Board;

■

oversee the management succession process for the CEO and senior executives;

■

oversee and advise the Board about human capital management strategies and policies, including with respect to attracting, developing, retaining, and motivating management and employees, workplace diversity, equity, and inclusion initiatives and progress, employee relations, and workplace safety and culture;

■

oversee and assess any material risks related to compensation arrangements; and

■

assess the independence of the Committee’s consultant and evaluate its performance.

The CD&A, which begins on page 43, discusses how the Compensation Committee makes compensation-related decisions regarding our named executive officers.
(1) Calvin Darden served on the Compensation Committee until he retired from the Board in April 2021. (2) Mr. Scarborough joined the Compensation Committee in November 2020.

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Risk Oversight Committee

Members:

Formed in May 2021, the Risk Oversight Committee assists the Board in monitoring ethical, quality, and legal and regulatory compliance matters (other than opioid-related matters overseen by the Ad Hoc Committee and financial matters overseen by the Audit Committee). The Risk Oversight Committee’s primary duties are to:

■

oversee our ethics and compliance program;

■

oversee our compliance with laws and regulations in areas such as healthcare fraud and abuse, antitrust, data privacy and security, and other areas of significant legal and compliance risk;

■

oversee our compliance with laws and regulations related to anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act;

■

oversee our product quality and safety program, including compliance with laws and regulations related to the manufacture, sourcing, and distribution of medical and pharmaceutical products; and

■

evaluate the performance of the Chief Legal and Compliance Officer and recommend to the Board the appointment of the Chief Legal and Compliance Officer.

John H. Weiland (Chair) Sheri H. Edison Gregory B. Kenny Nancy Killefer Dean A. Scarborough Meetings in fiscal 2021: 2(1)

The Risk Oversight Committee coordinates with the Ad Hoc and Audit Committees in monitoring compliance by the company with legal and regulatory requirements as they relate to the responsibilities of those committees. Mr. Weiland also sits on the Audit Committee and Ms. Edison and Mr. Kenny also sit on the Ad Hoc Committee. The risks overseen by the Risk Oversight Committee include matters formerly overseen by the Surgical Gown Recall Oversight Committee, which was terminated in May 2021.

(1) The Risk Oversight Committee members also held an orientation session before the Committee was formed.

Ad Hoc Committee

Members:(1)

The Ad Hoc Committee assists the Board in its oversight of the company’s response to the nationwide problem of prescription opioid abuse. It receives and discusses regular reports from management and the company’s external advisors on our initiatives and other developments and provides management input and direction. It provides advice, regular reports, and recommendations to the Board. The Ad Hoc Committee addresses, among other things:

Bruce L. Downey (Chair) Carrie S. Cox Sheri H. Edison(2) Gregory B. Kenny Meetings in fiscal 2021: 11
■

negotiations on the proposed settlement which, if all conditions are satisfied, would result in the settlement of a substantial majority of opioid lawsuits filed by state and local governmental entities and other litigation settlements;

■

investigations and litigation, including trial preparation and strategy;

■

anti-diversion and controlled substance reporting programs;

■

risks posed to the company by the opioid epidemic and related litigation from a legal, financial, and reputational perspective;

■

changes in the regulatory and legislative environment;

■

the company’s support of solutions to help address the opioid epidemic; and

■

engagement with shareholders, employees, and other key stakeholders.

(1) Calvin Darden served on the Ad Hoc Committee until he retired from the Board in April 2021. (2) Ms. Edison joined the Ad Hoc Committee in May 2021.

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Our Board’s Primary Role and Responsibilities and Processes

Our Board’s Primary Role and Responsibilities

Our Corporate Governance Guidelines provide that our Board serves as the representative of, and acts on behalf of, all the shareholders of Cardinal Health. In that regard, some primary functions of the Board include:

■

reviewing, evaluating, and, where appropriate, approving our major business strategies, capital deployment, and long-term plans and reviewing our performance;

■

planning for and approving management succession; and

■

overseeing our policies and procedures for assessing and managing compliance and risk.

How Our Board Oversees Our Strategy and Capital Deployment

The Board receives updates on company performance and regularly discusses our strategy considering the competitive environment, developments in the rapidly changing healthcare industry, and the global business and economic environment. The Board reviews and approves capital deployment, including dividends, financing and share repurchase plans, and significant acquisitions and divestitures.

At least annually, the Board conducts a dedicated strategy session with in-depth discussions of our industry, specific businesses, and new business opportunities. At these sessions, the Board discusses risks related to our strategies, including risks resulting from possible actions by competitors, disrupters, customers, and suppliers. The Board also considers various elements of strategy at each regular quarterly meeting. The collective backgrounds, skills, and experiences of our directors, including broad industry experience, contribute to robust discussions of strategy and the related risks.

The Board has supported our goal to deploy capital in a balanced and disciplined manner that prioritizes reinvesting in the business, maintaining a strong balance sheet, and returning cash to shareholders through dividends and share repurchases. Reinvestment in the business through capital expenditures remains a critical priority. Another priority is maintaining a strong balance sheet through our focus on credit rating and corresponding metrics. We repaid $542 million in long-term debt during fiscal 2021 and, in August 2021, we called for redemption another $572 million in long-term debt. Our Board also approved a 1% increase in our dividend during fiscal 2021.

Board Engagement on COVID-19

During fiscal 2021, the Board continued to be highly engaged with the CEO and other management about the impact of COVID-19 on the company’s performance and strategy. Management regularly updated the Board throughout the year on topics including impacts on employees and operations, financial impact, product supply, media engagement, and related legal and regulatory matters. Management also has engaged with the Board on identifying and addressing strategic issues arising out of COVID-19.

During the pandemic, we have adjusted our planned in-person Board meetings to hold them virtually to ensure continued effective functioning of the Board. This past August, we held our first in-person Board meeting since the pandemic began.

Board Oversight of Proposed Settlement of Governmental Opioid Litigation

As noted earlier in this proxy statement, after several years of negotiations, in July 2021, we announced that we and two other national distributors have reached a proposed settlement which, if all conditions are satisfied, would result in the settlement of a substantial majority of opioid lawsuits filed by state and local governmental entities.

Over the past year, the Ad Hoc Committee and the Board have received detailed updates from internal and outside counsel, and held extensive discussions among themselves and with internal and outside counsel, regarding the proposed settlement and its strategic implications. Since July 1, 2020, the Ad Hoc Committee has discussed this matter in all 1 6 of its meetings and has received numerous informal updates, and the Board has discussed this matter in all five of its regular quarterly meetings and 10 of its special meetings and has received numerous informal updates. These updates and discussions have covered the proposed settlement terms and provisions as well as the opioid litigation trial schedules and preparation.

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How Our Board Oversees ESG and Other Risks

A summary of the allocation of general risk oversight functions among management, the Board, and the Board’s committees follows below. Risks in red text align with our ESG priorities: response to the opioid crisis; ethics and compliance; product quality and safety; human capital management (including DE&I); data privacy and security; environmental emissions and impact; and supply chain management.

Management has day-to-day responsibility for assessing and managing risks, and the Board is responsible for risk oversight. Management has developed and administers an enterprise risk management (“ERM”) program, which the Audit Committee oversees. Through this ERM program, management identifies and prioritizes enterprise risks and develops systems to assess, monitor, and mitigate those risks. Management reviews and discusses with the Board significant risks identified through the ERM program.

Management also has a formally chartered, cross-functional ESG Steering Committee that meets regularly to consider ESG risks.

ESG Risks

While the full Board discusses significant ESG risks, specific issues are overseen by its committees. The Nominating and Governance Committee is charged with overseeing our environmental sustainability and other corporate citizenship activities that are not the responsibility of other committees. It also oversees our policies and practices regarding political and lobbying activities and expenditures. As illustrated in the chart above, other ESG issues are overseen by the Compensation Committee, Risk Oversight Committee, and Ad Hoc Committee.

In the past year, our Chief Corporate Affairs Officer, who chairs management’s ESG Steering Committee, regularly updated the Nominating and Governance Committee on ESG issues and received the Committee’s feedback and direction on the company’s approach to key issues.

Legal and Regulatory Risks

With the formation of the Risk Oversight Committee as a new standing committee in May 2021, certain risk exposures historically discussed with the Audit Committee are now discussed with the Risk Oversight Committee. The matters now overseen by the Risk Oversight Committee include those related to our ethics and compliance program and compliance with legal, quality, and regulatory requirements, other than those related to audit, accounting, and financial disclosure risks. The Risk Oversight Committee also assumed oversight of the surgical gown recall related matters formerly overseen by the Surgical Gown Recall Oversight Committee, which was terminated in May 2021. As noted below, opioid-related risks continue to be overseen by the Ad Hoc Committee.

Topics addressed by the Risk Oversight Committee include compliance with applicable laws in areas such as healthcare fraud and abuse, antitrust, data privacy and security, anti-bribery and anti-corruption, and the manufacture, sourcing, and distribution of medical and pharmaceutical products consistent with applicable product quality and safety standards. The Risk Oversight Committee receives updates at least quarterly from senior leadership on these risk exposures and our Board receives annual quality and compliance updates.

The Risk Oversight Committee coordinates with the Ad Hoc and Audit Committees in monitoring compliance by the company with legal and regulatory requirements as they relate to the responsibilities of those committees. Risk Oversight Committee Chair Weiland sits on the Audit Committee and Risk Oversight Committee members Edison and Kenny sit on the Ad Hoc Committee.

The Audit Committee remains responsible for discussing with management major financial and information technology risk exposures and compliance with legal and regulatory requirements regarding audit, accounting, and financial disclosures and related internal controls.

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Opioid-Related Risks

The Ad Hoc Committee continues to assist the Board in its oversight of our response to the opioid epidemic. The Ad Hoc Committee receives updates and assesses the implications for Cardinal Health of, among other things, the risks posed by the opioid epidemic and related litigation from a legal, financial, and reputational perspective. See “Board Oversight of Proposed Settlement of Governmental Opioid Litigation” on page 27 for more information.

Cybersecurity and Information Technology Risks

The Audit Committee is responsible for discussing with management our major information technology risk exposures. The Audit Committee receives updates twice per year from the Chief Information Officer and Chief Information Security Officer on these risk exposures, and the Board receives an annual update as well as specific cybersecurity reports. These reports focus on, among other things, the threat environment and the risks our businesses face, the state and priorities of our information protection program, and relevant cybersecurity metrics.

COVID-19 Risks

Since the beginning of the COVID-19 pandemic, management has kept the Board apprised of its efforts to assess strategic risks arising from structural shifts in the industry resulting from COVID-19. Management has developed and is implementing plans in connection with this assessment and regularly updates the Board on their progress. Management also regularly provides the Board with dashboards covering COVID-19-related healthcare industry utilization, operations, and employee data.

The Board’s Role in Oversight of Corporate Culture and Human Capital

The Board continues to assess and monitor corporate culture at Cardinal Health and how it enables our business strategies. To inform the Board about human capital and cultural health, we have developed and annually share with the Board a cross-functional culture scorecard that includes employee engagement survey data, employee retention and turnover data, diverse employee and management representation, audit and accounting findings, employee cybersecurity awareness results, and employee health and safety data.

Also, as discussed below, the Board and its Compensation Committee engage with management on various specific aspects of human capital and cultural health, including talent management and succession planning, DE&I, and employee engagement.

Our Path Forward

Two years ago, we launched “Our Path Forward” (see illustrative graphic below), a comprehensive, enterprise-wide strategy to create clarity regarding why we exist, where we are going, how we will grow, what we believe, and how we act. Our Path Forward has enabled a more unified culture across our enterprise, and our employee engagement results reflect not only this unification, but also show collective, positive momentum.

As discussed in the CD&A beginning on page 43, Our Path Forward goals were a part of our fiscal 2021 annual cash incentive and PSU grants to align with this important strategic initiative. The goals for the annual incentive program focused on performance management, change management, and DE&I, while the goal for the PSUs focused on leadership score improvement from our employee engagement survey. These goals are being shifted in fiscal 2022 compensation programs to focus solely on DE&I, including building manager DE&I capability and progress made against long-term DE&I representation goals, which are discussed below.

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Our Path Forward

WHY
we exist

WHERE
we are going

We aspire to be **healthcare's most trusted partner** by building upon our scale and heritage in distribution, products and solutions, while driving growth in evolving areas of healthcare through customer insights, data and analytics, and focusing our resources on what matters most.

HOW
we will grow

- Grow & develop our people
- Strengthen our core
- **Focus on the customer**
- Invest for the future
- Deliver results

VALUES
what we believe

Integrity | Inclusive | Innovative | Accountable | Mission driven

BEHAVIORS
how we act

Invites curiosity | Inspires commitment | Builds partnerships | Develops self and others

Human Capital Strategy

Our Compensation Committee plays a leading role in overseeing and advising the Board about our human capital management strategies and policies, including with respect to:

■

attracting, developing, retaining, and motivating management and employees;

■

workplace DE&I initiatives and progress;

■

employee relations; and

■

workplace safety and culture.

The Board is updated on our human capital management strategy on an annual basis with interim updates as appropriate.

Talent Management and Succession Planning

The Compensation Committee and the Board are actively engaged in our talent management program. The Compensation Committee oversees the process for succession planning for the CEO and other senior executives, and management provides an organizational update at each quarterly Committee meeting. The Compensation Committee is updated quarterly on key talent metrics for the overall workforce, including metrics related to DE&I, recruiting, and talent development.

The full Board holds a formal succession planning and talent review session annually, which includes succession planning for the CEO and other senior executives. These sessions include identification of internal candidates and desired leadership skills and key capabilities and experience.

Directors interact with our leaders through Board presentations and discussions, as well as through informal events and planned one-on-one sessions.

The Board maintains an emergency succession plan as well as a long-term succession plan for the position of CEO.

Diversity, Equity, and Inclusion

The Compensation Committee receives regular updates on our DE&I program, including quarterly reporting on DE&I workforce metrics.

Management worked with the Compensation Committee to formulate a talent strategy — which we recently announced publicly — to increase representation of diverse employees at the management level by 2030. This commitment is specifically aimed at increasing the company’s global leadership representation of women as well as African American and Black and all other ethnically diverse groups in leadership roles in the United States.

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We set the following goals to change our workforce representation by 2030:

■

globally, increase representation of women at the manager level and above to 48% (up from 40%);

■

in the United States, increase representation of African American and Black employees at the manager level and above to 11% (up from 5%); and

■

in the United States, increase representation of all other ethnically diverse groups at the manager level and above to 23% (up from 17%).

To achieve these goals, we will focus on attracting, developing, and retaining diverse talent, from entry-level to senior leadership positions.

Employee Engagement

Each year, management reviews with the Board our employee engagement survey results across multiple categories, such as sustainable engagement, communication, leadership, customer focus, DE&I, and work environment. These questions give insight into the experience of the employee and their supervisor, team, senior leadership, and the enterprise.

For our 2021 biennial full employee engagement survey, global participation was 89% with 87% “sustainable engagement” (defined as: a willingness to give extra effort to support success; feeling enabled, free from obstacles, and able to meet challenges; and maintaining energy, including having a sense of accomplishment). The results of survey were reviewed with the Board, both at an enterprise level and for the CEO’s and Chief Human Resource Officer’s direct reports. In addition, the Compensation Committee received the results of a fiscal 2021 enterprise-wide employee survey dedicated solely to ethics and compliance.

Our Board Evaluation Process

Each year, our Board conducts a rigorous self-evaluation process, which includes individual director evaluations. This process is overseen by the Nominating and Governance Committee, led by our Nominating and Governance Committee Chair, and conducted by an outside facilitator with corporate governance experience. The outside facilitator interviews each director to obtain anonymous feedback regarding Board performance and effectiveness and reviews the feedback during an executive session of the Board. This feedback helps the Board identify follow-up items and provide feedback to management.

The Board evaluation process includes an assessment of both Board process and substance, including:

■

the Board’s effectiveness, structure, composition, succession, and culture;

■

the quality of Board discussions;

■

the Board’s performance in oversight of business performance, strategy, succession planning, risk management, ethics and compliance, and other key areas; and

■

agenda topics for future meetings.

In most years, the outside facilitator also obtains feedback regarding each individual director, which is provided to the director in an individual discussion. The Board believes that this annual evaluation process supports its effectiveness and continuous improvement.

In addition to the full Board’s evaluation process, each of the Audit, Compensation, Nominating and Governance, and Risk Oversight Committees annually review their charters and conduct their own committee self-evaluation.

Director Independence

The Board has established director independence standards based on the New York Stock Exchange (“NYSE”) rules. These standards can be found in our Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Corporate Governance Documents.” These standards address, among other things, employment and compensation relationships, relationships with our auditor and customers, and business relationships.

The Board assesses director independence at least annually, based on the recommendations of the Nominating and Governance Committee. The Board has determined that each of Messrs. Downey, Evans, Johri, Kenny, Losh, Scarborough, and Weiland, and each of Mses. Cox, Edison, Hemingway Hall, and Killefer, is independent.

Mr. Darden, who retired from the Board in April 2021, and Ms. Arnold, who served on our Board until her term expired at the 2020 Annual Meeting of Shareholders, were determined to be independent as disclosed in our proxy statement for the 2020 Annual Meeting of Shareholders.

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Standards of Business Conduct

Our Board has adopted written Standards of Business Conduct that outline our corporate values and standards of integrity and behavior. The Standards of Business Conduct are designed to foster a culture of integrity, drive compliance with legal and regulatory requirements, and protect and promote the reputation of our company. The full text of the Standards of Business Conduct is posted on our website at www.cardinalhealth.com under “About Us — Who we are — Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Related Person Transactions Policy and Process

Related Person Transactions Policy

We have a written policy that the Audit Committee must approve or ratify any “related person transactions” (transactions exceeding $120,000 in which we are a participant and any related person has a direct or indirect material interest). “Related persons” include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals.

Once a related person transaction is identified, the Audit Committee will review all relevant facts and circumstances and determine whether to approve the transaction. The Audit Committee will take into account such factors as it considers appropriate, including the material terms of the transaction, the nature of the related person’s interest in the transaction, the significance of the transaction to the related person and to us, the nature of the related person’s relationship with us, and whether the transaction would be likely to impair the judgment of a director or executive officer to act in our best interest.

If advance approval of a transaction is not feasible, the Audit Committee will consider the transaction for ratification at its next regularly scheduled meeting. The Audit Committee Chairman may pre-approve or ratify any related person transactions in which the aggregate amount is expected to be less than $1 million.

Related Person Transactions

Since July 1, 2020, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

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Shareholder Engagement

Our Annual Engagement Process

It has been our long-standing practice to meet with shareholders throughout the year so that management and the Board can better understand shareholder perspectives on governance, executive compensation, and other topics. A general overview of our annual engagement process is below.

Responding to Last Year’s Say-on-Pay Vote

This year, in response to last year’s disappointing say-on-pay vote, we reached out to investors representing 61% of our outstanding shares and ultimately met with investors representing 43% of our outstanding shares over two separate periods — immediately after the 2020 Annual Meeting and again in the summer of 2021. While the discussions in these meetings centered on our executive compensation program, they also covered topics such as Board oversight of our response to the opioid epidemic (including opioid litigation and settlement negotiations), Board composition and refreshment, the new Risk Oversight Committee, DE&I initiatives, our approach to environmental sustainability, and our response to the COVID-19 pandemic. We also have continued to hold constructive discussions with members of IOPA.

See pages 44 and 45 in CD&A for further detail of our shareholder engagement efforts in response to last year’s say-on-pay vote.

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Board Responsiveness to Shareholder Feedback

After considering feedback from shareholders and focusing on best practices, we have taken several governance and ESG actions in recent years.

2021	We took the compensation-related actions that are outlined on page 48 of CD&A.

We established and publicly announced specific goals to significantly increase the representation in management of women, African American and Black, and other ethnically diverse employees and disclosed EEO-1 U.S. employee demographic data and pay equity data.

We established a significant greenhouse gas emissions reduction goal for the company.

We enhanced our commitment to Board diversity by amending our Corporate Governance Guidelines to reflect our practice of including women and racially and ethnically diverse candidates in the initial pool of candidates for new director searches.

We amended our Corporate Governance Guidelines to provide that, whenever possible, the Chairman of the Board be an independent director. We have had an independent, non-executive Chairman since 2018.
We agreed to enhance our lobbying disclosure in our next Political Contributions and Activities Report.
We leveraged the SASB reporting standards in our Corporate Citizenship Report and issued a TCFD report.
2020	We lowered the share ownership threshold for shareholders to request that the company call a special meeting to 15% from 25%, with a proposal to lower it further to 10% as discussed on page 80.
We expanded the Nominating and Governance Committee’s oversight responsibilities to include lobbying activities and expenditures.
We limited director service on other public company boards to three boards or, if the director is an executive of another public company, their own board.
We expanded the Compensation Committee’s responsibilities to oversee and advise the Board about human capital management strategies and policies.
2019	We expanded the Nominating and Governance Committee’s oversight responsibilities to include environmental sustainability and other corporate citizenship activities.
2018	We enhanced our executive compensation clawback provision.
We increased our communications about the Ad Hoc Committee and the Board’s oversight of opioid-related issues.

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Director Compensation

Overview

Our non-management director compensation program is approved by our Board based on the recommendation of the Compensation Committee. The Compensation Committee receives comparative market data and recommendations from its independent compensation consultant with regard to the structure and amounts of our director compensation. Total director compensation is targeted at the median amount among our Comparator Group, which is discussed beginning on page 57.

Following the Compensation Committee’s review of director compensation in May 2021, and based on the recommendation of its independent compensation consultant, the Compensation Committee recommended to the Board, and the Board approved, an annual retainer for the chair of the newly-formed Risk Oversight Committee and an increase to the annual retainer for the chair of the Nominating and Governance Committee in recognition of that Committee’s expanded responsibilities addressing environmental sustainability and other corporate citizenship activities. There were no other changes made to director compensation for fiscal 2021.

Compensation Arrangements

The table below shows the elements and amount of compensation that we paid to our non-management directors during fiscal 2021.

Compensation Element	($)
Annual retainer(1)	115,000
Restricted share units (“RSUs”)(2)	185,000
Committee chair additional annual retainers(1)
Audit Committee	25,000
Compensation Committee	20,000
Nominating and Governance Committee	20,000	(3)
Risk Oversight Committee	20,000	(4)
Non-executive Chairman of the Board compensation
Additional annual retainer(1)	125,000
Additional RSUs	125,000
(1)

Retainer amounts are paid in cash in quarterly installments.

(2)

Each new non-management director receives an initial RSU grant and thereafter an annual RSU grant on or about the date of our Annual Meeting of Shareholders. The initial grant is prorated to reflect service between the election date and the one-year anniversary of the prior year’s Annual Meeting of Shareholders. We value the RSUs based on the closing share price on the grant date. RSUs vest one year from the grant date (or, for annual grants, on the date of the next Annual Meeting of Shareholders, if earlier) and settle in common shares. We accrue cash dividend equivalents that are payable upon vesting of the RSUs. All unvested RSUs become fully vested upon a “change of control” (as described under “Potential Payments on Termination of Employment and Change of Control” on pages 69 and 70) unless the director is asked to continue to serve on the board of directors of the surviving entity or its affiliates and receives a qualifying replacement award.

(3)

Nominating and Governance Committee Chair annual retainer was $15,000 until May 5, 2021 when it was increased to $20,000.

(4)

Risk Oversight Committee Chair annual retainer was effective May 3, 2021.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. Mr. Kenny and Mses. Cox and Edison receive $10,000 per year for service on the Ad Hoc Committee and Mr. Downey receives $25,000 per year for chairing the Ad Hoc Committee. In addition, Messrs. Johri and Kenny and Ms. Killefer received $10,000 per year for service on the Surgical Gown Recall Oversight Committee (which was terminated in May 2021) and Mr. Weiland received $25,000 per year for chairing the Surgical Gown Recall Oversight Committee.

Directors may elect to defer payment of their cash retainers into the Cardinal Health Deferred Compensation Plan (“DCP”). For directors, deferred balances under the DCP are paid in cash upon termination from Board service, death, or disability in a single lump sum or annual installment payments over a period of five or ten years, depending upon the director’s election. A director also may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until termination from Board service.

Our directors may participate in our matching gift program. Under this program and subject to certain restrictions, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions for eligible non-profit organizations.

CardinalHealth / 2021 PROXY STATEMENT	35

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Director Compensation for Fiscal 2021

The non-management directors received the following compensation during fiscal 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Colleen F. Arnold(2)	39,688	—		125	(3)	39,813
Carrie S. Cox	145,000	185,014		750	(3)	330,764
Calvin Darden(4)	94,437	266,106	(4)	1,500	(3)	362,043
Bruce L. Downey	140,000	185,014		2,000	(3)	327,014
Sheri H. Edison	97,191	218,995	(5)	—		316,186
David C. Evans	115,000	250,387	(6)	2,000	(3)	367,387
Patricia A. Hemingway Hall	130,783	185,014		66	(3)	315,863
Akhil Johri	137,347	185,014		195	(3)	322,556
Gregory B. Kenny	255,907	310,019		2,000	(3)	567,926
Nancy Killefer	120,907	185,014		—		305,921
J. Michael Losh	123,560	185,014		2,000	(3)	310,574
Dean A. Scarborough	115,000	185,014		2,000	(3)	302,014
John H. Weiland	133,008	185,014		250	(3)	318,272
(1)

These awards are RSUs granted under the Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan (the “2011 LTIP”). We valued the RSUs by multiplying the closing price of our common shares on the NYSE on the grant date by the number of RSUs awarded. As of June 30, 2021, the aggregate number of shares underlying unvested RSUs held by each director serving on that date was as follows: Ms. Cox — 3,339 shares; Mr. Downey — 3,339 shares; Ms. Edison — 4,069 shares; Mr. Evans — 4,594 shares; Ms. Hemingway Hall — 3,339 shares; Mr. Johri — 3,339 shares; Mr. Kenny — 5,595 shares; Ms. Killefer — 3,339 shares; Mr. Losh — 3,339 shares; Mr. Scarborough — 3,339; and Mr. Weiland — 3,339.

(2)

Ms. Arnold served on the Board until her term expired at the 2020 Annual Meeting of Shareholders.

(3)

Represents a company match attributable to a charitable contribution under our matching gift program.

(4)

Mr. Darden retired from the Board on April 2, 2021. Upon retirement, he received accelerated vesting of 1,332 of his unvested 3,339 RSUs and forfeited the remainder. As required by the SEC rules, we report both the grant date fair value of the original award and the incremental fair value of the modified award, calculated as of the modification date in accordance with the relevant accounting guidance for equity-based awards. The incremental fair value of these modified RSUs was $81,092.

(5)

Includes initial RSU grant made in September 2020.

(6)

Includes initial RSU grant made in July 2020.

CardinalHealth / 2021 PROXY STATEMENT	36

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AUDIT COMMITTEE MATTERS

Proposal 2 —

Ratification of Appointment of Ernst & Young LLP as Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditor and approves the audit engagement with Ernst & Young LLP and its audit fees. The Audit Committee has appointed Ernst & Young LLP as our independent auditor for fiscal 2022 and believes that the continued retention of Ernst & Young LLP as our independent auditor is in the best interest of Cardinal Health and its shareholders. Ernst & Young LLP has served as our independent auditor since 2002. In accordance with SEC rules, lead audit partners are subject to rotation requirements, which limit the number of consecutive years an individual partner may serve us. The Audit Committee oversees the rotation of the audit partners. The Audit Committee Chairman interviews candidates for audit partner and the Audit Committee discusses them.

While not required by law, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2022 at the Annual Meeting as a matter of good corporate governance. If shareholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another audit firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different audit firm at any time during the fiscal year if it determines that such a change would be in the best interest of Cardinal Health and its shareholders. Our Audit Committee approved, and our shareholders ratified with 98% support, the appointment of Ernst & Young LLP as our independent auditor for fiscal 2021.

We expect representatives of Ernst & Young LLP to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2022.

Audit Committee Report

The Audit Committee is responsible for overseeing: the integrity of Cardinal Health’s financial statements; the independent auditor’s qualifications, independence, and performance; Cardinal Health’s internal audit function; Cardinal Health’s compliance with legal and regulatory requirements; and Cardinal Health’s processes for assessing and managing risk. As of the date of this report, the Audit Committee consists of four members of the Board of Directors. The Board of Directors has determined that each of Messrs. Evans, Johri, and Losh is an “audit committee financial expert” for purposes of the SEC rules and that each Committee member is independent. The Audit Committee’s activities are governed by a written charter, which is available on Cardinal Health’s website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Board Committees and Charters.”

Management has primary responsibility for the financial statements and for establishing and maintaining the system of internal control over financial reporting. Management also is responsible for reporting on the effectiveness of Cardinal Health’s internal control over financial reporting. Cardinal Health’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of Cardinal Health’s consolidated financial statements and for issuing a report on the financial statements and a report on the effectiveness of Cardinal Health’s internal control over financial reporting based on its audit.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2021 with management and with Ernst & Young LLP. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP the effectiveness of Cardinal Health’s internal control over financial reporting as well as management’s report and Ernst & Young LLP’s report on the subject. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC and matters related to Cardinal Health’s financial statements, including critical accounting estimates and judgments. The Audit Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.

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The Audit Committee meets regularly with Ernst & Young LLP, with and without management present, to review the overall scope and plans for Ernst & Young LLP’s audit work and to discuss the results of its examinations, the evaluation of Cardinal Health’s internal control over financial reporting, and the overall quality of Cardinal Health’s accounting and financial reporting. In addition, the Audit Committee annually considers the performance of Ernst & Young LLP.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2021 be included in Cardinal Health’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors on August 12, 2021.

Akhil Johri, Chairman
David C. Evans
J. Michael Losh
John H. Weiland

Fees Paid to Ernst & Young LLP

The following table sets forth the fees billed to us by Ernst & Young LLP for services in fiscal 2021 and 2020.

	Fiscal 2021 ($)	Fiscal 2020 ($)
Audit fees(1)	14,296,741	13,538,845
Audit-related fees(2)	4,758,550	3,488,505
Tax fees(3)	1,735,495	684,174
All other fees	—	—
TOTAL FEES	20,790,786	17,711,525
(1)

Audit fees include fees paid to Ernst & Young LLP related to the annual audit of consolidated financial statements, the annual audit of the effectiveness of internal control over financial reporting, the review of financial statements included in Quarterly Reports on Form 10-Q and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young LLP that are closely related to the audit and in many cases could only be provided by the independent auditor, such as comfort letters and consents related to SEC registration statements.

(2)

Audit-related fees include fees for services related to acquisitions and divestitures, audit-related research and assistance, service auditor’s examination reports and employee benefit plan audits.

(3)

Tax fees include fees for tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young LLP for tax compliance for fiscal 2021 and 2020 were $191,484 and $267,468, respectively.

Policy on Pre-Approval of Services Provided by Ernst & Young LLP

The Audit Committee must pre-approve the audit and permissible non-audit services performed by our independent accountants in order to help ensure that the accountants remain independent of Cardinal Health. The Audit Committee has adopted a policy governing this pre-approval process.

Under the policy, the Audit Committee annually pre-approves certain services and assigns specific dollar thresholds for these types of services. If a proposed service is not included in the annual pre-approval, the Audit Committee must separately pre-approve the service before the engagement begins.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman for proposed services up to $500,000. Proposed services exceeding $500,000 require full Audit Committee approval.

All audit and non-audit services provided for us by Ernst & Young LLP for fiscal 2021 and 2020 were pre-approved by the Audit Committee.

CardinalHealth / 2021 PROXY STATEMENT	38

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EXECUTIVE COMPENSATION

TABLE OF CONTENTS

EXECUTIVE COMPENSATION	39
PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	40
Background	40
Addressing the 2020 Say-on-Pay Vote	40
Conclusion	40
LETTER FROM THE HUMAN RESOURCES AND COMPENSATION COMMITTEE	41
COMPENSATION DISCUSSION AND ANALYSIS	43
Executive Summary	43
Shareholder Engagement and Consideration of 2020 “Say-on-Pay” Vote	44
Proposed Settlement of Governmental Opioid Litigation and Related Accounting Charges	46
Excluding Litigation Charges from Compensation Metrics	47
Committee Considerations for Fiscal 2021 Compensation Decisions	47
Fiscal 2021 Committee Decisions	48
Compensation Philosophy and Practices	49
Executive Compensation Governance Features	49
Elements of Compensation for Executive Officers	49
Base Salary	50
Annual Incentive Compensation	50
Long-Term Incentive Compensation	53
Fiscal 2022 Program Changes	56
Other Elements of Compensation	56
Our Policies, Guidelines, and Practices Related to Executive Compensation	57
HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT	59
EXECUTIVE COMPENSATION TABLES	59
Summary Compensation Table	59
All Other Compensation	60
Grants of Plan-Based Awards for Fiscal 2021	61
2011 Long-Term Incentive Plan	62
Performance Measure Calculations	62
Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)	64
Outstanding Equity Awards at Fiscal Year-End for Fiscal 2021	65
Option Exercises and Stock Vested for Fiscal 2021	66
Deferred Compensation	66
Nonqualified Deferred Compensation in Fiscal 2021	67
Potential Payments on Termination of Employment or Change of Control	67
PAY RATIO DISCLOSURE	70
EQUITY COMPENSATION PLAN INFORMATION	71

CardinalHealth / 2021 PROXY STATEMENT	39

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Proposal 3 —

Advisory Vote to Approve the Compensation of Our Named Executive Officers

Background

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the CD&A, the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement.

Addressing the 2020 Say-on-Pay Vote

At the 2020 Annual Meeting, we received 61% shareholder support for our executive compensation program. In response, Board Chairman Greg Kenny and Compensation Committee Chair Carrie Cox undertook a broad-based and multi-faceted effort to meet with investors and understand and address their concerns.

In these meetings, shareholders expressed support for the fundamentals of our executive compensation program and its alignment of pay and performance but thought that we should have disclosed in last year’s proxy statement how the Compensation Committee considered opioid litigation accruals in our compensation determinations last year. Based on what we heard from shareholders as well as on progress on the proposed settlement of governmental opioid litigation, the Compensation Committee took several actions:

reduced the CEO’s fiscal 2021 annual cash incentive award by 65% by eliminating any payout for the earnings component of the award, resulting in a final award of 40% of his target;

reduced fiscal 2021 annual cash incentive awards for other named executive officers by 20%, resulting in final awards of 90% of their targets;

deferred 50% of the CEO’s fiscal 2022 PSU grant to pay out over a two-year period after vesting;

deferred 33% of other executives’ fiscal 2022 PSU grants to pay out a year after vesting;

increased our CEO’s stock ownership guideline to 10 times base salary;

eliminated any upward benefit from the relative TSR modifier on future PSU grants if absolute TSR is negative; and

as anticipated, will return to setting three-year goals in the PSU program beginning with the fiscal 2023 grant.

The Compensation Committee also supported a bonus payment to all non-incentive eligible employees from a portion of the annual cash incentive funding reduction, recognizing their work during the pandemic to fulfill the company’s mission of delivering critical products and solutions to healthcare workers.

In addition to the actions outlined above, we expanded DE&I metrics in the fiscal 2022 annual incentive plan and PSU program.

These actions are described below in greater detail on page 48 of the CD&A.

Conclusion

We urge stockholders to read the letter from the Compensation Committee found on page 41 and the CD&A beginning on page 43 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures appearing on pages 59 through 70, which provide detailed information on the compensation of our named executive officers.

The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our long-term success. Additionally, we believe the fiscal 2021 pay outcomes demonstrate alignment between pay and performance and that the compensation-related actions we took in the last year are consistent with your input and are aligned to our strategy.

Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board has adopted a policy providing for annual say-on-pay advisory votes. Accordingly, the next say-on-pay advisory vote will be held at our 2022 Annual Meeting of Shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE CD&A, THE SUMMARY COMPENSATION TABLE, AND THE RELATED COMPENSATION TABLES, NOTES, AND NARRATIVE IN THIS PROXY STATEMENT.

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LETTER FROM THE HUMAN RESOURCES AND COMPENSATION COMMITTEE

As members of the Human Resources and Compensation Committee, we have designed an executive compensation program that supports long-term value creation and aligns executives’ interests with those of our shareholders. The goals of our program are to: (1) reward performance; (2) emphasize long-term, stock-based incentive compensation; and (3) attract and retain executive talent.

The perspectives of our shareholders on our executive compensation program have always been important inputs into our decision-making process. The company’s historically strong say-on-pay vote results demonstrate investor support for our program. Consequently, we were disappointed in the level of support for the 2020 say-on-pay vote. In response, over the past year, Board Chairman Greg Kenny and Committee Chair Carrie Cox undertook a broad-based and multi-faceted effort to meet with investors and understand and address their concerns.

RESPONDING TO THE 2020 SAY-ON-PAY VOTE

Our outreach to investors occurred in two separate periods — immediately after the 2020 Annual Meeting and again in the summer of 2021. We requested meetings with investors representing 61% of our outstanding shares and ultimately met with investors representing 43% of our outstanding shares. The Committee wanted to understand the reasons underlying investors’ voting decisions, hear investors’ perspectives on executive compensation, discuss possible actions that we were considering, and reaffirm the Committee’s commitment to open dialogue.

We were pleased that shareholders expressed support for the fundamentals of our program and its alignment of pay and performance. We believe that the program is sound and competitive in the marketplace. It rewards performance through pay tied to financial, operational, and individual results, and it emphasizes retention and alignment with shareholders.

Investors also shared that we should have disclosed in last year’s proxy statement how the Committee considered opioid litigation accruals when it determined the CEO’s annual incentive payout. Based on what we heard from shareholders as well as on progress on the proposed settlement of governmental opioid litigation, we took a set of actions that, taken together, recognize the impact of the litigation on company performance and better align our executives’ interests with those of our shareholders. We also provide detailed disclosure about how the impact of the opioid litigation on the company and its shareholders was considered in compensation decisions.

PROPOSED SETTLEMENT OF GOVERNMENTAL OPIOID LITIGATION

In July 2021, Cardinal Health, together with AmerisourceBergen and McKesson, announced that it has negotiated a proposed settlement agreement which, if all conditions are satisfied, would result in the settlement of a substantial majority of opioid lawsuits filed by state and local governmental entities. The proposed settlement agreement is the result of several years of negotiation with state attorneys general and representatives of the local governmental entities.

We believe that the proposed settlement agreement and settlement process are important steps toward achieving broad resolution of governmental opioid claims and delivering meaningful relief to communities across the United States. We also believe that with the settlement process at this stage, we have reached the time to take action.

CardinalHealth / 2021 PROXY STATEMENT	41

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THE ACTIONS WE TOOK

Over the past year, the Committee met numerous times to reflect on shareholder feedback and discuss the most appropriate path forward. We aimed to address the impact of the opioid litigation on the company and its shareholders, while also maintaining our program’s inherent pay-for-performance alignment, its close tie to our strategy, and its ability to attract and retain talented executives. We considered a range of options and evaluated each on its merits and in relationship to others. Following extensive deliberations, we took a set of actions that, taken together, recognize the impact of the opioid litigation on company performance and better align our executives’ interests with those of our shareholders. Specifically, we:

reduced the CEO’s fiscal 2021 annual cash incentive award by 65% by eliminating any payout for the earnings component of the award, resulting in a final award of 40% of his target;

reduced fiscal 2021 annual cash incentive awards for other named executive officers by 20%, resulting in final awards of 90% of their targets;

deferred 50% of the CEO’s fiscal 2022 PSU grant to pay out over a two-year period after vesting;

deferred 33% of other executives’ fiscal 2022 PSU grants to pay out a year after vesting;

increased our CEO’s stock ownership guideline to 10 times base salary;

eliminated any upward benefit from the relative TSR modifier on future PSU grants if absolute TSR is negative; and

as anticipated, will return to setting three-year goals in the PSU program beginning with the fiscal 2023 grant.

We also supported a bonus payment to all non-incentive eligible employees from a portion of the annual cash incentive funding reduction, recognizing their work during the pandemic to fulfill the company’s mission of delivering critical products and solutions to healthcare workers.

In addition to the actions outlined above and in furtherance of the company’s commitment to DE&I, we expanded DE&I metrics in the fiscal 2022 annual incentive plan and PSU program.

THE PATH FORWARD

This past year has been an opportunity for the Committee to further assess our executive compensation program considering our changing business climate, the demands of the pandemic, the opioid litigation accruals and settlement progress, and the views of our shareholders. We remain committed to a pay-for-performance philosophy with strong linkage to the company’s go-forward strategy and look forward to continuing our dialogue with investors.

Carrie S. Cox, Chairman
Patricia A. Hemingway Hall
Nancy Killefer
Dean A. Scarborough

CardinalHealth / 2021 PROXY STATEMENT	42

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Compensation Discussion and Analysis

Executive Summary

This CD&A focuses on the fiscal 2021 compensation of the following executive officers (the “named executive officers” or “named executives”) and describes the executive compensation program and the Compensation Committee’s decisions under it.

MICHAEL C. KAUFMANN	JASON M. HOLLAR	VICTOR L. CRAWFORD
Chief Executive Officer	Chief Financial Officer	Chief Executive Officer Pharmaceutical Segment

STEPHEN M. MASON	JESSICA L. MAYER
Chief Executive Officer Medical Segment	Chief Legal and Compliance Officer

Fiscal 2021 Performance

Fiscal 2021 Compensation Highlights

The Compensation Committee took several actions over the past year, including actions to address shareholder feedback and progress on the proposed settlement of governmental opioid litigation.

No base salary increases. Named executives did not receive base salary increases given performance uncertainties related to COVID-19.

Reduced annual incentive payout for CEO by 65%. In recognition of the impact of the opioid litigation on the company and its shareholders, the Compensation Committee reduced Mr. Kaufmann’s fiscal 2021 annual cash incentive award by 65% by eliminating any payout for the earnings component of the award, resulting in a final award of 40% of his target. The 40% payout was based solely on strong performance under the plan’s cost savings and Our Path Forward strategic metrics.

Reduced annual incentive payouts for other named executives. Other named executives’ annual incentives were reduced by 20% in recognition of the impact of the opioid litigation on the company and its shareholders as well as below-target operating performance, resulting in final awards of 90% of their targets.

All employee bonus. We made a bonus payment to all non-incentive eligible employees from a portion of the annual cash incentive funding reduction, recognizing their work during the pandemic to fulfill the company’s mission of delivering critical products and solutions to healthcare workers.

Below-target PSU payout with TSR modifier. The PSUs that vested in fiscal 2021 paid out at 92% after a 20% reduction for relative TSR.

Deferred 50% of CEO’s fiscal 2022 PSU grant. The Committee deferred 50% of the CEO’s fiscal 2022 PSU grant to pay out over a two-year period after vesting.

Deferred 33% of other executives’ fiscal 2022 PSU grants. The Committee also deferred the payout of 33% of other executives’ fiscal 2022 PSU grants for a year after vesting.

Increased CEO’s stock ownership guideline. The Board increased our CEO’s stock ownership guideline to 10 times base salary from six times base salary.

Changed TSR modifier on PSUs. The Committee eliminated any upward benefit from the relative TSR modifier on future PSU grants if absolute TSR is negative.

Return to three-year earnings goals in PSU program. As anticipated, the Committee will return to setting three-year goals in the PSU program beginning with the fiscal 2023 grant.

(1)

Includes pre-tax accruals of $1.17 billion ($945 million after tax or $3.21 per share) recorded in fiscal 2021 related to the opioid litigation.

(2)

See Annex A for reconciliations to the comparable financial measures prepared in accordance with GAAP and the reasons why we use non-GAAP financial measures.

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Shareholder Engagement and Consideration of 2020 “Say-on-Pay” Vote

It has been our long-standing practice to meet with shareholders throughout the year so that the Board and management can discuss our governance, executive compensation, and sustainability practices.

At the 2020 Annual Meeting, we received 61% shareholder support for our executive compensation program. Our Board took this outcome seriously and, in response, Board Chairman Greg Kenny and Compensation Committee Chair Carrie Cox along with senior members of management undertook a multi-phased and expanded shareholder engagement effort with the goal of understanding and addressing shareholder concerns.

OUTREACH AND ENGAGEMENT SUMMARY
Key Engagement Topics
Executive compensation and responsiveness to shareholder vote Opioid litigation, including settlement developments Board composition, committees, and refreshment			Diversity, equity, and inclusion Environmental sustainability COVID-19 response
Winter 2021

In the winter of 2021, we proactively reached out to investors representing 36% of our outstanding shares and engaged with investors representing 35% of our outstanding shares. The objective of this outreach was to gather feedback on our 2020 say-on-pay vote and share updates on our governance and sustainability practices. The Compensation Committee Chair led meetings with shareholders representing 18% of our outstanding shares, including members of IOPA.

36%	35%	18%
OUTREACH	ENGAGED	DIRECTOR LED
Summer 2021

Our Board Chairman, Compensation Committee Chair, and members of senior management conducted a second round of engagement in the summer of 2021 to discuss compensation-related actions under consideration as well as to provide updates on the opioid litigation and settlement developments and other governance and sustainability topics. We proactively reached out to investors representing 61% of our outstanding shares, ultimately engaging with investors representing 43% of our outstanding shares. The Board Chairman or the Compensation Committee Chair led meetings with shareholders representing approximately 35% of our outstanding shares, including members of IOPA.

61%	43%	35%
OUTREACH	ENGAGED	DIRECTOR LED

Our multi-phased 2021 engagement plan is described below:

CardinalHealth / 2021 PROXY STATEMENT	44

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Key Themes from Investor Meetings

Executive compensation was the primary topic of discussion in our meetings with investors this past winter and summer. During these meetings, our Compensation Committee Chair explained that the Committee had considered the initial accounting accrual for opioid litigation that was taken during fiscal 2020. The Committee decided to wait, however, until the progress of the settlement reached a more definitive stage before acting. Also during these meetings, investors:

expressed their support for the pay-for-performance alignment and structure of our executive compensation program;

reiterated their request for greater disclosure of Compensation Committee decisions; and

shared their views on the continued evolution of program metrics, including the inclusion of DE&I metrics in annual and long-term incentive programs.

Other discussion topics included:

Board oversight of our response to the opioid epidemic (including opioid litigation and settlement negotiations);

Board composition and refreshment;

the new Risk Oversight Committee;

Board oversight and engagement on ESG issues;

DE&I initiatives;

our approach to environmental sustainability; and

our response to the COVID-19 pandemic.

The table below summarizes the feedback we received and the actions taken as a result. See “Committee Decisions for Fiscal 2021” on page 48 for more details about the actions taken.

Investor Feedback	Actions Taken
The Committee should exercise negative discretion with the CEO’s and other named executives’ annual incentive payouts to reflect the magnitude of the opioid litigation accruals.

Took actions in recognition of the impact of the opioid litigation on the company and its shareholders and in response to shareholder feedback:

reduced the CEO’s fiscal 2021 annual cash incentive award by 65% by eliminating any payout for the earnings component of the award, resulting in a final award of 40% of his target;

reduced fiscal 2021 annual cash incentive awards for other named executives by 20%, resulting in final awards of 90% of their targets;

deferred 50% of the CEO’s fiscal 2022 PSU grant to pay out over a two-year period after vesting;

deferred 33% of other executives’ fiscal 2022 PSU grants to pay out a year after vesting;

increased our CEO’s stock ownership guideline to 10 times base salary; and

eliminated any upward benefit from the relative TSR modifier on future PSU grants if absolute TSR is negative.

The Committee should be more transparent about its thought process and decision-making around executive compensation, particularly in regard to opioid litigation impacts.

Made significant enhancements to disclosure, including adding a Committee letter and more detail on shareholder engagement and Committee decisions to address the opioid litigation accruals and settlement progress.

The Committee should seek to find ways to better align and enhance recoupment provisions for executives.	Formalized consideration of executives’ alignment with our Standards of Business Conduct, values, and management behaviors in connection with annual incentive payout decisions.
Investors supported the use of DE&I metrics in our compensation program and encouraged further use of metrics that tie closely to our strategy.	Expanded DE&I metrics in the fiscal 2022 annual incentive plan and PSU program.

Our Compensation Committee has a strong record of responding to shareholder feedback as illustrated by actions taken in recent years, including:

maintaining base salary levels for employees at the Vice President level and above for fiscal 2021 due to uncertainties related to COVID-19;

adding new cost savings and culture goals to the annual and long-term incentive programs that align with key strategic initiatives;

undertaking expanded responsibilities to oversee and advise the Board about human capital management strategies and policies;

increasing the proportion of PSUs to 60% (from 33%) of long-term incentive awards and eliminated stock options in fiscal 2019; and

enhancing our executive compensation clawback provision.

CardinalHealth / 2021 PROXY STATEMENT	45

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Proposed Settlement of Governmental Opioid Litigation and Related Accounting Charges

After several years of negotiations with state attorneys general and representatives of political subdivisions, we and two other national distributors have reached a proposed settlement of governmental opioid litigation. As negotiations have progressed, we have booked several accounting accruals.

PROPOSED SETTLEMENT AGREEMENT	ACCOUNTING FOR OPIOID LITIGATION CHARGES

We, along with other pharmaceutical wholesale distributors and supply chain participants, have been named as defendants in approximately 2,900 lawsuits filed by counties, municipalities, cities, and political subdivisions relating to the distribution of prescription opioid pain medications.

On July 21, 2021, after several years of negotiations, we announced that we and two other national distributors have reached a proposed settlement which, if all conditions are satisfied, would result in the settlement of a substantial majority of opioid lawsuits filed by state and local governmental entities.

We believe the proposed settlement agreement and the process it establishes are important steps toward achieving broad resolution of governmental opioid claims and delivering meaningful relief to thousands of communities across the United States.

If a final settlement is reached, it would collectively provide communities up to approximately $21 billion over 18 years and establish a clearinghouse that consolidates data from all three distributors, which will be available to the settling states to use as part of their controlled substance anti-diversion efforts.

Subject to certain future milestones and the level of participation, we would be responsible for up to $6.4 billion in contributions under the proposed settlement agreement, the majority of which would be paid over 18 years. The proposed settlement agreement is subject to contingencies and will not become effective unless and until the boards of directors of the three distributors each make separate independent determinations that enough states and political subdivisions have agreed to the agreement to proceed. On September 4, 2021, we announced that we and the two other national distributors had determined that enough states have agreed to settle to proceed to the next phase of subdivisions sign-on.

Under applicable accounting standards, we accrue for contingencies related to disputes, litigation, and regulatory matters if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Because loss contingencies are inherently unpredictable and unfavorable developments or resolutions can occur, the assessment is highly subjective and requires judgments about future events.

We regularly review opioid litigation matters to determine whether our accrual is adequate. The amount of ultimate loss may differ materially from an accrual, whether as a result of settlement discussions or a judicial decision or verdict.

Since settlement negotiations have lasted several years, we have booked three separate accruals to date:

$5.6 billion in October 2019 in connection with an agreement in principle to a global settlement framework with a leadership group of state attorneys general;

an additional $1.0 billion in October 2020 as settlement negotiations progressed; and

an additional $149 million in June 2021 in connection with a proposed settlement agreement and other settlement discussions.

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Excluding Litigation Charges from Compensation Metrics

A core objective of our executive compensation program is to design and implement performance metrics that challenge our executives to meet and exceed business goals that deliver sustained performance. Our performance metrics use the same non-GAAP financial measures that we use internally for planning and evaluating our performance and present externally in our earnings materials and SEC reports.

Historically, we have excluded litigation recoveries and charges from our non-GAAP earnings measures, which is common in our industry. This practice ensures that executives have incentives to efficiently resolve litigation when it is in the best interest of the company, helps focus our incentives on underlying business performance, and aligns our incentives with performance during the performance period.

Litigation charges vary significantly, are difficult to predict when setting performance targets, and relate to litigation settlements that are entered into for differing reasons, such as to eliminate ongoing costs related to litigation without any admission or finding of wrongdoing by the company. An accounting charge under GAAP may occur before a final settlement is reached and prior to any actual payment being made, and any eventual settlement may be significantly less or more than the amount accrued. Moreover, litigation charges often do not occur in or reflect the ordinary course of our business, including the ability to execute on our strategy.

We provide thorough disclosure of the adjustments made under our compensation programs for litigation recoveries and charges and other items, including a reconciliation between GAAP and non-GAAP measures. If the Compensation Committee, in its discretion, makes any additional adjustments, those adjustments also are clearly disclosed. Shareholders are therefore able to see the exact adjustments we make.

During our expanded shareholder engagement effort this past year following the 2020 say-on-pay vote, most investors shared that they understood the company’s policy to exclude litigation recoveries and charges from non-GAAP financial measures. And a 2018 shareholder proposal asking us to include certain legal and compliance costs in our performance metrics received only 17% “for” votes.

As we note in the reconciliation in Annex A, we do not adjust our non-GAAP financial measures to exclude opioid-related litigation defense costs, which adversely impacted our fiscal 2021 non-GAAP operating earnings by approximately $113 million.

Considering these factors, the Compensation Committee continues to believe that our performance plan metrics should exclude litigation recoveries and charges with Committee discretion to adjust payouts as appropriate.

Committee Considerations for Fiscal 2021 Compensation Decisions

When the Compensation Committee made its fiscal 2021 compensation decisions for our CEO and other named executives in August 2021, it considered the opioid litigation and the accruals booked during fiscal 2020 and 2021, among other things. The Committee held extensive discussions and considered a variety of factors, including:

Factor	Compensation Committee Considerations
Investor feedback

Investors’ perspectives, including their support for the pay-for-performance alignment and structure of our executive compensation program, the 2020 say-on-pay vote, and feedback on the opioid litigation accruals and what impact they should have on executive compensation

Company performance	The company’s fiscal 2021 performance under the current management team on a financial, operational, strategic, and shareholder return basis
Program structure	The overall structure of the executive compensation program and how it aligns pay outcomes with company performance and shareholder interests
Impact of opioid litigation accruals	The magnitude of the opioid litigation accruals, including their effect on our GAAP financial results and our share price, and the proposed settlement agreement and settlement process
Litigation findings

The absence of any finding or admission of wrongdoing associated with the proposed settlement agreement and the company’s belief that it has valid defenses to the claims and intends to continue to defend itself if a settlement is not achieved

Roles of executives during time period covered by litigation

The roles and responsibilities of the named executives during the time period covered by the litigation, noting that the named executives (other than our CEO) were either not employees or were not executive officers during that period

Compliance actions taken previously	The many actions the company has previously taken to improve and strengthen our controlled substance anti-diversion program
Retaining key talent	The need to provide certainty to retain and incent employees
Impact of COVID-19 pandemic

The impacts of the COVID-19 pandemic on the company and its businesses, including the efforts of its employees to fulfill the company’s mission of delivering critical products and solutions to healthcare workers

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Fiscal 2021 Committee Decisions

The Compensation Committee acted this year to address shareholder feedback and developments in the opioid litigation. The fiscal 2021 compensation actions taken together recognize the impact of the opioid litigation on company performance and better align our executives’ interests with those of our shareholders.

Action taken	Commentary
Reduced CEO’s annual incentive payout by 65% to 40% of his target

In recognition of the impact of the opioid litigation on the company and its shareholders, the Committee eliminated any payout for the earnings component of the CEO’s annual cash incentive award, which represented 73 percentage points of the 113% enterprise funding under the performance metrics.(1) The CEO’s final award of 40% of his target represented a 65% reduction over what he would have received under the performance metrics. The 40% payout was based solely on strong performance under the plan’s cost savings and Our Path Forward strategic metrics.

Reduced other named executives’ annual incentive payouts by 20% to 90% of their targets

Reduced fiscal 2021 annual cash incentive awards for other named executives by 20% in recognition of the impact of the opioid litigation on the company and its shareholders as well as below-target operating performance, resulting in final awards of 90% of their targets.

Approved FY19-21 PSU payout

Approved a 92% payout (after 20% reduction for relative TSR) of the Fiscal 19-21 PSUs under the performance metrics(1) considering the program’s strong pay-for-performance linkage and alignment with the three-year TSR of 31.3%.(2)

Supported all-employee bonus in recognition of efforts during COVID-19 pandemic

Supported making a bonus payment to all non-incentive eligible employees from a portion of the annual cash incentive funding reduction, recognizing their work during the pandemic to fulfill the company’s mission of delivering critical products and solutions to healthcare workers.

Deferred future PSU payouts

Deferred 50% of the CEO’s fiscal 2022 PSU grant to pay out over a two-year period after vesting to ensure stronger long-term alignment with shareholders. Also deferred the payout of 33% of other executives’ grants for a year after vesting.

Increased CEO’s stock ownership guideline	Increased our CEO’s stock ownership guideline to 10 times base salary from six times base salary to further align his interests with the interests of shareholders.
Eliminated upward benefit on PSUs if absolute TSR is negative	Eliminated any upward benefit from the relative TSR modifier on future grants of PSUs if absolute TSR is negative to further the alignment with company performance and shareholder experience.
Returning to three-year goals in PSU program

As anticipated, will return to setting three-year goals in the PSU program beginning with the fiscal 2023 grant. The Committee has used an EPS goal which was the sum of annual targets for the last three PSU grants to address uncertainties associated with the healthcare industry and the COVID-19 pandemic, but has viewed the approach as temporary.

Adopted compliance review process for annual incentive awards

Adopted a formal practice that when the Committee assesses executives’ individual performance for annual incentive awards, it considers executives’ alignment with our Standards of Business Conduct, values, and management behaviors. The Risk Oversight Committee will provide input in this process beginning in fiscal 2022. The practice aligns with incentive deferral principles developed by an IOPA-led working group, in which we participated.

Expanded DE&I metrics in annual incentive plan and PSU program

Expanded DE&I metrics in the fiscal 2022 annual incentive plan and PSU program in furtherance of the company’s commitment to DE&I. The metrics focus on building manager DE&I capability and progress against long-term DE&I management representation goals that we established for three under-represented groups. See pages 30 and 31 for more information about these goals.

(1)

See Appendix A for additional details on the impact of the opioid litigation accruals on the performance metrics used in our incentive plans.

(2)

Total shareholder return over the period from July 1, 2018 through June 30, 2021 expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

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Compensation Philosophy and Practices

Our compensation program is designed to support our long-term growth, with accountability for key annual results. It has the following key objectives:

Reward performance. We tie our executive pay to financial, operational, and individual performance.

Emphasize long-term, stock-based incentive compensation. We emphasize performance and retention using long-term, stock-based incentive compensation, which supports sustainable long-term shareholder return. Combined with stock ownership guidelines, it provides executives with meaningful ownership stakes and aligns their interests with shareholders.

Maintain a competitive program that will attract and retain critical talent. We have designed our compensation program to be competitive in the marketplace and to invest in and reward talent, driving our long-term growth while holding employees accountable to our strategy and our values.

Executive Compensation Governance Features

WHAT WE HAVE	WHAT WE DO NOT HAVE
Significant portion of executive pay consists of performance-based “at risk” elements	No employment agreements with executive team
Performance goals for cost savings and corporate culture (including DE&I)	No dividend equivalents on unvested PSUs or RSUs
Caps on annual cash incentive and PSU payouts	No executive pensions or supplemental retirement plans
Minimum vesting period for long-term incentive awards	No repricing of underwater options without shareholder approval
Stock ownership guidelines for directors and executive officers	No hedging or pledging of company stock
Compensation recoupment (“clawback”) provision	No “single trigger” change of control arrangement
Long-standing, proactive shareholder engagement program and history of responsiveness	No excise tax gross-ups upon change of control

Elements of Compensation for Executive Officers

Our executive officers’ total direct compensation has three elements: base salary; annual incentive; and long-term incentive. In fiscal 2021, long-term incentive awards were granted 60% in PSUs and 40% in RSUs. A significant portion of executive compensation is based on company performance and is at-risk (annual incentive and PSUs). At the beginning of each performance period, the Compensation Committee sets performance goals under our annual incentive program and PSUs. After the performance period ends, the Compensation Committee evaluates the performance and determines payouts. The charts below show the fiscal 2021 target total direct compensation for our Chief Executive Officer and other current named executives.

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Pay Element	Description and Purpose	Links to Business and Talent Strategies
Base salary	Fixed cash compensation, which is reviewed annually and adjusted when appropriate Based on qualifications, experience, role, performance, career progression, market data, and internal pay equity	Competitive base salaries support our ability to attract and retain executive talent
Annual incentive

Variable cash compensation based on achieving goals for annual adjusted non-GAAP operating earnings, tangible capital, cost savings, culture objectives, and individual performance

Target as a percentage of base salary reflects market data and internal pay equity

Primary financial measure reflects our focus on operating earnings

Cost savings goal and culture goals focused on performance, change management, and DE&I align with key strategic initiatives

Executives are assessed on their individual performance, including their alignment with our Standards of Business Conduct, values, and management behaviors

Long-term incentive

Weighted 60% in PSUs and 40% in RSUs

PSUs vest based on achieving goals for adjusted non-GAAP EPS, cost savings, and culture objectives over three years, with a TSR modifier

RSUs vest ratably over three years

Target annual grant value reflects market data and internal pay equity

Supports sustainable long-term shareholder return and closely aligns management’s interests with shareholders’ interests

Non-GAAP EPS is a primary measure for evaluating our performance and is closely followed by the investment community

Cost savings and culture goals align with key strategic initiatives

Long-term incentives help to retain executive talent

Base Salary

No salary increases during fiscal 2021

The Compensation Committee did not change named executives’ base salaries during fiscal 2021. Considering the performance uncertainties related to COVID-19, the Committee decided that employees at the Vice President level and above (including our named executives) would not receive base salary increases, while non-supervisory (including frontline) employees received standard merit base salary increases.

Annual Incentive Compensation

Consistent with last year, our fiscal 2021 annual incentive program payout was weighted 70% on non-GAAP operating earnings performance (with a tangible capital modifier) and 30% on strategic measures for cost savings and culture objectives.

Fiscal 2021 Operating Earnings Goal

The earnings goal is based on non-GAAP operating earnings because it is one of our primary measures of operating performance. If we achieve the threshold earnings goal, tangible capital management operates as a modifier of the payout. Tangible capital management focuses on the efficient use of capital.

Setting the fiscal 2021 targets. The Compensation Committee set the adjusted non-GAAP operating earnings target at the beginning of fiscal 2021. The $2,420 million target was based on the Board-approved budget, which assumed a negative impact of approximately $100 million from the COVID-19 pandemic. Still, the target set represented slight growth over the prior year actual performance of $2,404 million.

When we set the budget, we made several key assumptions and were monitoring numerous variables impacting the rate of recovery from the pandemic. Among these assumptions were the following:

there would be no additional widespread COVID-19 shutdowns;

elective procedures and physician office visits would recover to pre-pandemic levels at the end of fiscal 2021; and

demand for PPE products would continue to exceed supply with higher costs to procure certain PPE products.

Key variables included virus trajectory, provider capacity, patient psychology, and overall health of the economy. We explained these assumptions and uncertainties in our August 2020 earnings call and included them in our fiscal 2021 non-GAAP EPS guidance range. Our outlook for Pharmaceutical segment profit was low single-digit percentage growth. Our outlook for Medical segment profit was a high single-digit percentage decline.

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The Compensation Committee took note of the unprecedented nature of the pandemic and the uncertainty associated with the fiscal 2021 non-GAAP operating earnings budget and adopted a “flatter” payout curve. This curve was intended to avoid excessively rewarding above-target performance, while similarly not excessively punishing below-target performance if impacted by COVID-19 factors.

The Compensation Committee set the tangible capital target at the beginning of fiscal 2021 based on the budget. The goal of the metric is to drive reductions in tangible capital, so the fiscal 2021 target set below the prior year actual result indicated a more rigorous target.

Fiscal 2021 Strategic Goals

Two years ago, we added strategic goals to our annual incentive program based on cost savings and Our Path Forward culture initiatives.

Cost savings. The Compensation Committee set the target for new cost savings projects during fiscal 2021 to align with our internal projections and a publicly announced five-year cost savings goal of more than $500 million against a fiscal 2018 baseline. We recently increased the five-year goal to $750 million. This initiative is designed to streamline our cost structure and position us for sustainable future growth.

Our Path Forward. Enterprise-wide culture goals, which were measured quantitatively, focused on performance management (employees entering goals and performance conversation acknowledgments into our internal tracking system), change management (designated leaders completing change management playbooks), and DE&I (employees completing unconscious bias training and manager racial equity training).

Our Path Forward, which is discussed on pages 29 and 30, is a comprehensive, enterprise-wide strategy to create clarity regarding why we exist, where we are going, how we will grow, what we believe, and how we act. Our Path Forward has enabled a more unified culture across our enterprise, and our employee engagement results reflect not only this unification, but also show collective, positive momentum. The initiative reflects efforts to position the company for the future.

We describe how we calculate these measures under “Performance Measure Calculations” beginning on page 62.

Fiscal 2021 Payout for CEO

As noted earlier, in recognition of the impact of the opioid litigation on the company and its shareholders, Mr. Kaufmann’s annual incentive was reduced by 65%, resulting in a final award of 40% of his target. To arrive at this reduction, the Committee eliminated any payout for the earnings component of the award, which represented 73 percentage points of the 113% enterprise funding under the performance metrics. So, as illustrated in the chart to the right, his payout was based solely on strong performance under the cost savings and Our Path Forward strategic goals, which are discussed above.

Mr. Kaufmann has been instrumental to the company’s efforts to streamline its cost structure and surpass its enterprise cost savings target for a third consecutive year. He has also prioritized DE&I, appointing a group of leaders to an African American and Black Racial Equity Cabinet and spearheading long-term DE&I manager representation goals, among other things.

CEO’s annual incentive reduced by 65% in recognition of impact of opioid litigation on the company and its shareholders, resulting in a final award of 40% of his target

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Other named executives’ annual incentive reduced by 20% in recognition of impact of opioid litigation on the company and its shareholders as well as below-target operating performance, resulting in final awards of 90% of their targets

Fiscal 2021 Payouts for Other Named Executives

As shown in table below, the Compensation Committee reduced the enterprise funding percentage applicable to the other named executives to 90% from 113% in recognition of the impact of the opioid litigation on the company and its shareholders as well as below-target operating performance. The Committee believes that this payout provides appropriate reward and accountability for the named executives’ fiscal 2021 performance and will continue to incent these executives to drive long-term growth.

In arriving at its decision, the Committee noted that the named executives (other than our CEO) were either not employees or were not executive officers before 2017 when the opioid litigation began. Nonetheless, the Committee adjusted their payouts in recognition of the impact of the opioid litigation on the company and its shareholders.

The Committee did not believe that payout under the flatter fiscal 2021 payout curve appropriately reflected operating performance and decided to reduce the payout. This was because adjusted non-GAAP operating earnings performance, as modified by tangible capital, would have led to an above-target payout despite adjusted non-GAAP operating earnings falling 6% below target.

In addition, management made a bonus payment to all non-incentive eligible employees from a portion of the funding reduction.

The company over-performed on the cost savings and Our Path Forward metrics due to both segments exceeding their cost savings targets and strong performance across the enterprise in Our Path Forward goal setting, change management, and DE&I awareness metrics, which the Committee did not adjust.

(dollars in millions)	Weighting	Threshold	Target	Maximum	Actual	Percent of Target	Impact on Enterprise Funding Before Committee Discretion	Impact on Enterprise Funding After Committee Discretion
Adjusted non-GAAP operating earnings(1)	70%	$1,945	$2,420	$2,852	$2,272	94	66 pp	—
Tangible capital modifier(2)		$347	$289	$231	$5	NA	7 pp	—
Adjusted non-GAAP operating earnings with tangible capital modifier							73 pp	50 pp
Cost savings(3)	20%	$40	$120	$240	$151	125	25 pp	25 pp
Our Path Forward(4)	10%	1 rating	3 rating	5 rating	5 rating	150	15 pp	15 pp
Enterprise funding percentage							113%	90%
(1)

A payout level between 20% and 200% is earned for achieving the adjusted non-GAAP operating earnings goals (adjusted for tangible capital).

(2)

Tangible capital modifies adjusted non-GAAP operating earnings performance by up to plus or minus 10 percentage points. Tangible capital below the $289 million target increased the funding based on adjusted non-GAAP operating earnings by up to 10 percentage points until it reached $231 million.

(3)

A payout level between 50% and 200% is earned for achieving the cost savings goals.

(4)

A payout level between 50% and 150% is earned for achieving the Our Path Forward goals.

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Fiscal 2021 Annual Incentive Targets and Payouts

The Compensation Committee annually reviews our named executives’ annual incentive targets as a percentage of base salary. After the review at the beginning of fiscal 2021, the Committee did not change any of the named executives’ targets. Based on the funding decisions discussed above, the Committee awarded each of the named executives the fiscal 2021 annual incentive awards set forth in the chart below.

Name	Target (% of Base Salary)	Target Amount ($)	Enterprise Funding Before Committee Discretion (%)	Amount Before Committee Discretion	Reduction Through Committee Discretion (%)	Actual Amount ($)	Actual (% of Target)
Kaufmann	150	1,950,000	113	2,203,500	65	780,000	40
Hollar	100	700,000	113	791,000	20	630,000	90
Crawford	100	725,000	113	819,250	20	652,500	90
Mason	100	625,000	113	706,250	20	562,500	90
Mayer	90	517,500	113	584,775	20	465,750	90

Long-Term Incentive Compensation

Fiscal 19-21 PSUs paid out at 92% after 20% reduction for relative TSR

Fiscal 2019-2021 PSU Payouts

In August 2021, the Compensation Committee certified the payout level of the Fiscal 19-21 PSUs at 92% after a 20% reduction for relative TSR. The PSUs were earned based on the average of the adjusted non-GAAP EPS payout level for each of the three fiscal years in the performance period, as adjusted by the relative TSR modifier.

The Committee set the adjusted non-GAAP EPS target for the first year of the performance period (fiscal 2019) to align with the Board-approved budget of $5.05, which reflected headwinds due to generic program performance and customer renewals. The first-year target was above the midpoint of our public non-GAAP EPS guidance range of $4.90 to $5.15 issued at the beginning of fiscal 2019. To achieve the threshold (50%) payout level for the second and third years of the performance period required growth of at least 1% over the prior year’s actual results.

The relative TSR modifier decreases the payout by 20% if TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if TSR is above the 80th percentile of the index. The Committee includes the modifier to link this long-term incentive compensation directly to our relative shareholder returns and provide further alignment with shareholder interests while also recognizing factors that impact our industry and peers.

Goal	Fiscal Year	Threshold ($)	How Threshold Was Set	Target ($)	How Target Was Set	Maximum ($)	How Maximum Was Set	Actual ($)	Actual Percent Growth (%)	Payout Level (%)
Adjusted non-GAAP EPS(1)	2019	4.75		5.05		5.35		5.28		169
	2020	5.33	1% growth from $5.28	5.44	3% growth from $5.28	5.60	6% growth from $5.28	5.45	3	102
	2021	5.49	1% growth from $5.45	5.61	3% growth from $5.45	5.76	6% growth from $5.45	5.57	2	74
3-year average payout level										115
TSR modifier(2)					Below 20th percentile
Final payout level										92
(1)

The Compensation Committee set absolute goals for the first year of the performance period and the following annual growth goals for the second and third years: 1% at threshold; 3% at target; and 6% at maximum. Achieving threshold performance results in a 50% payout level, achieving target performance results in a 100% payout level, and achieving maximum performance results in a 200% payout level.

(2)

The TSR modifier decreases the payout by 20% if TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if TSR is above the 80th percentile of the index.

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Under the TSR modifier, the Fiscal 19-21 PSU payout was reduced to 92% from 115%.

We believe that uncertainty over opioid litigation and associated accounting accruals have had a negative effect on our stock price and TSR performance.

Beyond the 20% reduction to the payout under the relative TSR modifier, the Committee did not make any other adjustments to the Fiscal 19-21 PSUs although it recognized that non-GAAP EPS excluded opioid litigation accruals. The Committee noted that the company grew non-GAAP EPS in each year of the performance period in a difficult environment, including during the COVID-19 pandemic, and did not adjust either the PSU performance goals or results to remove the negative earnings impact of the pandemic.

The Committee also noted management’s efforts during the performance period in efficiently deploying capital, including significantly strengthening the balance sheet. It further noted the strong linkage of pay and performance, including a three-year TSR of 31.1%.

Based on all these factors, the Committee believed that the payout was appropriate. It also decided to defer 50% of the CEO’s fiscal 2022 PSU grant to pay out over a two-year period after vesting and 33% of other executives’ fiscal 2022 PSU grants to pay out a year after vesting.

As shown in the chart below, our PSU payouts over the last four performance cycles have aligned with the three-year TSR for those periods, illustrating pay for performance.

3-year TSR**
(37.1)%	(33.7)%	(25.3)%	31.1%
* Final payout was reduced 20% for relative TSR.
** Total shareholder return over the three fiscal year period expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

The table below shows the target and earned Fiscal 19-21 PSUs for those named executives who had received this grant.

Name	Target Number of Shares (#)	Number of Shares Earned (#)
Kaufmann	107,463	98,866
Crawford	26,028	23,946
Mason	7,836	7,209
Mayer	19,772	18,190

Fiscal 2021 Long-Term Incentive Grants

Consistent with prior years, fiscal 2021 long-term incentive awards were delivered 60% in PSUs and 40% in RSUs. The Compensation Committee annually reviews our named executives’ long-term incentive targets. The Committee increased Mr. Mason’s target to $2.5 million (from $2.25 million) and Ms. Mayer’s target to $1.85 million (from $1.75 million) prior to the fiscal 2021 annual grant based primarily on market data. Mr. Mason and Ms. Mayer were promoted into their current roles two years ago, and the Committee has been increasing their target compensation toward the median of our Comparator Group data for their respective roles since their promotions. The Committee did not change the other named executives’ targets.

The following table shows the long-term incentive awards made in the fiscal 2021 annual grant to named executives.

Name	Fiscal 2021 Long-Term Incentive Target ($)	Fiscal 2021 Annual Grant Awards
		RSUs ($)	Target PSUs ($)	Total ($)
Kaufmann	10,000,000	4,000,000	6,000,000	10,000,000
Hollar	2,500,000	1,000,000	1,500,000	2,500,000
Crawford	2,750,000	1,100,000	1,650,000	2,750,000
Mason	2,500,000	1,000,000	1,500,000	2,500,000
Mayer	1,850,000	740,000	1,110,000	1,850,000

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Fiscal 2021-2023 PSU Grants

When granting PSUs for the fiscal 2021 through fiscal 2023 performance cycle (the “Fiscal 21-23 PSUs”), consistent with last year’s grant, the Compensation Committee based the goals on adjusted non-GAAP EPS and strategic measures for cost savings and culture.

(dollars in millions)	Weighting	Threshold	Target	Maximum
Adjusted non-GAAP EPS(1)	70%	90% of cumulative EPS goal	100% of cumulative EPS goal	115% of cumulative EPS goal
Cost savings(1)	20%	$125	$250	$475
Our Path Forward(2)	10%	No change in leadership score	2 pp increase in leadership score	9 pp increase in leadership score
TSR modifier(3)
(1)

A payout level between 50% and 200% is earned for achieving the adjusted non-GAAP EPS and cost savings goals.

(2)

A payout level between 50% and 150% is earned for achieving the Our Path Forward goal.

(3)

The TSR modifier decreases the payout by 20% if TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if TSR is above the 80th percentile of the index.

EPS GOAL

Adjusted non-GAAP EPS remains the primary PSU performance measure because non-GAAP EPS is one of our primary measures of operating performance and is an important measure used by the investment community to evaluate our performance. The EPS goal is a three-year cumulative goal, which is the sum of annual targets set by the Compensation Committee.

The Committee set the adjusted non-GAAP EPS target for fiscal 2021 at $5.60 to align with the Board-approved budget, which was 3% higher than the prior year’s actual results ($5.45). The target was consistent with our public EPS guidance range issued at the beginning of fiscal 2021.

The Committee continued the same EPS goal-setting approach used for the fiscal 2020 PSU grant, which the Committee had adopted to address significant healthcare industry uncertainties that the company had been facing before the COVID-19 pandemic. These uncertainties heightened during the pandemic and have continued to make setting appropriate three-year goals very challenging. As anticipated, the Committee will return to setting three-year goals beginning with the fiscal 2023 PSU grant.

STRATEGIC GOALS

Cost savings. Consistent with the prior fiscal year’s grant, the Fiscal 21-23 PSUs included a three-year cost savings measure based on cost savings achieved during the performance period. The Compensation Committee set the three-year cost savings target to align with our internal projections and a publicly announced five-year cost savings goal of more than $500 million.

Our Path Forward. Also consistent with the prior fiscal year’s grant, the Fiscal 21-23 PSUs included an Our Path Forward measure (see pages 29 and 30 for a discussion of Our Path Forward) focused on a cultural insight and leadership score improvement from our employee engagement surveys.

TSR MODIFIER

A relative TSR modifier measured over a three-year period continues to link this long-term incentive compensation directly to our relative shareholder returns. We use the S&P 500 Health Care Index as the peer group because it is an objective, widely available index with broad representation in the healthcare sector.

As noted elsewhere, beginning with the PSU grant for the fiscal 2022 to fiscal 2024 performance cycle (the “Fiscal 22-24 PSUs”) made in August 2021, we eliminated any upward benefit from the relative TSR modifier if absolute TSR is negative to further the alignment with company performance and shareholder experience.

OPERATING CASH FLOW THRESHOLD

Operating cash flow must exceed net earnings for the first two years of the performance period for any of the Fiscal 21-23 PSUs to vest, regardless of whether the other goals are achieved.

We describe how we calculate these measures under “Performance Measure Calculations” beginning on page 62.

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Fiscal 2022 Program Changes

As part of its annual review of our incentive programs and in response to input from our shareholders, the Compensation Committee made changes to both our short- and long-term incentive programs for fiscal 2022.

Program	Changes
Fiscal 2022 annual cash incentive

Payout is weighted 65% on adjusted non-GAAP operating earnings performance, 15% on operating cash flow performance, 10% on cost savings, and 10% on an Our Path Forward goal focusing on strengthening manager DE&I capability and progress against long-term DE&I representation goals. The tangible capital modifier on non-GAAP operating earnings performance was eliminated.

Fiscal 22-24 PSUs	Goals

Goals and weighting remained unchanged, but Our Path Forward goal was changed to focus on progress against the long-term DE&I representation goals.

While the annual EPS goal-setting was used again for this grant, as anticipated, the Committee will return to setting three-year goals beginning with the fiscal 2023 to fiscal 2025 performance cycle.

Deferral

Payout of 50% of CEO’s grant deferred, half of which settles one year after vesting and the other half settles two years after vesting. 33% of other executives’ grants deferred until one year after vesting. Deferrals remain in effect post-employment termination.

	TSR modifier	Not eligible for the 20% upward TSR modifier unless absolute TSR is positive.
Share ownership guidelines	CEO’s stock ownership guideline was increased to 10 times base salary from six times base salary to further align his interests with the interests of shareholders.

Other Elements of Compensation

401(k) Savings and Deferred Compensation Plans

Our 401(k) Savings Plan and DCP allow most of our U.S.-based employees to accumulate value on a tax-deferred basis and allow us to be competitive in recruiting and retaining talent. Our DCP permits certain management employees, including the named executives, to defer payment and taxation of a portion of their salary and annual incentive compensation into a variety of different investment alternatives. We make matching contributions subject to limits discussed under “Deferred Compensation” on page 66. We also may make additional contributions to the 401(k) Savings Plan and DCP on the same basis for all employees. Named executives also may elect to defer payment and taxation of PSUs and RSUs.

Other Benefits and Perquisites

The Compensation Committee encourages use of our corporate aircraft for the personal travel of our CEO because it increases his time available for business purposes and enhances his safety and security, especially during the COVID-19 pandemic. The Compensation Committee increased Mr. Kaufmann’s fiscal 2021 personal travel allowance to $250,000 from $150,000 in the prior year considering the continuing COVID-19 pandemic and his safety and security. He does not receive tax reimbursement for any imputed income associated with personal travel. Mr. Kaufmann has an aircraft time-sharing agreement, under which he may reimburse us for incremental costs when he uses the aircraft for personal travel. Reimbursed travel does not count against his allowance.

During fiscal 2021, the Compensation Committee authorized Messrs. Hollar and Crawford to temporarily commute by corporate aircraft for a limited number of trips between their out-of-state residences and our corporate headquarters for safety reasons due to the COVID-19 pandemic. Under normal circumstances, executives commute commercially at their own expense. Messrs. Hollar and Crawford did not receive tax reimbursement for any imputed income associated with personal travel.

Severance and Change of Control Benefits

Under our Board-adopted Senior Executive Severance Plan (the “Severance Plan”), our named executives are eligible for severance benefits under certain circumstances. Specifically, if we terminate a named executive without cause, or

a named executive resigns for good reason during the two-year period commencing upon a change of control (the “change of control period”)

then, the named executive will receive:

in the case of the CEO, cash severance equal to 2.0 times (or 2.5 times if the termination occurs during the change of control period) the sum of annual base salary and target bonus;

in the case of other named executives, cash severance equal to 1.5 times (or 2.0 times if the termination occurs during the change of control period) the sum of annual base salary and target bonus; and

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a prorated annual bonus for the year of termination based on actual performance (or the greater of target performance and actual performance if the termination occurs during the change of control period) and up to 18 months of health insurance premiums.

Receipt of these amounts is conditioned upon execution of a general release and compliance with certain restrictive covenants.

We believe that the Severance Plan is competitive with market practices and provides appropriate levels of compensation under standard terms and conditions related to executive separations. These benefits are an important component of our compensation packages designed to attract and retain top caliber talent in senior leadership roles and define terms and conditions of separation events.

We do not have any agreements to provide change-of-control excise tax gross-ups. We discuss our severance payments and benefits in detail under “Potential Payments on Termination of Employment or Change of Control” beginning on page 67.

Our Policies, Guidelines, and Practices Related to Executive Compensation

Role of Compensation Committee’s Compensation Consultant

The Compensation Committee has utilized Korn Ferry as its independent executive compensation consultant since 2018. The nature and scope of the consultant’s engagement consists primarily of:

participating in meetings of the Compensation Committee;

providing compensation data on the Comparator Group; and

providing advice and recommendations related to compensation for our executive officers, the design of our executive compensation program, the response to our 2020 say-on-pay vote, the composition of our Comparator Group, and director compensation.

Fees paid to Korn Ferry in fiscal 2021 for executive and director compensation consulting services provided to the Compensation Committee were $173,680. Korn Ferry also provides other services to management, including leadership development services. Fees paid to Korn Ferry in fiscal 2021 for these other services were $320,168.

The Compensation Committee has determined that Korn Ferry is independent and its work for the company does not raise any conflicts of interest. The Compensation Committee reached this determination by reviewing the fees paid to Korn Ferry and evaluating its work under applicable SEC and NYSE rules on conflicts of interest and independence. This evaluation included considering all the services provided to the company, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest and maintain independence, any business or personal relationships between Korn Ferry and the members of our Compensation Committee or executive officers, and any ownership of our stock by Korn Ferry’s team that provided any executive and director compensation consulting services. The Compensation Committee pre-approves the engagement of Korn Ferry for any non-compensation consulting.

Role of Executive Officers

Our CEO and Chief Human Resources Officer participate in Compensation Committee meetings to make recommendations regarding program design and compensation amounts, present performance assessments of the named executives (other than our CEO), and discuss company performance. The Compensation Committee delegates authority to our executive officers to administer compensation plans for participants who are not officers subject to Section 16 of the Exchange Act.

Our CEO reviews performance objectives with the Compensation Committee at the beginning of the fiscal year. At the end of the fiscal year, the Committee reviews and discusses the performance and compensation of the CEO in executive session and with the Chairman of the Board. The CEO does not participate in decisions regarding his own compensation.

Comparator Group

The Compensation Committee establishes target compensation levels based on a variety of factors, including data from a “Comparator Group” of similarly situated public companies, which helps the Compensation Committee to assess whether our executive pay remains reasonable and competitive in the marketplace. Developed with the assistance of the Compensation Committee’s compensation consultant, our Comparator Group reflects the industry in which we primarily compete for executive talent and includes direct competitors and other companies in the healthcare field. Our Comparator Group also includes air/freight and logistics companies and retailers because of their similar sizes and business models. The following companies comprised the Comparator Group for fiscal 2021 executive pay decisions, which did not change from the prior fiscal year:

Abbott Laboratories	Kroger
AmerisourceBergen	LabCorp
Anthem	McKesson
Baxter International	Medtronic
Becton Dickinson	Owens & Minor
Boston Scientific	Stryker
CIGNA	Sysco
CVS Health	Target
Danaher	Thermo Fisher Scientific
FedEx	United Parcel Service
Henry Schein	UnitedHealth Group
Johnson & Johnson	Walgreens Boots Alliance

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The Compensation Committee, working with its compensation consultant, periodically reviews the group’s composition to ensure that the companies remain relevant for comparison purposes. The Compensation Committee uses the following key guidelines when it reviews the Comparator Group’s composition with the assistance of Korn Ferry:

firm size (firms generally falling in the range of 0.2 to 2.0 times our revenue and 0.2 to 5.0 times our market capitalization);

industry;

business model; and

other secondary considerations, such as talent market, customer base, and market presence.

Our revenue is in the top quintile of the Comparator Group and our market capitalization is in the bottom quintile.

Our Compensation Committee compares total direct compensation (base salary plus annual and long-term incentive) against the median of the Comparator Group as a reference point in setting target compensation levels. In addition to competitive market data, the Compensation Committee also considers internal pay equity and an executive’s experience, scope of responsibility, individual performance, potential, and unique or hard-to-replace skills, as well as retention considerations.

Risk Assessment of Compensation Programs

Management has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Cardinal Health. This risk assessment included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that could raise more significant risks, and evaluating other controls and processes designed to identify and manage risk. The Compensation Committee along with Korn Ferry reviewed the risk assessment and concurred with management’s conclusion.

Stock Ownership Guidelines

We have stock ownership guidelines to align the interests of executive officers and directors with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors must accumulate and hold while serving in these positions. In August 2021, the Board increased our CEO’s stock ownership guideline to 10 times base salary from six times base salary to further align his interests with the interests of shareholders.

Multiple of Base Salary/Annual Cash Retainer
Chief Executive Officer	10x
Chief Financial Officer and Segment Chief Executive Officers	4x
Other executive officers	3x
Non-management directors	5x

We count common shares, RSUs, and phantom shares held through the DCP under the stock ownership guidelines. Executive officers and directors must retain 100% of the net after-tax shares received under any equity awards until they satisfy the required ownership levels.

Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)

We may require repayment of cash incentives and gains realized under equity awards and cancel outstanding equity awards in specified instances of executive misconduct, including misconduct causing a financial statement restatement or a material violation of law or of our Standards of Business Conduct that causes material financial harm to us.

We will disclose publicly the incentive compensation forfeitures or repayments from our executive officers if required by law or if we have already disclosed publicly the underlying event triggering the forfeiture or repayment and the disclosure would not violate any individual’s privacy rights, is not likely to result in or exacerbate any existing or threatened employee, shareholder, or other litigation, arbitration, investigation, or proceeding against us, and is not otherwise prohibited.

These clawback provisions support our compliance and risk management programs. We discuss the provisions in more detail under “Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)” on page 64.

Hedging and Pledging Shares

Our Board has adopted a policy prohibiting all employees and directors from entering into short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, or derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Equity Grant Practices

The Compensation Committee typically approves the annual equity grant in August of each year and sets August 15 as the grant date. The Compensation Committee expects the annual grant date to follow the release of earnings for the prior fiscal year in early August, without regard to whether we are aware of material nonpublic information.

Equity Dilution Practices

Our fiscal 2021 annual equity run rate was 0.69%. We calculate our equity run rate as the total number of shares subject to equity awards granted in the fiscal year divided by the weighted average number of our common shares outstanding during the fiscal year.

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Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing CD&A with management. Based on that review and discussion, we have recommended to the Board of Directors that the CD&A be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

Submitted by the Human Resources and Compensation Committee of the Board.

Carrie S. Cox, Chairman
Patricia A. Hemingway Hall
Nancy Killefer
Dean A. Scarborough

Executive Compensation Tables

The table below summarizes fiscal 2021 compensation for:

our CEO;

our Chief Financial Officer; and

our three other most highly compensated executive officers as of June 30, 2021, the end of our fiscal 2021.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael C. Kaufmann Chief Executive Officer	2021	1,300,000	0	10,197,832	0	780,000	204,546	12,482,378
	2020	1,286,612	0	10,239,990	0	2,547,492	143,033	14,217,127
	2019	1,193,288	0	12,110,701	0	2,126,439	140,576	15,571,004
Jason M. Hollar Chief Financial Officer	2021	700,000	0	2,549,444	0	630,000	71,416	3,950,860
	2020	124,317	1,550,000	2,067,619	0	149,180	213,137	4,104,253
Victor L. Crawford Chief Executive Officer — Pharmaceutical Segment	2021	725,000	0	2,804,433	0	652,500	35,894	4,217,827
	2020	721,653	0	2,815,992	0	909,283	14,250	4,461,178
	2019	443,014	2,500,000	3,095,770	0	502,378	184,660	6,725,822
Stephen M. Mason Chief Executive Officer — Medical Segment	2021	625,000	0	2,549,444	0	562,500	17,256	3,754,200
	2020	511,749	0	2,304,024	0	586,348	21,350	3,423,471
Jessica L. Mayer Chief Legal and Compliance Officer	2021	575,000	0	1,886,574	0	465,750	11,810	2,939,134
	2020	547,268	0	1,792,014	0	559,061	15,859	2,914,202
	2019	429,856	0	2,152,539	0	364,933	19,707	2,967,035
(1)

The amounts reported represent the aggregate accounting value of PSUs (at target) and RSUs granted during each fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2021 table on page 61 and the accompanying footnotes for information on the accounting value of each award granted in fiscal 2021. The accounting values of the PSUs granted during fiscal 2021 at target are: Mr. Kaufmann — $6,197,813; Mr. Hollar — $1,549,439; Mr. Crawford — $1,704,422; Mr. Mason — $1,549,439; and Ms. Mayer — $1,146,595. The accounting values of the PSUs granted during fiscal 2021 assuming that the highest level of performance conditions will be achieved are: Mr. Kaufmann — $14,502,892; Mr. Hollar — $3,625,709; Mr. Crawford — $3,920,149; Mr. Mason — $3,625,709; and Ms. Mayer — $2,683,059.

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All Other Compensation

The amounts shown for “All Other Compensation” for fiscal 2021 include: company contributions to the named executive’s account under our 401(k) plan; company contributions to the named executive’s account under our DCP; and perquisites, in the following amounts:

Name	Company 401(k) Savings Plan Contributions ($)	Company Deferred Compensation Plan Contributions ($)	Perquisites ($)(1)		Total ($)
Kaufmann	11,600	4,000	188,946	(2)	204,546
Hollar	17,224	2,247	51,945	(3)	71,416
Crawford	11,600	—	24,294	(3)	35,894
Mason	12,459	4,797	—		17,256
Mayer	11,810	—	—		11,810
(1)

The amounts shown include the value of perquisites and other personal benefits if the aggregate value exceeded $10,000. We quantify each reported perquisite or personal benefit if it exceeds $25,000.

(2)

The amount reported for Mr. Kaufmann includes the incremental cost to us of his personal use of corporate aircraft ($184,382), home security system monitoring fees, and personal liability insurance coverage. We calculate the incremental cost of personal use of corporate aircraft based on the average cost of fuel, average trip-related maintenance costs, crew travel expenses, per flight landing fees, hangar and parking costs, and smaller variable costs. Since we use our aircraft primarily for business travel, we do not include fixed costs, such as depreciation, pilot salaries, and certain maintenance costs. For fiscal 2021, Mr. Kaufmann received up to $250,000 in personal use of corporate aircraft. He does not receive tax reimbursement for any imputed income associated with personal travel. He has an aircraft time-sharing agreement, under which he may reimburse us for incremental costs when he uses the aircraft for additional personal travel consistent with Federal Aviation Administration regulations. Reimbursed travel does not count against his personal use allowance.

(3)

The amount reported for Mr. Hollar includes the incremental cost to us of his personal use of corporate aircraft ($48,892) and personal liability insurance coverage. The amount reported for Mr. Crawford includes the incremental cost to us of his personal use of corporate aircraft, home security system monitoring fees, and personal liability insurance coverage. During fiscal 2021, the Compensation Committee authorized Messrs. Hollar and Crawford to temporarily commute by corporate aircraft for a limited number of trips between their out-of-state residences and our corporate headquarters for safety reasons due to the COVID-19 pandemic. Under normal circumstances, executives commute commercially at their own expense. Messrs. Hollar and Crawford did not receive tax reimbursement for any imputed income associated with personal travel.

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Grants of Plan-Based Awards for Fiscal 2021

The table below supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2021.

Name/Award Type	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Potential Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kaufmann
Annual Incentive			390,000	1,950,000	3,802,500
PSUs	8/15/2020	8/3/2020				55,887	111,773	261,549		6,197,813
RSUs	8/15/2020	8/3/2020							74,516	4,000,019
Hollar
Annual Incentive			140,000	700,000	1,365,000
PSUs	8/15/2020	8/3/2020				13,972	27,943	65,387		1,549,439
RSUs	8/15/2020	8/3/2020							18,629	1,000,005
Crawford
Annual Incentive			145,000	725,000	1,413,750
PSUs	8/15/2020	8/3/2020				15,369	30,738	71,927		1,704,422
RSUs	8/15/2020	8/3/2020							20,492	1,100,011
Mason
Annual Incentive			125,000	625,000	1,218,750
PSUs	8/15/2020	8/3/2020				13,972	27,943	65,387		1,549,439
RSUs	8/15/2020	8/3/2020							18,629	1,000,005
Mayer
Annual Incentive			103,500	517,500	1,009,125
PSUs	8/15/2020	8/3/2020				10,339	20,678	48,387		1,146,595
RSUs	8/15/2020	8/3/2020							13,785	739,979
(1)

This information relates to annual cash incentive award opportunities with respect to fiscal 2021 performance. Amounts actually earned under the annual cash incentive awards are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

“Equity Incentive Plan Awards” are PSUs granted during the fiscal year under our 2011 LTIP. PSUs are eligible to vest based on achieving goals for cumulative adjusted non-GAAP EPS over three annual periods, three-year cost savings, and an Our Path Forward measure over the performance period, with a modifier based on TSR relative to the S&P 500 Health Care Index. A cashflow threshold must be achieved to receive any payout under the PSUs.

(3)

“All Other Stock Awards” are RSUs granted during the fiscal year under our 2011 LTIP that vest ratably over three years and accrue cash dividend equivalents that are payable when, and only to the extent that, the RSUs vest.

(4)

We valued PSUs using a Monte Carlo simulation valuation model, which applies a risk-free interest rate and expected volatility assumptions. The risk-free interest rate is assumed to equal the yield on U.S. Treasury bonds on the grant date with remaining terms consistent with the remaining performance measurement period. Expected volatility is based on the average of historical volatility over a look-back period commensurate with the remaining performance measurement period ending on the grant date and the implied volatility from exchange-traded options as of the grant date. The assumed per-share value was $55.45 using a risk-free rate of 0.17% and expected volatility of 36.16%. These accounting values differ from the compensation values of PSU awards discussed in CD&A.

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2011 Long-Term Incentive Plan

Our key executive employees, including our named executives, are eligible to receive annual cash incentive awards under our 2011 LTIP. As discussed in the CD&A, for 70% of the fiscal 2021 annual incentive award payout, the Compensation Committee set a performance goal of adjusted non-GAAP operating earnings and established a matrix of potential funding percentages based upon achievement of varying levels of earnings, subject to adjustment based on tangible capital performance. The Compensation Committee set additional strategic goals for cost savings and Our Path Forward for the remaining 30%. Based on performance against these goals, an aggregate funding percentage determines the named executives’ annual incentive awards before applying an individual performance factor. The performance goals established by the Compensation Committee may vary from year to year.

The 2011 LTIP provides that the timing of payment of any cash award will occur on or before the 15th day of the third month after the end of the applicable performance period, unless the Compensation Committee exercises its discretion to specify another payment date or to defer payments. The 2011 LTIP also grants the Compensation Committee broad discretion to assess and determine the amounts payable, including how performance was achieved and whether there were inappropriate risks undertaken or conduct by individual participants. In practice, the Compensation Committee has deferred decisions on payment of awards under the annual cash incentive program until fiscal year-end audited financial statements are substantially complete to support its assessment of the company’s and named executives’ performance. The Compensation Committee retains discretion to adjust upward or downward the amount payable under a cash award, including, if appropriate, to support the company’s clawback policy. It also may make annual incentive awards to named executives even if we do not achieve the threshold performance goals.

Under our 2011 LTIP, we also may grant stock options, stock appreciation rights, stock awards, and other stock-based awards to employees. During fiscal 2021, we granted PSUs and RSUs under the 2011 LTIP to our named executives, as shown in the Grants of Plan-Based Awards for Fiscal 2021 table on page 61 and discussed in CD&A. The 2011 LTIP provides for “double-trigger” accelerated vesting in connection with a change of control, under which the vesting of awards will accelerate only if there is a qualifying termination within two years after the change of control or if the surviving entity does not provide qualifying replacement awards.

We have one-year minimum vesting provisions in our 2011 LTIP. Under these provisions, stock options and stock awards are subject to a one-year vesting condition, except upon a change of control or the death or disability of the grantee or for up to an aggregate not to exceed 5% of the total number of shares provided for in the 2011 LTIP.

PSUs granted under the 2011 LTIP settle after a performance period by the issuance of shares, which may be a fraction or multiple of the target number of PSUs subject to an award. Issuance of the shares is subject to both continued employment and the achievement of performance goals established by the Compensation Committee (which may vary from award to award).

As discussed in the CD&A, the Compensation Committee established performance goals for the Fiscal 21-23 PSUs based on cumulative adjusted non-GAAP EPS over three annual periods for 70% of the payout and cost savings and Our Path Forward strategic goals for the remaining 30%. A modifier based on TSR relative to the S&P 500 Health Care Index is then applied to determine the final payout. A cashflow threshold must be achieved to receive any payout.

We describe how we calculate the measures referred to in this section under “Performance Measure Calculations” below.

Performance Measure Calculations

Our primary annual incentive and PSU performance measures are based on the same non-GAAP financial measures that we use internally for planning and evaluating our performance and present externally in our earnings materials and SEC reports. We adjust these non-GAAP financial measures to exclude some items that are included in our GAAP measures, such as restructuring and employee severance costs, amortization and other acquisition-related costs, impairments and gain or loss on disposal of assets, and net litigation recoveries or charges. We make these adjustments primarily because they are not part of our ongoing operations or included in our financial planning, or they relate to events that may have occurred in prior or multiple periods or their timing or amount is inherently unpredictable. We explain the adjustments to our non-GAAP financial measures and provide a reconciliation to GAAP measures in Annex A.

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Award	Performance Measure	Calculation
Annual Cash Incentive	Adjusted non-GAAP operating earnings

Non-GAAP operating earnings(1) adjusted to exclude annual cash incentive expense to the extent below or above target performance, PSU expense to the extent below or above budgeted performance, and income or expense related to the performance of our DCP assets that is included within distribution, selling, general, and administrative expenses in our consolidated statement of earnings.(2)

	Tangible capital modifier	12-month average of total assets, less total liabilities (other than interest-bearing long-term obligations), goodwill and other intangibles, net, and cash and equivalents.(2)
	Cost savings	Annual cost savings achieved through cost optimization initiatives.
Our Path Forward

Rating between 1 and 5 based on achievement of goals set for performance management (percentage of employees entering goals and performance conversation acknowledgments into our internal tracking system by set deadline), change management (percentage of designated leaders completing change management playbooks), and DE&I (percentage of employees completing unconscious bias training and manager racial equity training by set deadline).

Fiscal 19-21 PSUs	Three-year average adjusted non-GAAP EPS payout level

Sum of the annual payout levels based on achievement of adjusted non-GAAP EPS(3) goals in each of the three fiscal years during the performance period, divided by three. A payout level is earned for each fiscal year based on achieving set levels of adjusted non-GAAP EPS for the first fiscal year and growth over the prior fiscal year’s adjusted non-GAAP EPS for the second and third fiscal years.

TSR modifier

Cumulative TSR for the performance period assuming dividend reinvestment and determined based on the average daily closing stock prices for the 20 trading days ending immediately prior to the first day and last day of the three-year performance period, respectively. TSR percentile rank references companies in the S&P 500 Health Care Index on both the first and the last day of the performance period and any company that filed for bankruptcy during the performance period is assigned a -100% TSR.

Fiscal 21-23 PSUs	Adjusted non-GAAP EPS payout level

Level of achievement of cumulative adjusted non-GAAP EPS goal, which is the sum of the annual adjusted non-GAAP EPS goals established at the beginning of each of the three fiscal years during the performance period.

	Cost savings	Attaining realized cost savings during the performance period incremental to the cost savings realized prior to the beginning of the performance period.
	Our Path Forward	Maintaining or increasing a cultural insight and leadership score in the final employee engagement pulse survey completed during the performance period from the current baseline score.
	TSR modifier	Same calculation as used for Fiscal 19-21 PSUs.
	Cash flow threshold	Operating cash flow(4) exceeding net earnings(5) for the first two years of the performance period.
(1)

Non-GAAP operating earnings is operating earnings/(loss) excluding LIFO charges/(credits), surgical gown recall costs/(income), state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, and litigation (recoveries)/charges, net.

(2)

Historically, we have excluded the results of acquired or divested businesses from the adjusted non-GAAP operating earnings and tangible capital calculations if they were not included in our Board-approved annual budget. The Compensation Committee also may make other adjustments for purposes of determining whether we achieved our performance goals.

(3)

Adjusted non-GAAP EPS is adjusted non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted average shares outstanding. Adjusted non-GAAP net earnings attributable to Cardinal Health, Inc. is net earnings/(loss) attributable to Cardinal Health, Inc. excluding LIFO charges/(credits), surgical gown recall costs/(income), state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net, loss on early extinguishment of debt, (gain)/loss on sale of equity interest in naviHealth, any federal, state or other assessments or taxes on the distribution or sale of opioids and any unbudgeted taxes, tariffs, assessments or other items, whether benefit or expense, that individually exceed $20 million, tax benefits and expenses associated with each of the foregoing items, transitional tax benefit, net, and such other adjustments that the Compensation Committee may approve to reflect a change by us to the definition of that measure as presented to shareholders, exceptional acquisitions or divestitures, changes in accounting principles, or other exceptional items that are not reflective of our operating performance.

(4)

Operating cash flow is net cash provided by operating activities as shown on the consolidated statements of cash flows for the relevant fiscal year, with adjustments that the Compensation Committee may approve to address the comparability of items within operating cash flow and net earnings.

(5)

Net earnings is GAAP net earnings/(loss) attributable to Cardinal Health, Inc.

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Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)

We may seek repayment of incentive awards if a named executive engages in misconduct that causes or contributes to the need to restate previously filed financial statements and the payment was based on financial results that we subsequently restate. In addition, cash awards may be subject to repayment if a named executive engaged in a material violation of law or of our Standards of Business Conduct and this conduct caused material financial harm to us.

In addition, unpaid annual cash incentive awards, unexercised stock options, unvested PSUs and RSUs, and certain vested PSUs and RSUs are forfeited if a named executive breaches our Standards of Business Conduct, discloses confidential information, commits fraud, gross negligence, or willful misconduct, solicits business or our employees, disparages us, or engages in competitive actions while employed by Cardinal Health or during a set time period after termination of employment. We also may require a named executive to repay the gross gain realized from any stock option exercises or the value of annual cash incentive awards paid or PSUs and RSUs settled within a set time period prior to such conduct.

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Outstanding Equity Awards at Fiscal Year-End for Fiscal 2021

The table below shows the number of shares underlying exercisable and unexercisable stock options and unvested PSUs and RSUs held by our named executives on June 30, 2021.

Name	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kaufmann	8/15/2011	76,909	0	41.60	8/15/2021
	8/15/2012	96,291	0	39.81	8/15/2022
	8/15/2013	68,316	0	51.49	8/15/2023
	8/15/2014	53,698	0	71.43	8/15/2024
	8/15/2015	47,067	0	84.27	8/15/2025
	8/15/2016	59,655	0	83.19	8/15/2026
	8/15/2017	70,102	0	66.43	8/15/2027
						179,113	(3)	10,225,561	602,537	(4)	34,398,837
Hollar						32,249	(5)	1,841,095	95,347	(6)	5,443,360
Crawford						46,628	(7)	2,661,993	162,457	(8)	9,274,670
Mason	8/15/2014	4,688	0	71.43	8/15/2024
	8/15/2015	5,990	0	84.27	8/15/2025
	8/15/2016	8,971	0	83.19	8/15/2026
	8/15/2017	12,176	0	66.43	8/15/2027
						35,527	(9)	2,028,236	125,984	(10)	7,192,427
Mayer	8/15/2012	442	0	39.81	8/15/2022
	8/15/2013	813	0	51.49	8/15/2023
	8/15/2014	1,142	0	71.43	8/15/2024
	8/15/2015	973	0	84.27	8/15/2025
	8/15/2016	3,139	0	83.19	8/15/2026
	8/15/2017	5,534	0	66.43	8/15/2027
						33,477	(11)	1,911,202	108,512	(12)	6,194,950
(1)

The market value is the product of $57.09, the closing price of our common shares on the NYSE on June 30, 2021, and the number of shares subject to unvested stock awards.

(2)

Fiscal 19-21 PSUs are actual amounts that vested based on our performance over the performance period. Based on current performance in accordance with the SEC rules, PSUs for the fiscal 2020 through fiscal 2022 performance cycle (“Fiscal 20-22 PSUs”) and Fiscal 21-23 PSUs assume payout at the maximum payout level (without giving effect to the TSR modifier).

(3)

Reflects RSUs that vest as follows: 77,525 shares on August 15, 2021; 21,232 shares on June 28, 2022; 55,517 shares on August 15, 2022; and 24,839 shares on August 15, 2023.

(4)

Reflects 98,866 Fiscal 19-21 PSUs, 285,714 Fiscal 20-22 PSUs, and 217,957 Fiscal 21-23 PSUs.

(5)

Reflects RSUs that vest as follows: 6,209 shares on August 15, 2021; 6,810 shares on May 15, 2022; 6,210 shares on August 15, 2022; 6,810 shares on May 15, 2023; and 6,210 shares on August 15, 2023.

(6)

Reflects 40,858 Fiscal 20-22 PSUs and 54,489 Fiscal 21-23 PSUs.

(7)

Reflects RSUs that vest as follows: 15,560 shares on August 15, 2021; 8,676 shares on November 15, 2021; 15,561 shares on August 15, 2022; and 6,831 shares on August 15, 2023.

(8)

Reflects 23,946 Fiscal 19-21 PSUs, 78,572 Fiscal 20-22 PSUs, and 59,939 Fiscal 21-23 PSUs.

(9)

Reflects RSUs that vest as follows: 15,964 shares on August 15, 2021; 13,353 shares on August 15, 2022; and 6,210 shares on August 15, 2023.

(10)

Reflects 7,209 Fiscal 19-21 PSUs, 64,286 Fiscal 20-22 PSUs, and 54,489 Fiscal 21-23 PSUs.

(11)

Reflects RSUs that vest as follows: 12,763 shares on August 15, 2021; 2,984 shares on March 15, 2022; 10,151 shares on August 15, 2022; 2,984 shares on March 15, 2023; and 4,595 shares on August 15, 2023.

(12)

Reflects 18,190 Fiscal 19-21 PSUs, 50,000 Fiscal 20-22 PSUs, and 40,322 Fiscal 21-23 PSUs.

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Option Exercises and Stock Vested for Fiscal 2021

The table below shows stock options that were exercised, and PSUs and RSUs that vested, during fiscal 2021 for each of our named executives.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Kaufmann	—	—	101,641	5,516,821
Hollar	—	—	6,809	383,619
Crawford	—	—	17,406	966,889
Mason	—	—	11,012	591,124
Mayer	—	—	12,333	674,926
(1) This column represents the vesting during fiscal 2021 of PSUs granted during fiscal 2018 for the fiscal 2018-2020 performance period and RSUs granted during fiscal 2018, 2019 and 2020.

Deferred Compensation

Our DCP permits certain management employees, including the named executives, to defer between 1% and 50% of base salary and between 1% and 80% of incentive compensation. In addition, we may make additional matching and non-matching contributions to the deferred balances of participants. We make matching contributions on amounts deferred under the DCP from compensation in excess of $290,000, but not in excess of $390,000, at the same rate as contributions are matched under the 401(k) Savings Plan. We also may credit participants’ accounts with additional company contributions in the same amount as company contributions made to the 401(k) Savings Plan based on a percentage of fiscal year compensation in excess of $290,000, but not in excess of $390,000.

Each participant may direct the investment of his or her DCP account by selecting notional investment options that generally track publicly available mutual funds and investments and by periodically changing investment elections as the participant deems appropriate. We pay participants’ deferred balances in cash upon retirement, termination from employment, death or total disability in a single lump sum or annual installment payments over a period of five or ten years. The DCP does not qualify under Section 401(a) of the U.S. Internal Revenue Code (the “Code”) and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 as a “top hat” plan for a select group of management or highly compensated employees.

Apart from the DCP, a named executive also may defer receipt of shares that otherwise would be issued on the date that PSUs and RSUs vest until after the named executive is no longer employed by Cardinal Health or until a fixed future date.

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Nonqualified Deferred Compensation in Fiscal 2021

The table below provides information regarding the named executives’ accounts under our DCP and deferred share arrangements.

Name/Award Type	Executive Contributions in Last FY ($)(1)(2)	Cardinal Health Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Kaufmann
DCP	130,229	4,512	401,848	—	4,815,859
Deferred shares	—	—	109,912	—	1,280,586
Hollar
DCP	35,000	2,400	1,969	—	39,369
Deferred shares	—	—	—	—	—
Crawford
DCP	—	—	704	—	3,870
Deferred shares	—	—	—	—	—
Mason
DCP	31,260	5,279	113,469	—	428,667
Deferred shares	—	—	—	—	—
Mayer
DCP	—	—	1,453	—	238,141
Deferred shares	—	—	—	—	—
(1)

The DCP amounts shown include salary and fiscal 2020 cash incentive awards deferred during fiscal 2021.

(2)

DCP amounts included as contributions in the table and also reported as fiscal 2021 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Kaufmann $69,558; Mr. Hollar $37,400; and Mr. Mason $36,539.

(3)

We calculate the aggregate DCP earnings based upon the change in value of the investment options selected by the named executive during the year. Aggregate deferred share earnings are calculated based upon the change in their total value from the first day of the fiscal year (or the vesting date, if later) to the last day of the fiscal year.

(4)

DCP amounts included in the aggregate balance at June 30, 2021 in the table and also reported as fiscal 2020 and 2019 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Kaufmann $151,615 and Mr. Mason $43,443.

Potential Payments on Termination of Employment or Change of Control

The table below presents the potential payments and benefits in the event of termination of employment or a change of control for each of the current named executives. These potential amounts have been calculated as if the named executive’s employment had terminated or a change of control had occurred as of June 30, 2021, the last day of fiscal 2021, and using the closing market price of our common shares on June 30, 2021 ($57.09).

The table does not include benefits that are available to all of our salaried employees upon retirement, death or disability, including 401(k) Savings Plan distributions, group and supplemental life insurance benefits, and short-term and long-term disability benefits. The amounts reported in the table below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. The paragraphs following the table explain the general provisions applicable to each termination or change of control situation.

	Voluntary Termination ($)(1)		Involuntary Termination Without Cause ($)(1)		Death or Disability ($)		Termination Following Change of Control ($)
Kaufmann
Cash severance	0		6,500,000		0		8,125,000
Annual cash incentive award(2)	1,950,000		1,950,000		1,950,000		1,950,000
Long-term incentive awards (accelerated vesting)(3)	26,871,064	(4)	27,681,742	(5)	44,624,399	(6)	44,624,399	(6)
Medical benefits	0		21,707		0		21,707
Interest on deferred payments	0		5,566		0		6,636
TOTAL	28,821,064		36,159,015		46,574,399		54,727,742

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	Voluntary Termination ($)(1)	Involuntary Termination Without Cause ($)(1)	Death or Disability ($)		Termination Following Change of Control ($)
Hollar
Cash severance	0	2,100,000	0		2,800,000
Annual cash incentive(2)	0	700,000	700,000		700,000
Long-term incentive awards (accelerated vesting)(3)	0	0	7,284,456(6)		7,284,456	(6)
Medical benefits	0	21,029	0		21,029
Interest on deferred payments	0	1,844	0		2,305
TOTAL	0	2,822,873	7,984,456		10,807,790
Crawford
Cash severance	0	2,175,000	0		2,900,000
Annual cash incentive(2)	0	725,000	725,000		725,000
Long-term incentive awards (accelerated vesting)(3)	0	0	11,936,663	(6)	11,936,663	(6)
Medical benefits	0	21,014	0		21,014
Interest on deferred payments	0	1,910	0		2,388
TOTAL	0	2,922,924	12,661,663		15,585,065
Mason
Cash severance	0	1,875,000	0		2,500,000
Annual cash incentive(2)	0	625,000	625,000		625,000
Long-term incentive awards (accelerated vesting)(3)	0	0	9,220,663	(6)	9,220,663	(6)
Medical benefits	0	21,718	0		21,718
Interest on deferred payments	0	1,647	0		2,058
TOTAL	0	2,523,365	9,845,663		12,369,439
Mayer
Cash severance	0	1,638,750	0		2,185,000
Annual cash incentive(2)	0	517,500	517,500		517,500
Long-term incentive awards (accelerated vesting)(3)	0	0	8,106,152	(6)	8,106,152	(6)
Medical benefits	0	14,772	0		14,772
Interest on deferred payments	0	1,420	0		1,780
TOTAL	0	2,172,442	8,623,652		10,825,204
(1)

Mr. Kaufmann satisfied the age and service requirements to qualify for retirement under our 2011 LTIP in the event of either a voluntary termination or an involuntary termination without cause.

(2)

Assumes that the annual cash incentive payouts were at the following fiscal 2021 target amounts: Mr. Kaufmann — $1,950,000 (actual payout was $780,000); Mr. Hollar — $700,000 (actual payout was $630,000); Mr. Crawford — $725,000 (actual payout was $652,500); Mr. Mason — $625,000 (actual payout was $562,500); and Ms. Mayer — $517,500 (actual payout was $465,750).

(3)

We valued the accelerated vesting of PSUs and RSUs by multiplying the closing price of our common shares on June 30, 2021 by the number of PSUs and RSUs. PSUs are presented in the table using the same payout assumptions as noted in footnote 2 to the Outstanding Equity Awards at Fiscal Year-End for Fiscal 2021 table on page 65.

(4)

Assumes the prorated accelerated vesting of Mr. Kaufmann’s long-term incentive awards, as follows: 361,863 PSUs and 108,816 RSUs. These awards do not include 14,200 RSUs from a grant made in June 2019 which did not include retirement provisions for a voluntary termination.

(5)

Assumes the prorated accelerated vesting of Mr. Kaufmann’s long-term incentive awards, as follows: 361,863 PSUs and 123,016 RSUs.

(6)

Assumes the full accelerated vesting of long-term incentive awards, as follows: Mr. Kaufmann — 602,537 PSUs and 179,133 RSUs; Mr. Hollar — 95,347 PSUs and 32,249 RSUs; Mr. Crawford — 162,457 PSUs and 46,628 RSUs; Mr. Mason — 125,984 PSUs and 35,527 RSUs; and Ms. Mayer — 108,512 PSUs and 33,477 RSUs.

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Voluntary Termination

If a named executive voluntarily terminates, and he or she qualifies for retirement under our 2011 LTIP, he or she generally receives:

a prorated annual cash incentive award based on actual performance;

accelerated prorated vesting of stock options and RSUs held for at least six months and outstanding stock options remain exercisable until the expiration of the option term; and

a prorated number of PSUs held for at least six months that vest on the original vesting date based on actual performance.

Named executives qualify for retirement upon a voluntary termination if they are age 55 or greater and have at least 10 years of service, or they are age 60 or greater and have at least five years of service. If a named executive voluntarily terminates and does not qualify for retirement, he or she is not eligible for any of the post-termination benefits described in this section.

Involuntary Termination Without Cause

If a named executive is involuntarily terminated without cause prior to a change of control or following the second anniversary of a change of control, he or she generally receives under our Severance Plan:

cash severance equal to 2.0 times in the case of Mr. Kaufmann, and 1.5 times in the case of the other named executives, the sum of annual base salary and target annual cash incentive payable in equal installments over 18 to 24 months;

a prorated annual cash incentive award based on actual performance; and

up to 18 months of health insurance premiums.

In addition, if the named executive qualifies for retirement under our 2011 LTIP, he or she receives the same post-termination benefits with respect to equity awards as in a voluntary termination. Retirement qualification is the same as in a voluntary termination, except that named executives can also qualify for retirement upon an involuntary termination if they are age 53 or greater and have at least eight years of service or age 59 or greater and have at least four years of service.

If a named executive is involuntarily terminated without cause and does not qualify for retirement, a named executive will only receive equity awards that vest before termination; otherwise unvested equity awards are forfeited, and the named executive must exercise vested stock options within 90 days.

Involuntary Termination for Cause

If a named executive is involuntarily terminated for cause, he or she is not eligible for any of the post-termination benefits described in this section. In addition, we may require repayment of an annual cash incentive award if the named executive commits misconduct, including a breach of our Standards of Business Conduct, and we may cancel unexercised stock options and unvested stock awards and require repayment of proceeds realized from vested awards for a specified period.

“Cause” under the 2011 LTIP generally means termination of employment for fraud or intentional misrepresentation, embezzlement, misappropriation, conversion of assets, or the intentional violation of our written policies or procedures. “Cause” under the Severance Plan generally means termination of employment for the following: willful failure to perform substantially the named executive’s duties; the willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to us; conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving dishonesty or moral turpitude; committing or engaging in fraud, embezzlement or theft against us; the material breach of any restrictive covenant in favor of the company; or willfully and materially violating our Standards of Business Conduct or any other written company policy.

Death or Disability

If a named executive dies or is disabled while employed, the post-termination benefits generally consist of:

a prorated annual cash incentive award based on actual performance;

accelerated vesting of stock options and RSUs held for at least six months and outstanding stock options remain exercisable until the expiration of the option term; and

PSUs held for at least six months vest on the original vesting date based on actual performance.

“Disability” under the 2011 LTIP generally means when a named executive who is under the regular care of a physician is continuously unable to substantially perform his or her job or to be employed in any occupation for which the named executive is qualified by education, training, or experience.

Change of Control

The following discussion describes the benefits that are triggered by the occurrence of a change of control that is followed, within two years after a change of control, by the named executive’s employment terminating involuntarily without cause or voluntarily with good reason. The discussion assumes that the surviving entity provides qualifying replacement equity awards. If it does not, named executives would receive accelerated vesting of equity awards immediately upon a change of control.

In general terms, we will experience a “change of control,” as defined in our compensation plans, if any of the following events occur:

a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions;

during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replacement directors are approved as described in the compensation plans;

there is a consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of Cardinal Health’s assets or another business combination unless: after the transaction all or substantially all the owners of

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Cardinal Health’s outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; no person, subject to certain exclusions, owns 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and a majority of the directors of the resulting entity were members of Cardinal Health’s Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

our shareholders approve a complete liquidation or dissolution of Cardinal Health.

A termination is for “good reason” if we materially reduce the named executive’s total compensation, annual or long-term incentive opportunities, or duties, responsibilities, or authority, or we require the named executive to relocate more than 50 miles from his or her office or location.

If a named executive is involuntarily terminated without cause, or he or she voluntarily terminates employment with good reason within two years after a change of control, he or she receives under our Severance Plan:

cash severance equal to 2.5 times in the case of Mr. Kaufmann, and 2.0 times in the case of the other named executives, the sum of annual base salary and target annual cash incentive payable in equal installments over 24 to 30 months;

a prorated annual cash incentive award based on the greater of target performance and actual performance; and

up to 18 months of health insurance premiums.

Under our 2011 LTIP, a named executive receives accelerated vesting of equity awards and stock options remain exercisable until the earlier of three years from termination or expiration of the option term. The number of PSUs received is based on the actual performance before the change of control and expected performance for the remainder of the performance period.

The actual payments made under the Severance Plan will be reduced to the extent necessary to eliminate any “golden parachute” excise tax under the Code provided that the value of the adjusted payments and benefits is not less than the amount the named executive otherwise would have received on an after-tax basis.

Our plans do not provide for any tax gross-ups for taxes due on any payments described in this section.

Conditions Applicable to Receipt of Payments

Our named executives are subject to certain conditions and obligations applicable to the receipt of payments or benefits upon a termination of employment. Our Severance Plan conditions the payment of severance benefits upon continued compliance with restrictive covenants that, among other things, prohibit named executives for a period of two years after termination of employment from being employed by certain entities that compete with us and from soliciting on behalf of a competitor the business of any customer or any known potential customer of Cardinal Health. These covenants also prohibit disclosure of confidential information, disparagement, and recruitment or employment of our employees. Named executives are also subject to certain restrictive covenants in long-term incentive plans and agreements discussed under “Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)” at page 64.

Pay Ratio Disclosure

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules require us to provide the ratio of the annual total compensation of Mr. Kaufmann, our CEO, to the annual total compensation of our median employee.

For fiscal 2021, the median annual total compensation of all our employees (other than the CEO) was $48,291. Mr. Kaufmann’s annual total compensation for fiscal 2021 for purposes of the pay ratio disclosure was $12,497,007. Based on this information, for fiscal 2021, the ratio of the compensation of the CEO to the median annual total compensation of all other employees was estimated to be 259 to 1. The median employee was a non-exempt, full-time employee located in the United States.

The annual total compensation was calculated for both Mr. Kaufmann and the median employee in accordance with the SEC rules applicable to the Summary Compensation Table, except that it also includes the company-paid portion of health insurance premiums, which is not required to be included in the Summary Compensation Table.

The pay ratio disclosure presented above is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exclusions, estimates, and assumptions that reflect their employee populations and compensation practices, the pay ratio disclosure of other companies may not be comparable to the pay ratio reported by us.

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Equity Compensation Plan Information

The table below summarizes information relating to our equity compensation plans at June 30, 2021.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)		Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	9,799,287	(1)	$68.46	(1)	8,603,150	(2)
Equity compensation plans not approved by shareholders	2,820	(3)	—	(3)	—
TOTAL AT JUNE 30, 2021	9,802,107				8,603,150
(1)

In addition to stock options outstanding under the 2011 LTIP and the Cardinal Health, Inc. 2005 Long-Term Incentive Plan (the “2005 LTIP”), also includes 2,288,344 PSUs and 3,038,359 RSUs outstanding under the 2011 LTIP, 22,431 RSUs outstanding under the 2005 LTIP, and 99,759 RSUs outstanding under the 2007 Nonemployee Directors Equity Incentive Plan that are payable solely in common shares. PSUs and RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price. PSUs granted in fiscal 2019 are reported in this table at the actual amount that vested (92% of target). PSUs granted in fiscal 2020 and 2021 are reported in this table at the maximum payout level (240% of target and 234% of target, respectively) in accordance with SEC rules.

(2)

Reflects common shares remaining available for future issuance under the 2011 LTIP in the form of stock options and other stock-based awards. Under the 2011 LTIP's fungible share counting provisions, stock options are counted against the plan as one share for every common share issued; awards other than stock options are counted against the plan as two and one-half shares for every common share issued. This means that only 3,441,260 shares could be issued under awards other than stock options while 8,603,150 shares could be issued under stock options.

(3)

RSUs outstanding under the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan that are payable solely in common shares. RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

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LONG-TERM INCENTIVE PLAN

Proposal 4 —

Approval of Cardinal Health, Inc. 2021 Long-Term Incentive Plan

General

We are requesting that shareholders approve the Cardinal Health, Inc. 2021 Long-Term Incentive Plan (the “2021 LTIP”). The 2021 LTIP authorizes equity and performance-based compensation arrangements that we have used previously and continue to use. These arrangements are necessary to remain competitive with our peers, to adapt compensation awards to changes in corporate objectives and the marketplace, and to effectively attract, motivate, and retain the caliber of employees required to drive our future growth and success.

We currently grant equity awards to employees under the 2011 LTIP. If the 2021 LTIP is approved by our shareholders, it will be effective as of the date of the Annual Meeting and no further grants will be made under the 2011 LTIP. We expect the shares available under the 2021 LTIP will enable us to make grants for at least three years before seeking shareholder approval of more shares (although our actual share usage will depend on many factors, including award design and the breadth of our equity compensation programs, stock price, and forfeiture rates). If the 2021 LTIP is not approved by our shareholders, no awards will be made under it, but awards may continue to be made under the 2011 LTIP.

Additional information regarding the 2021 LTIP, including a description of its terms, is set forth below. This information should be read with, and is subject to, the specific provisions of the 2021 LTIP. The full text of the 2021 LTIP is attached to this proxy statement as Appendix B.

Key Features of the 2021 LTIP

The Board approved the 2021 LTIP on September 7, 2021. The 2021 LTIP includes features that we believe reinforce the alignment between the interests of officers and employees and those of shareholders. These features are highlighted below and are more fully described under the heading “Description of the 2021 LTIP.”

Reasonable share authorization. The 25,000,000 shares initially authorized for issuance under the 2021 LTIP represent approximately 9% of our outstanding shares as of September 7, 2021 . As noted above, no further awards will be made under the 2011 LTIP upon shareholder approval of the 2021 LTIP. Shares subject to awards previously granted under the 2011 LTIP that are forfeited or expired, or are tendered or withheld to satisfy withholding tax liabilities on full-value awards (as defined below), will not be added back to the shares available for future issuance under the 2021 LTIP.

Fungible share counting. The 2021 LTIP maintains the same fungible share counting as the 2011 LTIP. Shares issued under “full-value awards” (that is, awards other than stock options and stock appreciation rights, such as RSUs and PSUs) are counted against the 2021 LTIP’s share limit as two and one-half shares for every share that is actually issued. Shares issued under stock options or stock appreciation rights count on a share-for-share basis against the 2021 LTIP’s share limit. This means that, for example, only 10,000,000 shares could be issued under full-value awards from the 25,000,000 available under the 2021 LTIP, if approved by shareholders.

No repricing without shareholder approval. We cannot reduce the exercise price of stock options and the base price of stock appreciation rights, or cancel “underwater” stock options and stock appreciation rights for cash or other awards, without shareholder approval.

“Double-trigger” change of control provision. The 2021 LTIP maintains “double-trigger” accelerated vesting in the event of a change of control, which means that the vesting of awards will accelerate upon a change of control only if there is a qualifying termination within two years after the change of control, or if the surviving entity does not provide qualifying replacement awards.

Fair market value pricing of stock options and stock appreciation rights. Stock options and stock appreciation rights may not be granted with exercise or base prices lower than the fair market value of our common shares on the grant date.

Dividends and dividend equivalents. Dividends and dividend equivalents on awards with restrictions that lapse as a result of the achievement of performance criteria will be paid only upon the achievement of the applicable performance criteria.

Recoupment (“clawback”) policy. The 2021 LTIP specifically provides that the plan administrator has authority to require repayment of any award if the amount was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of our financial statements, the participant engaged in misconduct that caused or contributed to the need for the restatement, and the amount payable to the participant would have been lower than the amount actually paid had the financial results been properly reported. The 2021 LTIP also will be administered in compliance with the final rules implementing the Dodd-Frank

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Wall Street Reform and Consumer Protection Act’s (the “Dodd-Frank Act’s”) mandatory recoupment requirements, once final rules are adopted by the SEC and implemented by the NYSE.

We intend to continue our current recoupment (“clawback”) policy (which may be modified from time to time, including as may be required by law or regulation) with respect to awards granted under the 2021 LTIP. We also intend to continue to include restrictive covenants in stock option, PSU, and RSU award agreements requiring that (i) unexercised stock options and unvested PSUs and RSUs are forfeited if an awardee breaches our Standards of Business Conduct, discloses confidential information, commits fraud, gross negligence, or willful misconduct, solicits business or our employees, disparages us, or engages in competitive actions while employed by Cardinal Health or during a set time period after termination of employment and (ii) awardees must repay the gross gain realized from any stock option exercises or the value of PSUs and RSUs settled within a set time period prior to such conduct.

Minimum vesting requirement. The 2021 LTIP maintains a one-year minimum vesting requirement, other than respect to equity awards that result in the issuance of an aggregate of up to 5% of the aggregate share reserve, director awards, or awards that vest in less than a year due to death, disability, or a change of control.

Selected Plan Data

The 2021 LTIP is intended to entirely replace the 2011 LTIP. As such, the plan administrator will not grant new awards under the 2011 LTIP after September 7, 2021, except for a small number of ordinary course awards that may be made between September 7, 2021 and the date of the Annual Meeting. Any shares issued with respect to any such ordinary course awards made under the 2011 LTIP between September 7, 2021 and the Annual Meeting will be deducted from the share reserve under the 2021 LTIP. As noted above, if the 2021 LTIP is not approved by our shareholders, no awards will be made under it, but awards may continue to be made under the 2011 LTIP. The following table includes information regarding all outstanding equity awards (including awards made under the 2011 LTIP and under other plans) and shares remaining available for future issuance under the 2011 LTIP as of September 7 , 2021.

Common shares outstanding as of September 7 , 2021	283,760,858
Total shares remaining available for future issuance under 2011 LTIP(1)	8,235,150
Total shares underlying outstanding stock options	4,188,342
Weighted average exercise price of outstanding stock options	$69.29
Weighted average remaining contractual life of outstanding stock options, in years	3.82
Total shares underlying outstanding time-based RSUs	3,217,784
Total shares underlying outstanding PSUs, at target	1,322,745
(1)

Total shares remaining available for grant prior to approval of the 2021 LTIP. As noted above, the 2021 LTIP is intended to entirely replace the 2011 LTIP. We will not grant new awards under the 2011 LTIP after September 7, 2021, except for a small number of ordinary course awards that may be made between September 7, 2021 and the date of the Annual Meeting, which will deducted from the share reserve under the 2021 LTIP.

(2)

All unvested outstanding PSUs are unearned as of September 7 , 2021. Assumes performance-based awards will vest and pay out at target performance levels.

The following table includes information regarding our equity run rate for the last three fiscal years ended June 30:

Fiscal Year	Stock Options Granted (#)	Time-Based RSUs Granted (#)	PSUs Earned (#)(1)	Total Granted/ Earned (#)	Weighted Average Number of Common Shares Outstanding (#)	Equity Run Rate (%)(2)
2021	13,526	1,574,360	24,815	1,612,701	292,174,335	0.55%
2020	31,027	2,156,679	136,795	2,324,501	292,974,087	0.79%
2019	20,207	1,980,623	35,846	2,036,676	299,765,318	0.68%
(1)

The amount of PSUs earned based on performance through the end of the fiscal year.

(2)

For purposes of this table, equity run rate is the total number of shares subject to stock options and time-based RSUs granted and PSUs earned in the fiscal year divided by the weighted average number of our common shares outstanding during the fiscal year.

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Description of the 2021 LTIP

Administration

The 2021 LTIP may be administered by the Board, its Compensation Committee, or their delegates. The Board has designated the Compensation Committee as the administrator of the 2021 LTIP. The administrator has the authority to make all determinations necessary or advisable for administering the 2021 LTIP and awards granted under the plan, including the authority to determine the employees to whom awards may be granted and the terms of such awards. The administrator has authority in its discretion to construe and interpret the terms of the 2021 LTIP and awards granted under the plan, to prescribe, amend, and rescind rules and regulations relating to the 2021 LTIP, and to modify or amend awards. All decisions, determinations, and interpretations by the administrator regarding the 2021 LTIP, the rules and regulations under the 2021 LTIP, and the terms and conditions of any award are final and binding on all participants and other persons claiming rights under the 2021 LTIP or any award.

The administrator may, except to the extent prohibited by applicable law, delegate to one or more directors or authorized officers the power to grant awards to, and administer awards for, persons eligible to receive awards under the 2021 LTIP who are not subject to Section 16 of the Exchange Act. Except to the extent prohibited by applicable law, the administrator also delegates to the company's CEO and Chief Human Resources Officer, each individually, and to such persons as they designate the day-to-day administration of the 2021 LTIP.

Eligibility

Employees of Cardinal Health and its affiliates are eligible to receive awards under the 2021 LTIP, including all eight of our executive officers and approximately 1,600 other employees. Non-employee directors (currently 11) also are eligible for awards under the 2021 LTIP. Incentive stock options (“ISOs”) may only be granted to employees of Cardinal Health and corporations connected to it by chains of ownership of voting power representing 50% or more of the total combined voting power of all classes of stock of the lower-tier entity. Actual participants are selected by the administrator from among the eligible individuals.

Share Limits

Subject to the adjustment provisions of the 2021 LTIP, the maximum aggregate number of common shares that may be issued under awards granted under the 2021 LTIP is 25,000,000. The aggregate number of shares available for issuance under the 2021 LTIP is reduced by (i) one share for every share issued upon exercise of a stock option or stock appreciation right granted under the 2021 LTIP or under the 2011 LTIP to the extent such stock option or stock appreciation right is granted following September 7, 2021 and prior to the effective date of the 2021 LTIP and (ii) two and one-half shares for every share issued under a full-value award granted under the 2021 LTIP or under the 2011 LTIP to the extent that such full-value award is granted following September 7, 2021 and prior to the effective date of the 2021 LTIP. Subject to the share counting provisions described below, shares subject to an award granted under the 2021 LTIP will not be counted as used unless and until they are actually issued or transferred.

Subject to the adjustment provisions of the 2021 LTIP, no more than 25,000,000 shares may be issued under the 2021 LTIP upon the exercise of ISOs.

With respect to any non-employee director, the aggregate dollar value of (i) any share-based awards granted under the 2021 LTIP and (ii) any cash compensation otherwise paid by us with respect to the director's service for any fiscal year may not exceed $600,000 in the aggregate or $1,000,000 in the aggregate for any non-employee director for his or her first fiscal year of service or any fiscal year in which he or she serves as Lead Director or Chairman of the Board. The Board may make an exception to the foregoing limit for a non-executive Chairman of the Board. Non-employee director compensation that is deferred will be counted against the foregoing limits only in the year of initial grant or award and not in the subsequent year of settlement or payment.

The shares issued under the 2021 LTIP may be either shares that were reacquired by us, including shares purchased in the open market or authorized but unissued shares.

Share Counting Provisions

If any award granted under the 2021 LTIP is forfeited, is cancelled, expires, is settled for cash, or is unearned, the shares subject to the award will, to the extent of such forfeiture, cancellation, expiration, cash settlement, or unearned amount again be available for issuance under the 2021 LTIP. In addition, if withholding tax liabilities arising from a cash award or full-value award granted under the 2021 LTIP are satisfied by tendering shares to us or by us withholding shares, those shares will again be available for issuance under the 2021 LTIP.

The following shares will not be added back to the aggregate number of shares available for issuance under the 2021 LTIP: (i) shares tendered to us or withheld by us to pay the exercise price of a stock option, or to satisfy any tax withholding obligation with respect to stock options or stock appreciation rights; and (ii) shares subject to stock appreciation rights granted that are not issued in connection with the settlement of the stock appreciation rights in shares upon exercise.

The aggregate number of shares available for issuance under the 2021 LTIP will not be reduced by shares issued with respect to awards granted upon the conversion of, or in substitution for, awards granted by a business or entity that is acquired by us or whose assets are acquired by us. Additionally, as permitted under NYSE rules, in the event that a company that we acquire has shares available under a preexisting plan approved by shareholders and not adopted in contemplation of the acquisition, subject to certain limitations, the shares available for grant under the preexisting plan may be used for awards under the 2021 LTIP and will not reduce the shares available for issuance under the 2021 LTIP.

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Any shares that become available for issuance under the 2021 LTIP under the share counting provisions described above will be added back (i) as one share if such shares were subject to stock options or stock appreciation rights and (ii) as two and one-half shares if such shares were subject to awards other than stock options or stock appreciation rights.

Minimum Vesting Requirement

Awards granted under the 2021 LTIP (other than cash awards) will vest no earlier than the first anniversary of the applicable grant date; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted, or substituted in a corporate acquisition or merger transaction pursuant to the terms of the 2021 LTIP; (ii) shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable grant date and the next Annual Meeting of Shareholders which is at least 50 weeks after the immediately preceding year’s Annual Meeting of Shareholders; (iv) awards that vest earlier than the first anniversary of the applicable grant date by reason of the awardee’s death or disability, or upon the occurrence of a change of control; and (v) any additional awards we may grant, up to a maximum of 5% of the available share reserve authorized for issuance under the 2021 LTIP.

Stock Options

Stock options provide the recipient the right to purchase our common shares at an exercise price not less than fair market value on the date of the grant (except with respect to awards converted or substituted in connection with an acquisition by us). The 2021 LTIP permits the administrator to choose several ways for the exercise price to be paid: (i) in cash; (ii) by check or wire transfer; (iii) by exchanging other shares that have a fair market value on the date of surrender equal to or greater than the exercise price of the stock option being exercised; (iv) by directing us to withhold shares that are otherwise issuable upon exercise of a stock option under a “net exercise” arrangement; (v) by consideration received from a broker-assisted sale; or (vi) by any other legal consideration that the administrator deems appropriate.

Stock options granted under the 2021 LTIP may be stock options that are intended to qualify as ISOs within the meaning of Section 422 of the Code or stock options that are not intended to so qualify. ISOs may be granted only to employees of Cardinal Health or any of its subsidiaries, who, as of the grant date, own no more than 10% of the total combined voting power of Cardinal Health.

Stock options granted under the 2021 LTIP will vest or be exercisable at such time and in such installments prior to their expiration as determined by the administrator. The terms and conditions on the vesting or exercisability of the stock options will be determined by the administrator and may be based on performance criteria. No stock option may be exercised more than 10 years from the date of grant, except that the administrator may, subject to certain restrictions, provide that the period over which an option other than an ISO may be exercised will be extended if on the scheduled option expiration date, the participant's exercise of the option would violate applicable law. At any time after the grant of a stock option, the administrator may reduce or eliminate any restrictions surrounding any participant’s right to exercise all or part of the stock option.

Except in connection with a corporate transaction or event that leads to an adjustment of the number or kind of shares underlying the awards granted under the 2021 LTIP, the terms of any outstanding stock options that are “underwater” (that is, have an exercise price above the market value of our shares) may not be amended to reduce the exercise price without shareholder approval. The administrator also may not cancel any such outstanding stock options in exchange for cash, other awards, or stock options with an exercise price that is less than the exercise price of the original stock options without shareholder approval.

Stock Appreciation Rights

Stock appreciation rights provide the recipient with the right to receive from us an amount (in cash or shares) equal to or based on the excess of the fair market value of our common shares on the date the rights are exercised over the aggregate base price of the stock appreciation rights. The base price of stock appreciation rights may not be less than the fair market value of the shares underlying the stock appreciation rights on the date of grant (except with respect to awards converted or substituted in connection with an acquisition by us). Stock appreciation rights can be tandem (that is, granted with a stock option) or free-standing. Free-standing stock appreciation rights must have a base price per right that equals or exceeds the fair market value of a common share on the date of grant, must specify the terms and conditions on the vesting or exercisability as determined by the administrator (which may be based on performance conditions), and may not be exercisable more than 10 years from the date of grant, subject to the limited exception described above under “Stock Options.” Tandem stock appreciation rights granted in connection with previously granted stock options will generally have the same terms and conditions of the stock options.

Except in connection with a corporate transaction or event that leads to an adjustment of the number or kind of shares underlying the awards granted under the 2021 LTIP, the terms of outstanding stock appreciation rights that are “underwater” (that is, have a base price above the market value of our shares) may not be amended to reduce the base price without shareholder approval. The administrator also may not cancel any such outstanding stock appreciation rights in exchange for cash, other awards or stock appreciation rights with a base price that is less than the base price of the original stock appreciation rights without shareholder approval.

Stock Awards

A “stock award” is an award or issuance of shares or stock units where the grant, issuance, retention, vesting, or transferability during specified periods of time is subject to the terms and conditions (such as continued employment or performance conditions) set forth in the award agreement. Stock awards include RSUs and PSUs.

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The administrator may subject the grant, issuance, retention, or vesting of any stock award to such performance criteria and levels of achievement as the administrator determines. Unless otherwise provided for by the administrator, the participant will have the rights equivalent to those of a shareholder and will be a shareholder only after shares are issued to the participant.

Other Stock-Based Awards

An “other stock-based award” is any other type of equity-based or equity-related award not otherwise described by the terms of the 2021 LTIP (including the grant or offer for sale of unrestricted shares) in such amount and subject to such terms and conditions as the administrator determines. Other stock-based awards may involve the transfer of actual shares to the participant or payment in cash or other property in amounts based on the value of the shares. The administrator may establish performance criteria applicable to other stock-based awards in its discretion and will determine the other applicable terms of other stock-based awards.

Cash Awards

A cash bonus opportunity may be awarded under the 2021 LTIP under which a participant may become entitled to receive an amount denominated in dollars or another appropriate currency. The administrator may establish in its discretion the performance criteria and level of achievement of such criteria that determine the amounts payable under a cash award or the vesting criteria otherwise applicable to the award. The administrator determines the timing of payment of any cash award, provided that unless otherwise provided in the award agreement, payment will occur on before the 15th day of the third month after the end of the applicable calendar year in which the performance period ends, if any. The administrator may provide for the payment of any cash award to be deferred to a specified date or event, subject to such terms and conditions as the administrator may specify. Payments for cash awards may be in either cash or other property, as determined by the administrator.

Transferability of Awards

The administrator may only provide for transferability of awards under the 2021 LTIP if the awards are not transferred in exchange for consideration. Otherwise, recipients may not transfer awards under the 2021 LTIP other than by beneficiary designation, will or the laws of descent and distribution.

Performance Criteria

The Compensation Committee may specify performance criteria for stock options, stock appreciation rights, stock awards, other stock-based awards, and cash awards. If the Compensation Committee determines that a change in the business, operations, corporate structure, or capital structure of the company, or the way it conducts its business, or other events or circumstances render the performance criteria applicable to an award unsuitable, the Committee may in its discretion modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Notwithstanding the satisfaction of any performance criteria, the number or amount of shares, stock options, cash, or other benefits granted, issued, retainable, payable, or vested under an award when performance criteria are satisfied may be adjusted (up or down) by the Compensation Committee on the basis of such further considerations as the Compensation Committee determines in its sole discretion.

Deferral Features

The administrator may establish one or more programs under the 2021 LTIP to permit selected participants the opportunity to elect to defer, or to require selected participants to defer, receipt of the shares or other consideration due upon the settlement of an award, satisfaction of performance criteria, or other event that absent the election would entitle the participant to payment or receipt of shares or other consideration under an award. The administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares, or other consideration so deferred, and such other terms, conditions, rules, and procedures that the administrator deems advisable for the administration of any such deferral program. Notwithstanding the foregoing, each such deferral opportunity shall be structured by the administrator to comply with all applicable requirements of Section 409A of the Code, and for participants outside of the United States, applicable law.

Dividends and Dividend Equivalents

Any award other than stock options or stock appreciation rights may provide the participant with the right to receive dividend payments or dividend equivalent payments on the shares subject to the award. Any dividends or other distributions on awards with restrictions that are subject to vesting criteria will be deferred until, and paid after, and only to the extent of the satisfaction of such vesting criteria. Our RSUs and PSUs accrue cash dividend equivalents that are payable when, and only to the extent that, the RSUs and PSUs vest.

Termination of Employment

Except for cash awards, the 2021 LTIP provides that the administrator will determine at the time of grant (subject to subsequent modification) the effect that a participant’s termination of employment will have on awards granted under the plan.

Adjustments

The share limits in the 2021 LTIP, as well as the number and kind of shares covered by outstanding stock options, stock appreciation rights, stock awards, and other stock-based awards, and the prices per share applicable thereto, must be adjusted in certain situations as provided in the 2021 LTIP, including a stock dividend, stock split, reverse stock split, share combination, extraordinary cash dividend, or recapitalization or similar event affecting the capital structure of Cardinal Health, or a merger, consolidation, acquisition of property or shares, separation, spin-off, split-off, split-up, reorganization, stock rights offering,

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partial or complete liquidation, disaffiliation or other distribution of assets, issuance of rights or warrants to purchase securities, or similar event affecting Cardinal Health or any of its affiliates.

Change of Control

The following is a description of the acceleration, exercisability, and valuation provisions that apply to employee and non-employee director awards upon a change of control under the 2021 LTIP, unless otherwise determined by the administrator or set forth in an award agreement or as provided for in an individual severance or employment agreement. Vesting of employee awards will accelerate only if (i) the surviving entity does not provide a qualifying “replacement award” to the participant to replace or adjust each outstanding award, or (ii) within two years after the change of control, the participant terminates his or her employment for “good reason,” the participant’s employment is terminated by the surviving entity other than for cause, or the participant dies or is disabled. If a participant’s employment is terminated under those circumstances, employee stock options and stock appreciation rights that he or she held at the time of the change of control that were replaced will become fully exercisable and remain exercisable for their remaining term.

Similarly, vesting of non-employee director awards will accelerate only if (i) the non-employee director does not continue to serve on the Board or serve as a member of the board of directors of Cardinal Health’s successor in the change of control or of another entity that is affiliated with Cardinal Health or its successor following the change of control and (ii) the surviving entity does not provide a qualifying “replacement award” to the non-employee director to replace or adjust each outstanding award.

An award qualifies as a “replacement award” if: (i) it is of the same type as the replaced award or, if it is provided in the applicable award agreement in the case of awards subject to the achievement of performance criteria, an award subject only to service-based vesting; (ii) it has a value at the time of grant or adjustment that is at least equal to that of the replaced award; (iii) it relates to publicly traded equity securities of Cardinal Health or its successor or affiliate; and (iv) the U.S. tax consequences, if applicable, and the other terms and conditions of the replacement award are no less favorable to the participant when compared to the replaced award.

The 2021 LTIP includes a definition of “change of control.” In general, a change of control will be deemed to have occurred if:

a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions;

during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replaced directors are approved as described in the 2021 LTIP;

there is a consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of Cardinal Health’s assets, or another business combination unless: (i) after the transaction all or substantially all the owners of Cardinal Health’s outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; (ii) no person, subject to certain exclusions, owns 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and (iii) a majority of the directors of the resulting entity were members of Cardinal Health’s Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

our shareholders approve a complete liquidation or dissolution of Cardinal Health.

Recoupment (“Clawback”)

The administrator may require repayment to us of all or any portion of any award if the amount of the award was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of our financial statements, the participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the participant would have been lower than the amount actually paid had the financial results been properly reported. This provision will not apply after a change of control, except as otherwise required by applicable law.

The 2021 LTIP will be administered in compliance with any rules or regulations implementing the Dodd-Frank Act’s mandatory recoupment requirements. Under those rules and regulations, we expect to implement and disclose additional policies with respect to the recovery of incentive-based compensation paid to current or former executive officers following an accounting restatement due to material noncompliance with financial reporting requirements under the securities laws.

We intend to continue our current recoupment (“clawback”) policy (which may be modified from time to time, including as may be required by law or regulation) with respect to awards under the 2021 LTIP. We also intend to continue to include restrictive covenants in stock option, PSU, and RSU award agreements requiring that (i) unexercised stock options and unvested PSUs and RSUs are forfeited if an awardee breaches our Standards of Business Conduct, discloses confidential information, commits fraud, gross negligence, or willful misconduct, solicits business or our employees, disparages us, or engages in competitive actions while employed by Cardinal Health or during a set time period after termination of employment and (ii) awardees must repay the gross gain realized from any stock option exercises or the value of PSUs and RSUs settled within a set time period prior to such conduct.

Tax Withholding

Each participant must pay us or make arrangements satisfactory to us regarding the payment of, any federal, state, local, or foreign taxes of any kind required to be withheld with respect to any award under the 2021 LTIP no later than the date when any

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amount under the award first becomes includible as compensation for any tax purposes for which we have a tax withholding obligation. To the extent determined by the administrator, withholding obligations may be settled with shares, including shares that are part of the award giving rise to the withholding requirement, but no more than the legally required withholding may be settled with shares, and withholding above the minimum withholding requirements is only available after the administrator has authorized it. Our obligations under the 2021 LTIP will be conditional on such payment or arrangements, and we will, to the extent permitted by law, have the right to deduct any such taxes from any vested shares or any other payment due to the participant at that time or at any future time.

Termination and Amendment

The 2021 LTIP will become effective if and when it is approved by shareholders (the “effective date”). No grants will be made on or after the effective date under the 2011 LTIP, provided that outstanding awards granted under the 2011 LTIP will continue in accordance with their terms following the effective date. No grant will be made under the 2021 LTIP on or after the tenth anniversary of the effective date, but all such grants made prior to the effective date will continue in effect thereafter subject to the terms of the grant and of the 2021 LTIP.

The Board or the Compensation Committee may amend, alter, or discontinue the 2021 LTIP or any award agreement, but any such amendment will be subject to approval of our shareholders in the manner and to the extent required by applicable laws, including stock exchange listing standards. In addition, unless approved by our shareholders, and subject to the adjustment provisions of the 2021 LTIP, no such amendment will be made that would: (i) increase the maximum aggregate number of shares which may be issued based on awards granted under the 2021 LTIP; (ii) reduce the minimum exercise price or base price, as applicable, for stock options or stock appreciation rights; or (iii) result in a repricing of outstanding stock options or stock appreciation rights as described in Sections 8(c) and 10(b) of the 2021 LTIP, respectively.

No amendment, suspension, or termination of the 2021 LTIP or an award may materially impair the rights of any participant with respect to an outstanding award unless agreed to by the participant and Cardinal Health. Other than following a change of control, no such agreement will be required if the administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for Cardinal Health, the 2021 LTIP, or the award to satisfy any applicable law or to meet the requirements of any accounting standard or (ii) is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.

French-Qualified RSUs and PSUs

Approval of the 2021 LTIP will allow us to comply with the December 2017 French law (“Loi n° 2017-1837 du 30 décembre 2017 de finances pour 2018”) that requires grants of tax-qualified RSUs and PSUs to employees in France be authorized by a shareholder occurring after December 31, 2017. Although the tax-qualified RSUs and PSUs would provide specific tax and social treatment that may be favorable to our local employer subsidiary and its employees, we are not required to grant tax-qualified RSUs or PSUs in France and may choose, at our discretion, to grant non-qualified awards depending on the circumstances. The 2021 LTIP provides that the administrator is specifically authorized to adopt sub-plans and plan addenda as it deems desirable, to accommodate foreign laws, regulations, and practice.

New Plan Benefits

The benefits that will be awarded or paid under the 2021 LTIP currently are not determinable. The awards granted under the 2021 LTIP will depend on the administrator’s actions and the fair market value of shares at various future dates and the administrator has not determined future awards or who might receive them. As a result, it is not possible to determine the benefits that executive officers and other employees and non-employee directors will receive if the 2021 LTIP is approved by the shareholders.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2021 LTIP based on the law in effect as of the date of this proxy statement. This summary, which is presented for the information of shareholders considering how to vote on this proposal, is not intended to be exhaustive. It does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes) or foreign, state, or local tax consequences. Nor does it describe tax consequences based on particular circumstances. Each participant in the 2021 LTIP should refer to the text of the plan set forth in Appendix B and consult with a tax advisor as to specific questions relating to tax consequences of participation in the plan.

Federal Income Tax Consequences for Participants

Stock options. In general, (i) an optionee will not recognize income at the time a nonqualified stock option is granted, (ii) when a nonqualified stock option is exercised, the optionee will recognize ordinary income in an amount equal to the

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difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (iii) when shares acquired under the exercise of a nonqualified stock option are sold, appreciation (or depreciation) in the value of the shares after the exercise date will be treated as either short-term or long-term capital gain (or loss), depending on how long the shares have been held.

An optionee generally will not recognize income when an ISO is granted or exercised. However, the exercise of an ISO may result in alternative minimum tax liability. If shares are issued to the optionee under the exercise of an ISO, and if the optionee does not make a disqualifying disposition of such shares within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon the sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period.

Stock appreciation rights. A participant will not recognize any income in connection with the grant of a tandem stock appreciation right or a free-standing stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received as a result of the exercise.

Stock awards. The recipient of a stock award in the form of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the underlying shares (reduced by any amount paid by the participant for such shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a participant may, within 30 days of the date of transfer of the shares, elect under Section 83(b) of the Code to have taxable ordinary income on the date of transfer equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a participant does not make a Section 83(b) election, any dividends received with respect to shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

No income generally will be recognized upon the grant of stock awards in the form of RSUs, PSUs or other share units. The recipient of such an award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such award), and the capital gains/loss holding period for such shares will also commence on such date.

Cash awards. A recipient generally will not recognize any income upon the grant of a cash award. Upon payment in respect of the earn-out of a cash award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the cash or other property received and the fair market value of any unrestricted shares received.

Federal Income Tax Consequences for Cardinal Health or its Subsidiary

At the time and to the extent that a recipient recognizes ordinary income in the circumstances described above, Cardinal Health or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE 2021 LTIP.

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AMENDMENT TO RESTATED CODE OF REGULATIONS

Proposal 5 —

Proposal to Approve an Amendment to Our Restated Code of Regulations to Reduce the Share Ownership Threshold for Calling a Special Meeting of Shareholders

We are asking shareholders to approve an amendment to Section 1.2(b) of our Restated Code of Regulations (the “Proposed Code Amendment”) to lower the share ownership threshold for shareholders to request that the company call a special meeting to 10% from 15%.

The text of the Proposed Code Amendment, marked with deletions indicated by strikeouts and additions indicated by underlining to reflect the Proposed Code Amendment, is set forth below.

(b) A special meeting of shareholders shall be called by the Company upon the request of the holders of shares entitling them to exercise ~~15~~10 percent of the voting power of the Company entitled to be voted at the meeting. Upon delivery to the chairman, president or secretary of a proper request in writing for a shareholders’ meeting, which request must specify the purposes of the meeting and include the information that would be required to be set forth in a shareholder’s notice with respect to an Annual Meeting pursuant to Section 1.5(c) of these regulations, the Company shall give notice to the shareholders. Any such meeting shall be held on a date and at a time and location fixed by the board of directors, the chairman, the president or the secretary, which date shall not be less than 14 days nor more than 80 days after receipt of a proper request. If this notice is not given within 20 days after receipt of a proper request by shareholders entitled to call a meeting, the persons making the request may fix the time of the meeting by giving notice in the manner provided in Section 1.4 of these regulations or cause such notice to be given by their designated representative.

Shareholder Special Meeting Threshold

Considering recent shareholder requests that the Board take steps to lower its special meeting threshold, the Board carefully evaluated our corporate governance practices, shareholder feedback, previous shareholder votes, and actions taken by other companies. Based on this evaluation and our shareholder engagement, and in furtherance of our commitment to sound corporate governance and recent actions to enhance shareholder rights, the Board has determined that the current ownership threshold of 15% for shareholders to request that the company call a special meeting of shareholders should be lowered. The Board believes that the ownership threshold must strike a balance between empowering the shareholders’ ability to call a special meeting in appropriate circumstances and mitigating the risk that shareholders representing a minority position would seek to disrupt the company with a special meeting. After careful evaluation, the Board believes that a 10% threshold strikes the right balance between enhancing our shareholders’ ability to act on important matters and protecting the company and other shareholders by allowing only a meaningful group of shareholders to exercise this right, thereby minimizing the potential harms associated with allowing a few large shareholders to call special meetings.

The Proposed Code Amendment is binding. If the Proposed Code Amendment is approved, it will be effective at the time of the shareholder vote. If the Proposed Code Amendment is not approved by the required vote, then the Restated Code of Regulations will not be amended.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR RESTATED CODE OF REGULATIONS TO REDUCE THE SHARE OWNERSHIP THRESHOLD FOR CALLING A SPECIAL MEETING OF SHAREHOLDERS.

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SHAREHOLDER PROPOSAL

Proposal 6 —

Shareholder Proposal to Adopt a Policy that the Chairman of the Board Be an Independent Director

We received notice that Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, a shareholder owning at least $2,000 in market value of our common shares as of March 16, 2021, intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below.

The shareholder proposal and supporting statement read as follows:

Proposal 6 — Independent Board Chairman

Shareholders request our Board of Directors adopt as policy, and amend our governing documents to require that the Chairman of the Board be an independent member of the Board whenever possible. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition. Currently Cardinal Health directors can name one person to have the Chairman and CEO jobs at the same time at any time they want to.

This proposal topic won 52% support at Boeing in April 2020 and Boeing responded by naming an independent board chairman. This proposal topic also won 50%-plus support at 5 major U.S. companies in one year including 73%-support at Netflix.

This proposal topic won 42%-support from Cardinal Health shareholders in 2020 in spite of management’s electioneering text on the ballot itself and management text discouraging shareholders from even reading the proposal.

It is more important to support this proposal in 2021 because management pay was rejected by 37% of shares in 2020. It would be more difficult to set outlandish management pay with a permanent independent board chairman.

Cardinal Health is accused, like AmerisourceBergen, of recklessness in the distribution of opioids. And AmerisourceBergen was preparing to pay a whopping $6 billion legal settlement to compensate communities ravaged by prescription drug abuse and meanwhile the AmerisourceBergen CEO, Mr. Steven Collis, was set to receive a financial windfall.

Mr. Collis led AmerisourceBergen through the deadliest years of the opioid epidemic, when pain pills poured through AmerisourceBergen’s warehouses and into the hands of drug addicts.

Mr. Collis got a $14 million pay package in 2020 – up 24%. This bonanza was possible only because AmerisourceBergen relied on a controversial accounting method: overlooking blockbuster legal settlements from its performance evaluation of Mr. Collis.

By removing the blockbuster settlement, AmerisourceBergen was able to turn its $3 billion loss in 2020 — the biggest annual loss in the company's history — into a $1.6 billion “adjusted” profit.

While parents lost their children to drug overdoses and entire communities were hobbled by drug addiction, drug industry titans expanded their wealth. In August, just before AmerisourceBergen reached its $6 billion blockbuster settlement, Mr. Collis bought a $6 million beach house.

Such outlandish pay practices should not be allowed at Cardinal Health and an independent board Chair is a good way to prevent this from happening.

An independent Chairman is best positioned to build up the oversight capabilities of our directors while our CEO addresses the challenging day-to-day issues facing the company. The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person.

Please vote yes:

Independent Board Chairman — Proposal 6

NOTE: The graphic above was submitted as part of the shareholder’s proposal.

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The Board of Directors’ Statement in Opposition to Proposal 6

The Board recommends a vote AGAINST Proposal 6.

The Board has a policy requiring an independent Board Chair. On June 21, 2021, the Board approved an amendment to our Corporate Governance Guidelines to include the requirement that “[w]henever possible, the Chairman of the Board shall be an independent [d]irector.” This policy change is reflected under the heading “Board Leadership” in the Corporate Governance Guidelines, which is available in the Corporate Governance section of the Investor Relations page on our website, www.cardinalhealth.com. We considered the shareholder proposal and evaluated our Corporate Governance Guidelines, shareholder feedback, and previous shareholder votes. Based on this evaluation and shareholder engagement, and in furtherance of our commitment to sound corporate governance and recent actions to enhance shareholder rights, the Board determined to make this policy change.

The new policy implements the shareholder proposal. The proposal requests that the Board (1) “adopt as policy,” (2) “and amend [the] governing documents,” (3) “to require that the Chairman of the Board be an independent member of the Board,” (4) “whenever possible.” While the proposal states that the Board would have the discretion to phase in the independent Board Chairman requirement, we have had an independent Chairman of the Board since November 2018, when the Board adopted the current board leadership structure. If the Chairman is not independent, the independent directors of the Board will elect a lead independent director. Thus, our governing documents reflect the exact changes sought by the proposal. As a result, we believe that the shareholder proposal has already been implemented.

We communicated with the shareholder proponent regarding the policy change. Considering the Board’s action to amend our Corporate Governance Guidelines in precisely the manner requested by the proposal, we communicated with the shareholder proponent regarding the implementation of the proposal and requested that he withdraw the proposal, but he did not agree to do so. The Board does not believe that any further action is necessary or appropriate and, therefore, unanimously recommends that you vote AGAINST this proposal.

THE BOARD RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

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SHARE OWNERSHIP INFORMATION

Beneficial Ownership

The table below sets forth certain information regarding the beneficial ownership of our common shares by, and the percentage of our outstanding common shares represented by such ownership for:

each person known by us to own beneficially more than 5% of our outstanding common shares;

our current and former directors;

our named executive officers; and

all current executive officers and directors as a group.

A person has beneficial ownership of shares if the person has direct or indirect voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the footnotes below the table, information on the number of shares beneficially owned is as of September 7 , 2021 and the listed beneficial owners have sole voting and investment power.

Name of Beneficial Owner	Common Shares		Additional RSUs and PSUs(9)
	Number Beneficially Owned	Percent of Class
The Vanguard Group(1)	35,710,435	12.6	—
BlackRock, Inc.(2)	24,859,374	8.8	—
State Street Corporation(3)	18,201,639	6.4	—
Carrie S. Cox(4)	19,308	*	16,306
Victor L. Crawford	34,011	*	52,345
Calvin Darden(4)(5)	45,920	*	0
Bruce L. Downey(4)	29,525	*	18,387
Sheri H. Edison(4)	4,069	*	0
David C. Evans(4)	4,594	*	0
Patricia A. Hemingway Hall(4)	18,873	*	2,612
Jason M. Hollar	8,200	*	47,317
Akhil Johri(4)	12,089	*	0
Michael C. Kaufmann(6)(7)	738,466	*	209,125
Gregory B. Kenny(4)	32,004	*	19,584
Nancy Killefer(4)	16,845	*	0
J. Michael Losh(4)	16,166	*	0
Stephen M. Mason(6)	59,873	*	40,840
Jessica L. Mayer(6)	43,801	*	40,056
Dean A. Scarborough(4)	11,135	*	0
John H. Weiland(4)	7,429	*	0
All Executive Officers and Directors as a Group (19 Persons)(8)	1,161,608	*	509,047
*

Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group (“Vanguard”). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported that, as of December 31, 2020, it had shared voting power with respect to 512,611 shares, sole dispositive power with respect to 34,375,852 shares and shared dispositive power with respect to 1,334,583 shares. The number and percentage of shares held by Vanguard may have changed since the filing of the Schedule 13G/A.

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(2)

Based on information obtained from a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc. (“BlackRock”). The address of BlackRock is 55 East 52nd Street, New York, New York 10055. BlackRock reported that, as of December 31, 2020, it had sole voting power with respect to 21,505,190 shares and sole dispositive power with respect to all shares shown in the table. The number and percentage of shares held by BlackRock may have changed since the filing of the Schedule 13G/A.

(3)

Based on information obtained from a Schedule 13G filed with the SEC on February 5, 2021 by State Street Corporation (“State Street”). The address of State Street is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street reported that, as of December 31, 2020, it had shared voting power with respect to 16,252,039 shares and shared dispositive power with respect to 18,198,071 shares. The number and percentage of shares held by State Street may have changed since the filing of the Schedule 13G.

(4)

Common shares listed as being beneficially owned by our non-management directors include: outstanding RSUs that may be settled within 60 days, as follows: Ms. Cox — 18,873 shares; Mr. Downey — 18,873 shares; Ms. Edison — 4,069 shares; Mr. Evans — 4,594 shares; Ms. Hemingway Hall — 7,990 shares; Mr. Johri — 12,089  shares; Mr. Kenny — 26,821 shares; Ms. Killefer — 16,845 shares; Mr. Losh — 9,988 shares; Mr. Scarborough — 7,429 shares ; and Mr. Weiland — 3,339 shares ; and phantom stock over which the participants have sole voting rights under our DCP, as follows: Mr. Darden — 6,304 shares; Mr. Kenny — 5,183  shares; Mr. Losh — 6,178 shares; and Mr. Scarborough — 3,706 shares.

(5)

Mr. Darden retired from the Board on April 2, 2021. Information regarding the number of shares beneficially owned by him is as of his departure date, except for outstanding equity awards and phantom stock over which he has sole voting rights under our DCP.

(6)

Common shares listed as being beneficially owned by our named executives include outstanding stock options that are currently exercisable, as follows: Mr. Kaufmann — 395,129 shares; Mr. Mason — 31,825 shares; and Ms. Mayer — 12,043 shares.

(7)

Includes 10 common shares held by Mr. Kaufmann’s spouse.

(8)

Common shares listed as being beneficially owned by all executive officers and directors as a group include: 481,479 outstanding stock options that are currently exercisable; 132,528 RSUs that may or will be settled in common shares within 60 days; and 15,187 shares of phantom stock over which the participants have sole voting rights under our DCP.

(9)

“Additional RSUs and PSUs” include vested and unvested RSUs and vested PSUs that will not be settled in common shares within 60 days. RSUs and PSUs do not confer voting rights and generally are not considered “beneficially owned” shares under the SEC rules.

Delinquent Section 16(a) Reports

Section 16(a) of the 1934 Act requires the company’s directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding common shares, to file reports regarding their initial share ownership and subsequent changes to their ownership with the SEC.

Based solely on a review of the reports filed for fiscal 2021 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis. During fiscal 2022, two Form 4s reporting a single acquisition of phantom stock under the DCP by each of Messrs. Losh and Scarborough were filed late due to an inadvertent administrative error.

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OTHER MATTERS

General Information About the Annual Meeting

Date, Time, and Place of Meeting

Date: Friday, November 5, 2021

Time: 8:00 a.m. Eastern Time

Virtual Meeting Access: www.virtualshareholdermeeting.com/CAH2021

This proxy statement was first mailed to shareholders on September 23 , 2021. It is furnished in connection with the solicitation of proxies by the Board of Directors of Cardinal Health, Inc. to be voted during the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy during the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, or mail, another proxy dated as of a later date.

Proxy Materials are Available on the Internet

We are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On September 23 , 2021, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Participating in the Annual Meeting

The Annual Meeting will again be conducted exclusively online without an option for physical attendance due to the COVID-19 pandemic. We aim to offer shareholders rights and participation opportunities during our virtual meeting that are comparable to those that have been provided at our past in-person Annual Meetings of Shareholders.

Shareholders of record as of the record date will be able to participate in the virtual meeting online, vote shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2021 and entering the 16-digit control number included in the Notice or proxy card. Only shareholders and proxy holders who enter a valid control number will be able to participate in the virtual Annual Meeting to submit questions and vote.

The live webcast of the Annual Meeting will begin promptly at 8:00 a.m., Eastern Time. We encourage you to access the webcast early, starting at approximately 7:45 a.m., Eastern Time, to allow yourself time to log in and test your computer. If you encounter technical difficulties accessing the virtual Annual Meeting, please call the technical support telephone number posted on www.virtualshareholdermeeting.com/CAH2021. Consistent with our historical practice of taking questions from shareholders who attend the Annual Meeting of Shareholders in person, shareholders will be able to ask questions during the virtual Annual Meeting. We will post Annual Meeting rules on www.virtualshareholdermeeting.com/CAH2021.

We will make an audio replay of the Annual Meeting available and post questions and answers received at the Annual Meeting that were not addressed (if applicable to Cardinal Health’s business and otherwise appropriate under the Annual Meeting rules) on the Cardinal Health Investor Relations website shortly after the meeting.

Even if you plan to attend the Annual Meeting online, we encourage you to vote in advance of the Annual Meeting as described in this proxy statement, so that your vote will be counted if you later decide not to attend the Annual Meeting or if you encounter technical difficulties. If you wish to submit your vote before the virtual Annual Meeting, then you do not have to vote at the Annual Meeting unless you wish to change your vote.

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Attending the Annual Meeting as a Guest

If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/CAH2021 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

Soliciting Proxies

The Board of Directors is soliciting the proxy accompanying this proxy statement. Proxies may be solicited by officers, directors, and employees of Cardinal Health, none of whom will receive any additional compensation for their services. Alliance Advisors may solicit proxies at a cost we anticipate will not exceed $17,000. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. Cardinal Health will pay persons holding common shares in their names or in the names of nominees, but not owning shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. Cardinal Health will pay all proxy solicitation costs.

Shareholders of record at the close of business on September 7, 2021, will be entitled to vote during the meeting on the basis of one vote for each share held. On September 7, 2021, there were 283,760,858 common shares outstanding, held of record by 7,076 shareholders.

Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. In addition, if you currently are a shareholder who shares an address with another shareholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you are a shareholder of record. Shareholders of record may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

Quorum Requirement

We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of our common shares entitled to vote at the Annual Meeting are present or represented by proxy.

Voting Procedures

How to Vote

You may vote either electronically during the Annual Meeting at www.virtualshareholdermeeting.com/CAH2021 or by providing a proxy or voting instructions in advance of the meeting. If you decide to vote prior to the Annual Meeting, you may do so in any one of the following three ways:

By telephone. You may vote your shares 24 hours a day by calling the toll-free number 1-800-690-6903 within the United States, U.S. territories, or Canada, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card, voting instruction form, or the Notice. The telephone voting system allows you to confirm that your votes were properly recorded.

By Internet. You may vote your shares 24 hours a day by logging on to a secure website, www.proxyvote.com, and following the instructions provided. You will need to enter identifying information that appears on your proxy card, voting instruction form, or the Notice. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.

By mail. If you received proxy materials by mail, you may mark, sign, and date your proxy card or voting instruction form and return it by mail in the enclosed postage-paid envelope.

Telephone and Internet voting is available through 11:59 p.m. Eastern Time on Thursday, November 4, 2021. If you vote by mail, your proxy card or voting instruction form must be received before the Annual Meeting to assure that your vote is counted. We encourage you to vote promptly.

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Voting Shares Held Through Employee Plans

If you hold shares through our 401(k) Savings Plans or DCP, you will receive voting instructions from Broadridge Financial Solutions, Inc. and can vote through one of the three methods described above under “How to Vote.” Please note that employee plan shares have an earlier voting deadline of 11:59 p.m. Eastern Time on Tuesday, November 2, 2021.

Broker Non-Votes

If you are a beneficial owner whose shares are held by a broker and you do not provide voting instructions prior to the meeting, your broker is not permitted to vote your shares on the election of directors, the advisory vote to approve the compensation of our named executive officers, the proposal to approve the Cardinal Health, Inc. 2021 Long-Term Incentive Plan, the proposal to amend our Restated Code of Regulations to reduce the share ownership threshold for calling a special meeting of shareholders, or the shareholder proposal. The inability of the broker to vote your shares on these proposals results in a “broker non-vote.” In the absence of voting instructions, the broker can only register your shares as being present at the Annual Meeting for purposes of determining a quorum and may vote your shares on ratification of the appointment of our auditor.

Majority Vote Standard for Election of Directors

To elect directors under Proposal 1, our governing documents require that a director nominee be elected by a majority of votes cast in an uncontested election. If an incumbent director nominee receives a greater number of votes “against” than votes “for” his or her election, our Corporate Governance Guidelines require the director to promptly tender a resignation to the Chairman of the Board. Within 90 days following the certification of the shareholder vote, the Nominating and Governance Committee will recommend to the Board whether to accept the resignation. Thereafter, the Board will promptly act and publicly disclose its decision and the rationale behind the decision.

Vote Required; Effect of Abstentions and Broker Non-Votes

You may either vote FOR, AGAINST, or ABSTAIN on each of the proposals. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results following the Annual Meeting.

Proposals 1 through 4 and Proposal 6 each require approval by a majority of votes cast. Abstentions and broker non-votes are not considered as votes cast and will not be counted in determining the outcome of the voting results, except that for purposes of satisfying NYSE rules, abstentions are counted in the denominator for determining whether Proposal 4 is approved. Proxies may not be voted for more than 11 director nominees, and shareholders may not cumulate their voting power.

Proposal 5 requires the affirmative vote of the holders of a majority of the issued and outstanding common shares. Abstentions and broker non-votes will have the same effect as votes against this proposal.

How Shares Will Be Voted

The shares represented by all valid proxies received by telephone, by Internet, or by mail will be voted in the manner specified. For shareholders of record who do not specify a choice for a proposal, proxies that are signed and returned will be voted FOR the election of all 11 director nominees, FOR the ratification of the appointment of Ernst & Young LLP as independent auditor, FOR approval of the compensation of our named executive officers, FOR approval of the Cardinal Health, Inc. 2021 Long-Term Incentive Plan, FOR approval of the proposed amendment to our Restated Code of Regulations to reduce the share ownership threshold for calling a special meeting of shareholders, and AGAINST the shareholder proposal, if properly presented. If any other matters properly come before the Annual Meeting, the individuals named in your proxy, or their substitutes, will determine how to vote on those matters in their discretion. The Board does not know of any other matters that will be presented for action at the Annual Meeting.

Communicating with the Board

Shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director or the independent directors as a group, by writing to Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017 or sending an email to bod@cardinalhealth.com. Communications from shareholders will be distributed to the entire Board unless addressed to a particular committee, director or group of directors. The corporate secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations, and advertisements.

Shareholder Recommendations for Director Nominees

The Nominating and Governance Committee will consider candidates recommended by shareholders for election as director. Shareholder recommendations will be evaluated against the same criteria used to evaluate other director nominees, which criteria are discussed under “Board Membership Criteria: What we look for” on page 15. Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. To be considered by the Nominating and Governance Committee for

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consideration at the 2022 Annual Meeting of Shareholders, a shareholder recommendation must be received no later than April 1, 2022.

Recommendations must include, at a minimum, the following information:

the name and address of the shareholder making the recommendation;

the name and address of the person recommended for nomination;

if the shareholder is not a shareholder of record, a representation and satisfactory proof of share ownership;

a statement in support of the shareholder’s recommendation, including sufficient information to permit the Nominating and Governance Committee to evaluate the candidate’s qualifications, skills, and experience;

a description of all direct or indirect arrangements or understandings between the shareholder and the candidate recommended by the shareholder;

information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

the candidate’s written, signed consent to serve if elected.

Shareholders who wish to nominate directors directly for election at an Annual Meeting of Shareholders in accordance with the procedures in our Restated Code of Regulations, including under our proxy access provision, should follow the instructions under “Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting of Shareholders” below and the details contained in our Code of Regulations.

Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting

If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2022 Annual Meeting of Shareholders under Rule 14a-8 under the Exchange Act, we must receive the proposal at our principal executive offices not later than the close of business (5:00 p.m. Eastern Time) on May 26 , 2022. The proposal should be addressed to Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that we receive after that date or that otherwise fails to meet the requirements for shareholder proposals established by the SEC rules.

If you intend to present a proposal for other business or a nomination for election to the Board at our 2022 Annual Meeting of Shareholders (other than any such proposal included in our proxy statement and form of proxy under Rule 14a-8 under the Exchange Act), you must comply with the notice requirements set forth in our Restated Code of Regulations and such business must be a proper matter for shareholder action. Among other requirements, you must deliver proper written notice to our corporate secretary at our principal executive offices no earlier than July 8, 2022 and no later than the close of business on August 7, 2022. If the date of the 2022 Annual Meeting of Shareholders is more than 30 days before, or more than 60 days after, November 5, 2022, written notice must be delivered after the close of business on the 120th day prior to the meeting, but before the close of business on the later of the 90th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

Our Restated Code of Regulations includes a proxy access provision, under which a shareholder, or a group of up to 20 shareholders, owning at least 3% of our outstanding common shares continuously for at least three years, may nominate and include in our proxy materials director nominees constituting up to the greater of two nominees or 20% of the Board, if the shareholders and the nominees satisfy the requirements specified in our Restated Code of Regulations.

If you intend to request that director nominees be included in our proxy materials under our proxy access provision, you must comply with the notice and other requirements set forth in our Restated Code of Regulations. Among other requirements, you must deliver proper written notice to our corporate secretary at our principal executive offices no earlier than April 26 , 2022 and not later than the close of business on May 26 , 2022. If the date of the 2022 Annual Meeting of Shareholders is more than 30 days before, or more than 60 days after, November 5, 2022, written notice must be delivered after the close of business on the 150th day prior to the meeting, but before the close of business on the later of the 120th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

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Corporate Governance Documents

You can find the full text of our Amended and Restated Articles of Incorporation, Restated Code of Regulations and Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Corporate Governance Documents.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Transfer Agent

Shareholders of record should direct communications regarding change of address, transfer of share ownership, lost share certificates and other matters regarding their share ownership to Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233. Our transfer agent may also be contacted via the Internet at www.computershare.com/investor or by telephone at (877) 498-8861 or (781) 575-2879.

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ANNEX A:
USE OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains financial measures that are not calculated in accordance with GAAP. In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.

Exclusions from Non-GAAP Financial Measures

Management believes it is useful to exclude the following items from the non-GAAP financial measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:

■

LIFO charges and credits are excluded because the factors that influence last-in, first-out (“LIFO”) inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP financial measures facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.

■

Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation (“AAMI”) Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

■

State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states’ laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals when the underlying assessments were invalidated by a court or reimbursed by manufacturers.

■

Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

■

Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition, but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity, and size of acquisitions.

CardinalHealth / 2021 PROXY STATEMENT	A-1

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■

Impairments and gain or loss on disposal of assets are excluded because they do not occur in, or reflect the ordinary course of, our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current, and forecasted financial results.

■

Litigation recoveries or charges, net, which include loss contingencies for certain litigation and regulatory matters and income from the favorable resolution of litigation, are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business, and are inherently unpredictable in timing and amount. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated a portion of the tax benefit to litigation charges.

■

Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

■

Gain or loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP financial measures.

■

Transitional tax benefit, net related to the U.S. Tax Cuts and Jobs Act of 2017 is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax, and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Fiscal 2021 GAAP to Non-GAAP Reconciliations

(in millions, except for per share amounts)	Operating Earnings ($)	Operating Earnings Growth Rate (%)	Earnings Before Income Taxes ($)	Provision For/ (Benefit From) Income Taxes ($)	Net Earnings Attributable to Cardinal Health, Inc. ($)	Diluted Earnings Per Share Attributable to Cardinal Health, Inc. ($)	Diluted Earnings Per Share Attributable to Cardinal Health, Inc. Growth Rate (%)
GAAP	472	N.M.	323	(289)	611	2.08	N.M.
Surgical gown recall costs/(income)	(28)		(28)	(7)	(21)	(0.07)
State opioid assessment related to prior fiscal years	38		38	9	29	0.10
Restructuring and employee severance	114		114	27	87	0.29
Amortization and other acquisition-related costs	451		451	118	333	1.13
Impairments and (gain)/loss on disposal of assets, net	79		79	15	64	0.21
Litigation (recoveries)/ charges, net(1)	1,129		1,129	606	523	1.78
Loss on early extinguishment of debt	—		14	3	11	0.04
Loss on sale of equity interest in naviHealth investment	—		2	1	1	0.01
NON-GAAP	2,255	(5)	2,122	483	1,637	5.57	2

The sum of the components and certain computations may reflect rounding adjustments.

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(1)

Litigation (recoveries)/charges, net includes pre-tax accruals of $1.17 billion ($945 million after tax or $3.21 per share) recorded in fiscal 2021 related to the opioid litigation. The net tax benefits associated with the opioid litigation accruals are $228 million for fiscal 2021. More information regarding this litigation and the associated accounting accruals and how they were considered by the Compensation Committee in fiscal 2021 executive compensation decisions are discussed on pages 46 through 48.

Litigation(recoveries)/charges, net also includes a tax benefit recorded during fiscal 2021 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017, and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total benefit from the net operating loss carryback was $424 million. For purposes of our non-GAAP financial measures, however, we allocated $389 million of the benefit to litigation (recoveries)/charges, net based on the relative amount of the self-insurance pre-tax loss related to opioid litigation claims versus separate tax adjustments. This $389 million is excluded from our non-GAAP financial measures. The tax benefit allocated to the separate tax adjustments of $35 million is included in our non-GAAP financial measures.

We did not adjust our fiscal 2021 non-GAAP financial measures to exclude opioid-related litigation defense costs, which adversely impacted our fiscal 2021 non-GAAP operating earnings by approximately $113 million. We also did not adjust for opioid-related compliance costs. Accordingly, our non-GAAP financial measures included opioid-related litigation defense and compliance costs.

Definitions

Non-GAAP operating earnings is operating earnings/(loss) excluding LIFO charges/(credits), surgical gown recall costs/(income), state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, and litigation (recoveries)/charges, net.

Non-GAAP net earnings attributable to Cardinal Health, Inc. is net earnings/(loss) attributable to Cardinal Health, Inc. excluding LIFO charges/(credits), surgical gown recall costs/(income), state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net, loss on early extinguishment of debt and (gain)/loss on sale of equity interest in naviHealth, each net of tax.

Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. is non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted average shares outstanding.

Fiscal 2021 Opioid Litigation Accrual Impact on Incentive Plan Metric Results

(See pages 48 through 54 for discussion of Compensation Committee actions on fiscal 2021 annual cash incentive and PSU payouts and explanation of program structures)

(In millions, unless otherwise noted)	Including Opioid Litigation Accruals $(1)	Performance v. Target %	Excluding Opioid Litigation Accruals $	Performance v. Target %
Adjusted non-GAAP operating earnings (with tangible capital modifier)	1,112	0	2,272	73
Cost savings	151	25	151	25
Our Path Forward	5 rating	15	5 rating	15
FISCAL 2021 ANNUAL CASH INCENTIVE		40		113
Fiscal 2019 adjusted non-GAAP EPS	5.28	169	5.28	169
Fiscal 2020 adjusted non-GAAP EPS	(12.09)	0	5.45	102
Fiscal 2021 adjusted non-GAAP EPS	2.36	200	5.57	74
FY 2019 — FY 2021 PSUs(2)		98		92
(1)

Opioid litigation accruals include pre-tax accruals of $1.17 billion ($945 million after tax or $3.21 per share) and $5.63 billion ($5.14 billion after tax or $17.54 per share) recorded in fiscal 2021 and fiscal 2020, respectively, related to the opioid litigation.

(2)

Included a 20% reduction after applying the relative TSR modifier. The Compensation Committee set absolute goals for the first year of the performance period and the following annual growth goals for the second and third years: 1% at threshold; 3% at target; and 6% at maximum. Performance versus target was higher including the opioid litigation accruals because the fiscal 2020 adjusted non-GAAP EPS including the accruals of ($12.09) was below the fiscal 2020 threshold goal of $5.33 and the fiscal 2021 adjusted non-GAAP EPS including the accruals of $2.36 was above the fiscal 2021 maximum goal equivalent to 6% growth over ($12.09).

CardinalHealth / 2021 PROXY STATEMENT	A-3

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ANNEX B:
CARDINAL HEALTH, INC. 2021 LONG-TERM INCENTIVE PLAN

1. Purpose of the Plan.

The purpose of the Plan is to align with the interests of shareholders the compensation of key personnel whose long-term employment is considered important to the Company’s continued progress, growth, and profitability and, thereby, encourage such personnel to act in the shareholders’ interest and share in the Company’s success. The Plan also is intended to provide an opportunity to incentivize or reward key personnel and to assist the Company in recruiting new employees and retaining existing high-performing employees.

2. Definitions.

As used herein, the following definitions apply:

(a)

“Administrator” means the Board, the Committee, or such delegates as may be administering the Plan (to the extent permitted by Applicable Law) in accordance with Section 4 of the Plan.

(b)

“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c)

“Applicable Law” means the requirements relating to the administration of incentive plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Shares to the extent provided under the terms of the Company’s agreement with such exchange or quotation system, and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(d)

“Award” means a Cash Award, Stock Award, Option, Stock Appreciation Right, or Other Stock-Based Award granted in accordance with the terms of the Plan.

(e)

“Award Agreement” means one or more documents prepared by the Company, in written or electronic format, that individually or collectively set forth the terms and conditions of an Award as authorized or approved by the Administrator and granted under the Plan. An Award Agreement may be in the form of either (i) an agreement that is accepted, acknowledged, or consented to (including by negative consent) by the Awardee or (ii) certificates, notices or other documents evidencing the Award.

(f)

“Awardee” means a person who has been granted an Award under the Plan.

(g)

“Board” means the Board of Directors of the Company.

(h)

“Cash Award” means a cash bonus opportunity awarded under Section 13 of the Plan pursuant to which a Participant may become entitled to receive an amount denominated in dollars or another appropriate currency based on the satisfaction of such performance or vesting criteria as are specified in the Award Agreement.

(i)

“Change of Control” means, except as may otherwise be provided in an applicable Award Agreement, any of the following:

(i)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding Common Shares (the “Outstanding Company Common Shares”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions do not constitute a Change of Control: (W) any acquisition directly from the Company or any corporation controlled by the Company; (X) any acquisition by the Company or any corporation controlled by the Company; (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (Z) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) of this Section 2(i)); or

(ii)

during any period of two consecutive years, individuals who, as of the beginning of such two-year period, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that any individual becoming a Director subsequent to the beginning of such two-year period whose election, or nomination for election by the

CardinalHealth / 2021 PROXY STATEMENT	B-1

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Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)

consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” means a Business Combination where: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination (including any ownership that existed in the Company or the company being acquired, if any); and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)

approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this definition, (A) the term “corporation” includes a business entity of any type, including without limitation a partnership or a limited liability company, (B) the term “board of directors” includes the governing body of a business entity other than a corporation having the same general authority as the board of directors of a corporation, and (C) the term “common stock” includes the common equity of a business entity other than a corporation.

(j)

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(k)

“Committee” means the Human Resources and Compensation Committee of the Board or another committee appointed by the Board from among its members in accordance with Section 4 of the Plan.

(l)

“Common Shares” means the common shares, without par value, of the Company.

(m)

“Company” means Cardinal Health, Inc., an Ohio corporation, or, except as utilized in the definition of Change of Control, its successor.

(n)

“Conversion Awards” has the meaning set forth in Section 4(b)(xii) of the Plan.

(o)

“Director” means a member of the Board.

(p)

“Disability,” unless the Administrator determines otherwise or except as otherwise defined in an Awardee’s written employment agreement or defined under Applicable Law for Awardees outside of the United States, has the meaning specified in the Company’s long-term disability plan (or the long-term disability plan of the Affiliate that employs the Awardee) applicable to the Awardee at the time of the disability.

(q)

“Disaffiliation” means an Affiliate’s ceasing to be an Affiliate for any reason (including, without limitation, because of a public offering, or a spin-off or sale by the Company, of the stock of the Affiliate) or a sale of a division of the Company and its Affiliates.

(r)

“Effective Date” means the date this Plan is approved by the shareholders of the Company.

(s)

“Employee” means a regular, active employee of the Company or any Affiliate, or a person who has agreed to commence serving as an employee of the Company or any Affiliate within 90 days of the Grant Date, including an Officer and/or Director who is also a regular, active employee of the Company or any Affiliate. For any and all purposes under the Plan, except as provided in Section 4(b)(viii), the term “Employee” does not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee is considered to have terminated employment and ceased to be an Employee if his or her employer experiences a Disaffiliation, even if he or she continues to be employed by such employer.

(t)

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

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(u)

“Fair Market Value” means the fair market value of the Common Shares as determined by the Administrator from time to time, provided such method follows the fair market value pricing rules set forth in Section 409A of the Code (to the extent applicable). Unless otherwise determined by the Administrator, the fair market value is the closing price for the Common Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(v)

“Grant Date” means, with respect to each Award, the date upon which an Award that is granted to an Awardee pursuant to the Plan becomes effective, which will not be earlier than the date of action by the Administrator.

(w)

“Incentive Stock Option” means an Option that is identified in the Award Agreement as intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, and that does so qualify.

(x)

“Non-Employee Director” means a Director who is not an employee of the Company or any of its Affiliates.

(y)

“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(z)

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)

“Option” means a right granted under Section 8 of the Plan to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the Award Agreement. Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.

(bb)

“Other Stock-Based Award” means any other type of equity-based or equity-related Award not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) granted under Section 12 of the Plan in such amount and subject to such terms and conditions as the Administrator determines. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(cc)

“Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(dd)

“Plan” means this Cardinal Health, Inc. 2021 Long-Term Incentive Plan, as it may be amended or amended and restated from time to time.

(ee)

“Prior Plan” means the Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan, as amended from time to time.

(ff)

“Replaced Award” has the meaning set forth in Section 16(b)(i) of the Plan.

(gg)

“Replacement Award” has the meaning set forth in Section 16(b)(i) of the Plan.

(hh)

“Retirement” means, unless the Administrator determines otherwise or except as otherwise defined in an Awardee’s written employment agreement or defined under Applicable Law for Awardees outside of the United States, Termination of Employment (other than by death or Disability and other than in the event of Termination for Cause) of an Awardee from the Company and its Affiliates after the Awardee has attained either (i) age 55 and at least 10 years of continuous service with the Company and its Affiliates or (ii) age 60 and at least five years of continuous service with the Company and its Affiliates, in each case including service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company.

(ii)

“Securities Act” means the Securities Act of 1933, as amended.

(jj)

“Share” means a Common Share, as adjusted in accordance with Section 16 of the Plan, or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 16(a) of the Plan.

(kk)

“Stock Appreciation Right” means a right granted under Section 10 of the Plan on such terms and conditions as are specified in the Award Agreement.

(ll)

“Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting, and/or transferability of which is subject during specified periods of time to such conditions (including without limitation continued employment or performance conditions) and terms as are expressed in the Award Agreement.

(mm)

“Stock Unit” means a bookkeeping entry representing an amount equivalent to one Share, payable in cash, property, or Shares, as determined by the Administrator. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(nn)

“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(oo)

“Termination for Cause” means, unless otherwise provided in an Award Agreement, Termination of Employment on account of any act of fraud or intentional misrepresentation or embezzlement, intentional misappropriation, or conversion of assets of the Company or any Affiliate, or the intentional violation of the written policies or procedures of the Company, provided that for an Employee who is eligible for severance benefits under the Cardinal Health, Inc. Senior Executive Severance Plan or is party to an individual severance or employment agreement defining Termination for Cause, “Termination for Cause” has the meaning set forth in such plan or agreement. For purposes of the Plan, a Participant’s Termination of Employment will be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a Termination for Cause.

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(pp)

“Termination for Good Reason” means, unless otherwise provided in an Award Agreement or an individual severance or employment agreement to which the Employee is a party, Termination of Employment by an Employee on account of any of the following: (i) a material reduction in the Employee’s total compensation and such reduction is not related to either individual or corporate performance; (ii) a material reduction in the Employee’s annual or long-term incentive opportunities (including a material adverse change in the method of calculating the Employee’s annual or long-term incentives); (iii) a material diminution in the Employee’s duties, responsibilities, or authority; or (iv) a relocation of more than 50 miles from the Employee’s office or location, except for travel reasonably required in the performance of the Employee’s responsibilities. Notwithstanding the foregoing, no Termination of Employment by the Employee will constitute a “Termination for Good Reason” unless (A) the Employee gives the Company written notice of the event described in clauses (i) through (iv) above giving rise to the Employee’s intended Termination for Good Reason within 60 days following the occurrence of such event, (B) the Company does not remedy such event within 30 days of the date of receipt of such written notice, and (C) the Employee terminates employment within 30 days of the end of such cure period.

(qq)

“Termination of Employment” means, unless otherwise provided in an Award Agreement, ceasing to be an Employee; provided, however, that, unless otherwise determined by the Administrator, for purposes of this Plan an Awardee is not deemed to have had a Termination of Employment if such Awardee continues to be, or in connection with ceasing to be an Employee becomes, a Non-Employee Director. Notwithstanding the foregoing, the Administrator also may determine that, for purposes of the Plan, an Awardee is not deemed to have had a Termination of Employment if such Awardee continues to be or becomes an independent contractor, leased employee, or consultant to the Company. Also, notwithstanding the foregoing, for purposes of Incentive Stock Options, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. With respect to a Non-Employee Director or an independent contractor or consultant, references to “employment” shall be deemed to refer to service as a Director or a consultant, as applicable, and “Termination of Employment” shall mean ceasing to serve as a Director or an independent contractor or consultant, as applicable.

3. Shares Subject to the Plan.

(a)

Aggregate Limit. Subject to the provisions of Sections 3(c) and 16(a) of the Plan, the maximum aggregate number of Shares which may be issued or transferred based on Awards granted under the Plan is 25,000,000 Shares, plus any Shares that become available under the Plan pursuant to the share counting provisions set forth in Section 3(c) below. The aggregate number of Shares available for issuance or transfer under the Plan will be reduced by (i) one Share for every Share issued or transferred upon exercise of an Option or Stock Appreciation Right granted under the Plan or under the Prior Plan to the extent such Option or Stock Appreciation Right is granted following September 7, 2021 and prior to the Effective Date, and (ii) two and one-half Shares for every Share issued or transferred in connection with an Award other than an Option or Stock Appreciation Right granted under the Plan or under the Prior Plan to the extent such other Award is granted following September 7, 2021 and prior to the Effective Date. Subject to the provisions of Section 3(c) of the Plan, Shares covered by an Award granted under the Plan will not be counted as used unless and until they are issued or transferred.

(b)

Code Section 422 and Director Compensation Limits.

(i)

Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares that may be issued or transferred upon the exercise of all Incentive Stock Options granted under the Plan is 25,000,000 Shares.

(ii)

Notwithstanding anything to the contrary in this Section 3(b), with respect to any Non-Employee Director, the aggregate dollar value of (A) any Share-based Awards granted under the Plan (based on the grant date fair value of Share-based Awards as determined for financial reporting purposes) and (B) any cash compensation otherwise paid by the Company with respect to the Non-Employee Director’s service as a Director for any fiscal year may not exceed $600,000 in the aggregate or $1,000,000 in the aggregate for any Non-Employee Director for his or her first fiscal year of service or any fiscal year in which he or she serves as Lead Director or Chairman of the Board. The Board may make an exception to the foregoing limits for a non-executive Chairman of the Board. For the avoidance of doubt compensation that is deferred shall be counted against the foregoing limits only in the year of initial grant or award and not in the subsequent year of settlement or payment.

(c)

Share Counting Rules.

(i)

If any Award (in whole or in part) is forfeited, is cancelled, expires, is settled for cash, or is unearned, the Shares issued or transferred pursuant to or otherwise subject to such Award will, to the extent of such forfeiture, cancellation, expiration, cash settlement, or unearned amount again be available for issuance or transfer under Section 3(a) above in accordance with Section 3(c)(iv) below. If withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld will again be available for issuance or transfer under Section 3(a) above in accordance with Section 3(c)(iv) below.

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(ii)

Notwithstanding anything to the contrary contained in this Section 3, the following Shares will not be added (or added back, as applicable) to the aggregate number of Shares available for issuance or transfer under Section 3(a) above: (A) Shares tendered by the Participant or withheld by the Company in payment of the exercise or purchase price of an Option, or to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights; and (B) Shares subject to a Stock Appreciation Right that are not issued in connection with its Share settlement on exercise thereof.

(iii)

Shares issued or transferred under Conversion Awards will not reduce the aggregate number of Shares available for issuance or transfer under the Plan, nor will Shares subject to a Conversion Award again be available for Awards under the Plan as provided in Sections 3(c)(i) and 3(c)(ii) above. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and will not reduce the Shares available for issuance or transfer under the Plan; provided that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who are eligible to receive such grants under the applicable New York Stock Exchange guidance.

(iv)

Any Shares that become available for issuance or transfer under the Plan under this Section 3(c) will be added back as (A) one Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan, and (B) as two and one-half Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

(d)

Character of Shares. The Shares issued or transferred pursuant to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(e)

Minimum Vesting Requirement. Notwithstanding any other provision of this Plan to the contrary, except as provided in this Section 3(e), Awards granted under this Plan (other than Cash Awards) shall vest no earlier than the first anniversary of the applicable Grant Date; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Awards granted in connection with Awards that are assumed, converted or substituted pursuant to Section 4(b)(xii) of this Plan; (ii) Shares delivered in lieu of fully vested cash obligations; (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the applicable Grant Date and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting of shareholders; (iv) Awards that vest earlier than the first anniversary of the applicable Grant Date by reason of the Awardee’s death or Disability, in each case as specified in the applicable Award Agreement, or upon the occurrence of a Change of Control as specified in Section 16(b); and (v) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a) (subject to adjustment under Section 16(a)).

4. Administration of the Plan.

(a)

Procedure.

(i)

Multiple Administrative Bodies. The Plan will be administered by the Board, the Committee, or their respective delegates.

(ii)

Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors will be made by the entire Board, by the Committee or by a subcommittee of the Committee composed of two or more “non-employee directors” within the meaning of Rule 16b-3.

(iii)

Other Administration. Except to the extent prohibited by Applicable Law, the Board or the Committee may delegate to one or more Directors or to authorized officers of the Company the power to grant Awards to, and administer Awards for, persons eligible to receive Awards under the Plan who are not subject to Section 16 of the Exchange Act and any such person(s) when acting within the scope of such delegation shall be deemed one of the Plan’s Administrators with respect to such Awards.

(iv)

Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator hereby delegates to the Company’s Chief Executive Officer and Chief Human Resources Officer, each individually, and to such persons as they may designate, the day-to-day administration of the Plan, including the authority to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator, and such other functions as the Administrator may determine from time to time

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(including the powers set forth in Section 4(b)(viii)). Such delegation may be revoked at any time.

(b)

Powers of the Administrator. Subject to the provisions of the Plan and, in the case of the Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator has the authority, in its discretion:

(i)

to select the Awardees to whom Awards are to be granted hereunder;

(ii)

to grant Awards or provide for the grant of Awards, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance criteria or the satisfaction of an event or condition whether or not within the control of the Awardee;

(iii)

to determine the type(s) of Award to be granted to the selected Awardees and the number of Shares, if any, to be covered by each Award granted hereunder;

(iv)

to approve forms of Award Agreements;

(v)

to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions may include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability provisions, terms regarding acceleration of Awards or waiver of forfeiture restrictions, the acceptable forms of consideration for payment for an Award, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, determines and which may be established at the time an Award is granted or thereafter;

(vi)

to correct defects and omissions in the Plan or an Award, to correct administrative errors, and to reconcile any inconsistency so that the Plan or any Award complies with Applicable Law and to avoid any unanticipated consequences or address any unanticipated events (including any temporary closure of the stock exchange upon which the Common Shares are traded, disruption of communications or natural catastrophe) deemed by the Administrator to be inconsistent with the purposes of the Plan or any Award;

(vii)

to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

(viii)

to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and customs. Without limiting the generality of the foregoing, and subject to Section 30, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, the shift of tax liability from employer to employee (where legally permitted), and withholding procedures and handling of stock certificates which vary with local requirements, (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations, and practice, and (C) to designate a leased employee as an Employee if such person provides services to the Company or any Affiliate that are substantially equivalent to those typically provided by a regular, active employee;

(ix)

to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

(x)

to modify or amend each Award, including, but not limited to, providing for the continuation or acceleration of vesting and/or exercisability; provided, however, that any such modification or amendment is subject to (A) the minimum vesting provisions set forth in Section 3(e) of the Plan, and (B) the Plan amendment provisions set forth in Section 17 of the Plan;

(xi)

subject to Section 31, to permit or require Participants to satisfy withholding tax amounts by electing to deliver to the Company, or to have the Company withhold from the Shares to be issued or transferred upon exercise of a Nonqualified Stock Option or vesting or settlement of a Stock Award or upon any other event in connection with an Award that the Company determines may result in any domestic or foreign tax withholding obligation that number of Shares having a value not in excess of the amount permitted or required to be withheld. The value of the Shares to be withheld will be determined in such manner and on such date that the Administrator determines or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in such form and under such conditions as the Administrator may provide;

(xii)

to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights, or other stock awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or an Affiliate (the “Conversion Awards”). Any conversion or substitution will be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity. The Conversion Awards may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction;

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(xiii)

to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv)

to impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or of other subsequent transfers by the Participant of any Shares issued as a result of or under an Award or upon the exercise of an Award, including without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (C) restrictions to suspend the right to exercise Awards or transfer Shares granted pursuant to Awards during any “blackout” period that is necessary or desirable to comply with the requirements of Applicable Law or to extend the Award exercise period in a manner consistent with Applicable Law; and

(xv)

to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder. For the avoidance of doubt, the Administrator is authorized to take any action it determines in its sole discretion to be appropriate subject only to express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or shall be deemed to constitute a limitation on the authority of the Administrator.

(c)

Effect of Administrator’s Decision. All questions arising under the Plan or under any Award will be decided by the Administrator in its sole and absolute discretion. All decisions, determinations, and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of any Award granted hereunder, will be final and binding on all Participants and other persons claiming rights under the Plan or any Award. The Administrator may consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations, and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants, and accountants as it may select.

5. Eligibility.

Awards may be granted only to Employees and Non-Employee Directors.

6. Term of Plan.

This Plan will be effective as of the Effective Date. No Grants will be made on or after the Effective Date under the Prior Plan, provided that outstanding awards granted under the Prior Plan will continue unaffected following the Effective Date. No Grant will be made under this Plan on or after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options will be made under this Plan or after September 7, 2031, but all Grants made prior to such dates will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Prior Plan, as applicable.

7. Term of Award.

Subject to the provisions of the Plan, the term of each Award will be determined by the Administrator and stated in the Award Agreement. In the case of an Option or Stock Appreciation Right, the term will be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement, subject to the last sentence of Section 8(e).

8. Options.

(a)

Award Agreement. Each Award Agreement with respect to an Option will contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Option and the means of payment of such exercise price, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

(b)

Exercise Price. The per share exercise price for the Shares to be issued or transferred pursuant to exercise of an Option will be determined by the Administrator, except that the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the preceding sentence, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an entity engaging in a corporate

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acquisition or merger transaction with the Company or an Affiliate, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c)

No Repricings. Except in connection with a corporate transaction or event described in Section 16(a) of the Plan, the terms of outstanding Options that have an exercise price in excess of the Fair Market Value of a Share may not be amended to reduce the exercise price of such outstanding Options or cancel such outstanding Options in exchange for cash, other awards, or Options with an exercise price that is less than the exercise price of the original Options without shareholder approval and neither may the exercise price of an outstanding Option be reduced without shareholder approval.

(d)

No Reload Grants. Options may not be granted under the Plan in consideration for and may not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other stock option.

(e)

Vesting Period and Exercise Dates. Options granted under the Plan will vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator has the right to make the timing of the ability to exercise any Option granted under the Plan subject to continued active employment, the passage of time, and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option, subject to the restrictions set forth above. The Administrator may provide that the period of time over which an Option other than an Incentive Stock Option may be exercised shall be extended if on the scheduled expiration date of such Option, the Participant’s exercise of such Option would violate Applicable Law; provided, however, that during such extended exercise period, the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date and that such extended exercise period shall end not later than 30 days after the first day on which the exercise of such Option would no longer violate such Applicable Law.

(f)

Form of Consideration for Exercising an Option. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Award Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(i)

cash;

(ii)

check or wire transfer (denominated in U.S. Dollars);

(iii)

subject to any conditions or limitations established by the Administrator, other Shares which have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option will be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price will be refunded to the Awardee in cash);

(iv)

subject to any conditions or limitations established by the Administrator, the Company’s withholding Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise);

(v)

to the extent permitted by Applicable Law, consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

(vi)

such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; or

(vii)

any combination of the foregoing methods of payment.

(g)

Procedure for Exercise; Rights as a Shareholder.

(i)

Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Award Agreement.

(ii)

An Option will be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement or procedures established by the Administrator) from the person entitled to exercise the Option, (B) full payment for the Shares with respect to which the related Option is exercised, and (C) with respect to Nonqualified Stock Options, confirmation that provisions acceptable to the Administrator have been made for payment of all applicable withholding taxes.

(iii)

Until the Shares are issued or transferred (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv)

The Company shall issue or transfer (or cause to be issued or transferred) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(v)

The exercise of an Option will result in the cancellation on a share-for-share basis of any tandem Stock Appreciation Right that may have been granted under Section 10 of the Plan.

(h)

Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification after the Grant Date) the effect a Termination of Employment due to Disability, Retirement, death or otherwise (including Termination for Cause) will have on any Option.

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9. Incentive Stock Option Limitations/Terms.

(a)

Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its subsidiary corporations (within the meaning of Section 424 of the Code) may be granted Incentive Stock Options. No Incentive Stock Option may be granted to any such employee who as of the Grant Date owns stock possessing more than 10% of the total combined voting power of the Company.

(b)

$100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Award Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S.$100,000, such Options will be treated as Nonqualified Stock Options. For purposes of this Section 9(b) of the Plan, Incentive Stock Options will be considered in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the Grant Date.

(c)

Transferability. The Award Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit other transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.

(d)

Exercise Price. The per Share exercise price of an Incentive Stock Option will in no event be inconsistent with the requirements for qualification of the Incentive Stock Option under Section 422 of the Code.

(e)

Other Terms. Award Agreements evidencing Incentive Stock Options will contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10. Stock Appreciation Rights.

(a)

A “Stock Appreciation Right” is a right that entitles the Awardee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate base price of the right, as established by the Administrator on the Grant Date; provided that such base price per Share may be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the preceding sentence, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of stock appreciation rights of an entity engaging in a corporate acquisition or merger transaction with the Company or an Affiliate, with a per Share base price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion. Stock Appreciation Rights may be granted to Awardees either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 8 of the Plan. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option; provided, however, that a Stock Appreciation Right granted in tandem with an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. All Stock Appreciation Rights under the Plan will be granted subject to the same terms and conditions applicable to Options as set forth in Sections 7 and 8 of the Plan; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option will have the terms and conditions of such Option. Subject to the provisions of Sections 7 and 8 of the Plan, to the extent applicable, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it may deem appropriate. Stock Appreciation Rights may be settled in Shares or cash as determined by the Administrator.

(b)

No Repricings. Except in connection with a corporate transaction or event described in Section 16(a) of the Plan, the terms of outstanding Stock Appreciation Rights that have a base price in excess of the Fair Market Value of a Share may not be amended to reduce the base price of such Stock Appreciation Rights or cancel such outstanding Stock Appreciation Rights in exchange for cash, other Awards, or Stock Appreciation Rights with a base price that is less than the base price of the original Stock Appreciation Rights without shareholder approval and neither may the base price of an Outstanding Stock Appreciation Right be reduced without shareholder approval.

11. Stock Awards.

(a)

Award Agreement. Each Award Agreement with respect to a Stock Award will contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that determines the number of Shares granted, issued, retainable, and/or vested, (iv) such terms

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and conditions on the grant, issuance, vesting, and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions in each case not inconsistent with the Plan as may be determined from time to time by the Administrator.

(b)

Restrictions and Performance Criteria. The grant, issuance, retention, and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be based on financial, business or operational performance, personal performance evaluations, and/or completion of service by the Awardee.

(c)

Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification after the Grant Date) the effect a Termination of Employment due to Disability, Retirement, death or otherwise (including Termination for Cause) will have on any Stock Award.

(d)

Rights as a Shareholder. Unless otherwise provided for by the Administrator and subject to Section 15 of the Plan, the Participant will have the rights equivalent to those of a shareholder and will be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

12. Other Stock-Based Awards.

(a)

Award Agreement. Each Other Stock-Based Award will be evidenced by an Award Agreement containing such terms and conditions as may be determined from time to time by the Administrator.

(b)

Value of Other Stock-Based Awards. Each Other Stock-Based Award will be expressed in terms of Shares or Stock Units, as determined by the Administrator. The Administrator may establish performance criteria in its discretion.

(c)

Payment of Other Stock-Based Awards. Subject to Section 15 of the Plan, payment, if any, with respect to Other Stock-Based Awards will be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

(d)

Termination of Employment. The Administrator will determine as of the Grant Date (subject to modification after the Grant Date) the effect a Termination of Employment due to Disability, Retirement, death or otherwise (including Termination for Cause) will have on any Other Stock-Based Award.

13. Cash Awards.

(a)

Cash Award. The Administrator may establish in its discretion the following provisions with respect to each Cash Award: (i) the amounts, or the formula for the amounts, potentially payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which will determine the amount of such payment or the vesting criteria otherwise applicable to the Award, (iii) the period as to which performance or vesting will be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

(b)

Performance Criteria. If the Administrator exercises its discretion to establish performance criteria, such criteria may be based on financial, business, or operational performance, personal performance evaluations, and/or completion of services by the Awardee.

(c)

Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award; provided, however, that unless specifically provided otherwise in the Award Agreement, such payment will occur on or before the 15th day of the third month after the end of the applicable calendar year in which the performance period ends, if any. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect (in a manner consistent with Section 409A of the Code) for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property (including Shares or other Awards) or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property (including Shares or other Awards). The Administrator may determine whether a payment is in U.S. dollars or foreign currency and whether payment will be made by the Company or the Affiliate that employs the Awardee.

(d)

Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification after the Grant Date) the effect a Termination of Employment due to Disability, Retirement, death or otherwise (including Termination for Cause) will have on any Cash Award.

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14. Other Provisions Applicable to Awards.

(a)

Non-Transferability of Awards. Unless determined otherwise by the Administrator in accordance with this Section 14(a), an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will, or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s family member or trusts, partnerships, or other entities for the benefit of the Awardee, Awardee’s family members, or charitable causes. If the Administrator makes an Award transferable, either as of the Grant Date or thereafter, such Award will contain such additional terms and conditions as the Administrator deems appropriate, and any transferee will be deemed to be bound by such terms and the terms of the Plan upon acceptance of such transfer. In no event may Awards be transferred in exchange for consideration. This Section 14(a) is subject to the provisions of Sections 9(c) and 27(b) of the Plan.

(b)

Performance Criteria. With respect to any performance criteria established for an Award, the Committee will establish the specific performance targets and Award amounts. If the Committee determines that a change in the business, operations, corporate structure, or capital structure of the Company, or the way it conducts its business, or other events or circumstances render the performance criteria applicable to an Award unsuitable, the Committee may in its discretion modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Notwithstanding the satisfaction of any performance criteria, the number or amount of Shares, Options, cash, or other benefits granted, issued, retainable, payable, and/or vested under an Award on account of satisfaction of such performance criteria may be adjusted (up or down) by the Committee based on such further considerations as the Committee in its sole discretion determines.

(c)

Deferral Features. The Administrator may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer, or to require selected Participants to defer, receipt of the Shares or other consideration due upon the settlement of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares, or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Administrator deems advisable for the administration of any such deferral program. Notwithstanding the foregoing, each such deferral opportunity shall be structured by the Administrator to comply with all applicable requirements of Section 409A of the Code and, for Participants employed outside of the United States, Applicable Law.

15. Dividends and Dividend Equivalents.

Any Award other than an Option or Stock Appreciation Right may provide the Awardee with the right to receive dividend payments or dividend equivalent payments on the Shares subject to the Award; provided, however, that dividends or other distributions on Awards that are subject to vesting criteria will be deferred until, and paid after, and only to the extent of the satisfaction of such vesting criteria. Such payments may be made in cash or may be credited as cash or Stock Units to an Awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator. Such payments and credits may be subject to such conditions and contingencies as the Administrator may establish.

16. Adjustments upon Changes in Capitalization, Organic Change or Change of Control.

(a)

Adjustment Clause. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, extraordinary cash dividend, or recapitalization or similar event affecting the capital structure of the Company, or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, split-off, spin-out, split-up, reorganization, stock rights offering, partial or complete liquidation, Disaffiliation, or other distribution of assets, issuance of rights or warrants to purchase securities or similar event affecting the Company or any of its Affiliates (each, an “Organic Change”), the Administrator shall make such substitutions or adjustments as it determines in its sole discretion (exercised in good faith) to be equitably required to prevent dilution or enlargement of the rights of Participants or, with respect to clause (U), otherwise deems to be appropriate and equitable, to (U) the Share limitations set forth in Section 3 of the Plan, (V) the number and kind of Shares covered by each outstanding award, (W) the price per Share subject to each such outstanding award, and (X) other Award terms, including to the extent applicable, any performance criteria. Such adjustments may include, without limitation, (Y) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as

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determined by the Administrator in its sole discretion (it being understood that in the case of an Organic Change with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Stock Appreciation Right will for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Option or Stock Appreciation Right will conclusively be deemed valid) and (Z) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards.

(b)

Change of Control. In the event of a Change of Control, unless otherwise determined by the Administrator or set forth in an Award Agreement, or as provided for in an individual severance or employment agreement to which a Participant is a party, the following acceleration, exercisability, and valuation provisions apply:

(i)

Except to the extent that an Award meeting the requirements of Section 16(b)(iii) (a “Replacement Award”) is provided to the Participant to replace or adjust an outstanding Award (a “Replaced Award”), upon a Change of Control, outstanding Employee Options and Stock Appreciation Rights will become fully vested and exercisable and outstanding Employee Stock Awards, Other Stock-Based Awards, and Cash Awards will become fully vested; provided, however, that with respect to Awards that are subject to the achievement of performance criteria, such vesting shall be determined based upon (A) actual performance through the most recent date prior to the Change of Control for which achievement of the performance criteria can reasonably be determined and (B) expected performance for the remainder of the applicable performance period (the “COC Payout Level”).

(ii)

Except to the extent that (A) the Participant continues to serve on the Board or to serve as a member of the board of directors (or similar governing body) of the Company’s successor in the Change of Control or of another entity that is affiliated with the Company or its successor following the Change of Control and (B) a Replacement Award is provided to the Participant to replace or adjust each Replaced Award, upon a Change of Control, outstanding Non-Employee Director Options and Stock Appreciation Rights will become fully vested and exercisable and outstanding Non-Employee Director Stock Awards, Other Stock-Based Awards, and Cash Awards will become fully vested; provided, however, that with respect to Awards that are subject to the achievement of performance criteria (if any), such vesting shall be determined based upon the COC Payout Level.

(iii)

An award meets the conditions of this Section 16(b)(iii) (and hence qualifies as a Replacement Award) if: (A) it is (1) of the same type as the Replaced Award or (2) if provided in the applicable Award Agreement in the case of Awards subject to the achievement of performance criteria, an award subject only to service-based vesting; (B) it has a value at the time of grant or adjustment at least equal to the value of the Replaced Award; (C) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; (D) if the Participant is subject to U.S. federal income tax under the Code, the tax consequences to the Participant under the Code of the Replacement Award are not less favorable to Participant than the tax consequences of the Replaced Award; and (E) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). For purposes of clause (B) of the preceding sentence, “value” with respect to Options and Stock Appreciation Rights means the Fair Market Value of the Common Shares as determined in connection with the Change of Control over the applicable exercise price, and with respect to an Award subject to the achievement of performance criteria means a value at least equal to the value of the portion of the Award that would vest at the COC Payout Level. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 16(b)(iii) are satisfied will be made by the Administrator, as constituted immediately before the Change of Control, in its sole discretion.

(iv)

Upon (A) a Termination for Good Reason, (B) a Termination of Employment by the Company or its successor in the Change of Control other than a Termination for Cause, or (C) the Participant’s death or Disability, in each case, occurring at or during the period of two years after a Change of Control (Y) all Replacement Awards held by the Participant will become fully vested (with such Replacement Award calculated in a manner which satisfies Section 16(b)(iii)), and (Z) all Options and Stock Appreciation Rights held by the Participant immediately before such Termination of Employment that the Participant held as of the date of the Change of Control or that constitute Replacement Awards will become fully exercisable and will remain exercisable until the expiration of the stated term of such Option.

CardinalHealth / 2021 PROXY STATEMENT	B-12

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(c)

In the event of any transaction or event described in Section 16(a) or a Change of Control, the Administrator may, prior to such transaction, event or Change of Control, provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards so replaced in a manner that complies with Section 409A of the Code. For the avoidance of doubt, for each Option or Stock Appreciation Right with an exercise price equal to or greater than the consideration offered in connection with any transaction or event described in this Section 16(a) or a Change of Control, the Administrator may in its discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right.

(d)

Section 409A. For purposes of Awards granted to Participants to whom Section 409A of the Code applies:

(i)

Notwithstanding the foregoing (A) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code will be made in compliance with the requirements of Section 409A of the Code, (B) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code will be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code, and (C) the Administrator does not have the authority to make any adjustments pursuant to Section 16(a) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto, and (D) if any Award is subject to Section 409A of the Code, Section 16(b) of the Plan will be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 27 of the Plan.

(ii)

Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change of Control (including any installments or stream of payments that are accelerated on account of a Change of Control), a Change of Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change of Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change of Control.

17. Amendment and Termination of the Plan.

(a)

Amendment and Termination. The Board or Committee may amend, alter, or discontinue the Plan or any Award Agreement, but any such amendment will be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company and subject to Section 16(a) of the Plan, no such amendment may be made that would:

(i)

increase the maximum aggregate number of Shares which may be issued or transferred based on Awards granted under the Plan;

(ii)

reduce the minimum exercise price or base price, as applicable, for Options or Stock Appreciation Rights granted under the Plan; or

(iii)

result in a repricing of outstanding Options or Stock Appreciation Rights as described in Section 8(c) and 10(b), respectively.

(b)

Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan or an Award may materially impair the rights of any Participant with respect to an outstanding Award unless agreed to by the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company. Other than following a Change of Control, no such agreement will be required if the Administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for the Company, the Plan, or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated, including pursuant to Section 16(c). Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)

Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or the Committee nor the submission of the Plan to the shareholders of the Company for approval will be construed as creating any limitations on the power of the Board or the Committee to adopt such other compensation arrangements for persons other than Non-Employee Directors as it or they may deem desirable, including, without limitation, the granting of restricted shares, restricted share units, stock options or cash awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

CardinalHealth / 2021 PROXY STATEMENT	B-13

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18. Beneficiary Upon Participant’s Death.

To the extent that the transfer of a Participant’s Award at death is permitted by the Plan or under an Award Agreement, (a) a Participant’s Award will be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Administrator, to the extent permitted under Applicable Law, and (b) upon the death of the Participant, such beneficiary will succeed to the rights of the Participant permitted by Applicable Law and the Plan. If no such designations of a beneficiary have been made or are not permissible under Applicable Law, such Awards will be transferable to the Participant’s estate to the extent permitted by the Plan or under an Award Agreement.

19. No Right to Awards or to Employment.

No person has any claim or right to be granted an Award and the grant of any Award will not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20. Recoupment.

The Plan will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted pursuant to such law, rules, or regulations. In its discretion, moreover, the Administrator may require repayment to the Company of all or any portion of any Award if the amount of the Award was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Participant would have been lower than the amount actually paid to the Participant had the financial results been properly reported. This Section 20 will not be the Company’s exclusive remedy with respect to such matters and, except as otherwise required by Applicable Law, will not apply after a Change of Control.

21. Fractional Shares.

The Company will not issue any fractional Shares pursuant to the Plan. The Administrator may provide for the elimination of fractions or for the settlement thereof in cash.

22. Legal Compliance.

Shares will not be issued pursuant to an Award unless such Award and the issuance and delivery of such Shares will comply with Applicable Law. Unless the Awards and Shares covered by the Plan have been registered under the Securities Act or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

23. Inability to Obtain Authority.

To the extent the Company is unable to, or the Administrator deems it infeasible to, obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company will be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24. Reservation of Shares.

The Company, during the term of the Plan, shall always reserve and keep available such number of Shares sufficient to satisfy the requirements of the Plan.

CardinalHealth / 2021 PROXY STATEMENT	B-14

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25. Notice.

Any written notice to the Company required by any provisions of the Plan must be addressed to the Secretary of the Company and will be effective when received.

26. Governing Law; Interpretation of Plan and Awards.

(a)

The Plan and all determinations made, and actions taken, pursuant hereto are governed by the substantive laws, but not the choice of law rules, of the state of Ohio, except as to matters governed by U.S. federal law.

(b)

In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or would disqualify the Plan or an Award under any Applicable Law, such provision will be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award will not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

(c)

Notwithstanding anything in this Plan or an Award Agreement to the contrary, nothing in this Plan or in an Award Agreement will prevent a Participant from testifying truthfully as required by law, prohibit or prevent a Participant from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state or local government agency (e.g., Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, etc.), or prevent a Participant from disclosing the Company’s confidential information in confidence to a federal, state or local government official for the purpose of reporting or investigating a suspected violation of law.

(d)

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and do not constitute a part of the Plan, nor do they affect its meaning, construction, or effect.

(e)

The terms of the Plan and any Award will inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors, and assigns.

27. Section 409A.

(a)

For purposes of Awards granted to Participants to whom Section 409A of the Code applies, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to a Participant. The Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)

Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

(c)

If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but, unless otherwise provided in the Award Agreement, will instead pay it on the earlier of as soon as practicable after the Participant’s death or six months after such separation from service.

(d)

The Company reserves the right to make amendments to the Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates have any obligation to indemnify or otherwise hold a Participant harmless from any or all such taxes or penalties.

CardinalHealth / 2021 PROXY STATEMENT	B-15

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28. Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence will not be liable to a Participant, an Employee, an Awardee, or any other persons as to:

(a)

The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)

Tax or Exchange Control Consequences. Any tax consequence expected, but not realized, or any exchange control obligation owed, by any Participant, Employee, Awardee, or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

29. Unfunded Plan.

Insofar as it provides for Awards, the Plan is unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under the Plan, any such accounts will be used merely as a bookkeeping convenience. The Company is not required to segregate any assets which may at any time be represented by Awards, nor will the Plan be construed as providing for such segregation, nor will the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award will be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator are required to give any security or bond for the performance of any obligation which may be created by the Plan.

30. Foreign Awardees.

Awards may be granted hereunder to persons who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan, obtain preferential tax treatment for Awards or mitigate the legal, regulatory or tax obligations associated with the grant of such Awards. In furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans, as may be necessary or advisable to comply with such legal, regulatory or tax provisions. No such special terms, modifications, amendments, procedures, or subplans, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Company’s shareholders.

31. Tax Withholding.

Each Participant shall pay to the Company or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to any Award under the Plan no later than the date as of which any amount under such Award first becomes includible as compensation of the Participant for any tax purposes with respect to which the Company has a tax withholding obligation. Unless otherwise determined by the Committee or set forth in an Award Agreement, the Company will withhold Shares having a value equal to the amount required to be withheld. To the extent determined by the Administrator, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required withholding may be settled with Shares, and withholding above the minimum withholding requirements shall be available only after the Administrator has authorized such. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any Shares or any other payment due to the Participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

CardinalHealth / 2021 PROXY STATEMENT	B-16

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Corporate Offices
Cardinal Health
7000 Cardinal Place
Dublin, Ohio 43017

614.757.5000
cardinalhealth.com

© 2021 Cardinal Health. All Rights Reserved. CARDINAL HEALTH and the Cardinal Health LOGO are trademarks of Cardinal Health and may be registered in the US and/or in other countries. All other marks are the property of their respective owners. Lit. No. 5PR21-1610268 (08/2021)

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PRELIMINARY COPY SUBJECT TO COMPLETION DATED SEPTEMBER 10, 2021

CARDINAL HEALTH, INC.
7000 CARDINAL PLACE
DUBLIN, OH 43017

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 4, 2021 for shares held directly and by 11:59 p.m. Eastern Time on November 2, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CAH2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 4, 2021 for shares held directly and by 11:59 p.m. Eastern Time on November 2, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D59714-P60986-Z80941 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CARDINAL HEALTH, INC.

Company Proposals - The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 through 5.

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Carrie S. Cox	☐	☐	☐
1b. Bruce L. Downey	☐	☐	☐
1c. Sheri H. Edison	☐	☐	☐
1d. David C. Evans	☐	☐	☐
1e. Patricia A. Hemingway Hall	☐	☐	☐
1f. Akhil Johri	☐	☐	☐
1g. Michael C. Kaufmann	☐	☐	☐
1h. Gregory B. Kenny	☐	☐	☐
1i. Nancy Killefer	☐	☐	☐
1j. Dean A. Scarborough	☐	☐	☐
1k. John H. Weiland	☐	☐	☐

	For	Against	Abstain
6. Shareholder proposal to adopt a policy that the chairman of the board be an independent director, if properly presented	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D59715-P60986-Z80941

CARDINAL HEALTH, INC.
Annual Meeting of Shareholders
November 5, 2021 8:00 AM Eastern Time
This proxy is solicited by the Board of Directors

Michael C. Kaufmann, Jessica L. Mayer, and John M. Adams, Jr. (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Cardinal Health, Inc. to be held at 8:00 AM Eastern Time on November 5, 2021 at www.virtualshareholdermeeting.com/CAH2021, or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2 through 5, and AGAINST Proposal 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side